UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed By the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement	☐ Confidential, for use of the Commission only
☑ Definitive proxy statement	(as permitted by Rule 14a-6(e)(2))
☐ Definitive additional materials
☐ Soliciting material pursuant to §240.14a-12

 WELLCO ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of filing fee (check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock, $1.00 par value (“Common Stock”)

2)	Aggregate number of securities to which transaction applies:

1,270,746 shares of Common Stock outstanding as of March 1, 2007 and options to acquire an aggregate of 52,500 shares of Common Stock outstanding as of March 1, 2007

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

$14.00 per share cash merger consideration

4)	Proposed maximum aggregate value of transaction:

$17,973,444, based on 1,270,746 shares of Common Stock outstanding as of March 1, 2007 and payment of $183,000 for the in-the-money unexercised options to purchase Common Stock outstanding as of March 1, 2007

5)	Total fee paid:

$551.79

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

April 16, 2007

To Our Shareholders:

We are cordially inviting you to attend a special meeting of shareholders (referred to as the “special meeting”) of Wellco Enterprises, Inc. to be held on Wednesday, May 9, 2007 at 3 p.m., local time, in the cafeteria of Wellco’s Waynesville, North Carolina, plant, located at 150 Westwood Circle. The purpose of the special meeting is to consider and vote upon a merger (referred to as the “merger”) that, if approved and subsequently completed, will result in our shareholders receiving $14.00 in cash per share for their stock. If approved by the shareholders, the merger would be accomplished under an Agreement and Plan of Merger (referred to as the “merger agreement”) that provides for Wasatch Merger Sub, Inc., a newly formed North Carolina corporation (referred to as “Merger Sub”), to merge with and into Wellco. Wellco would be the surviving corporation in the merger. If the merger is completed, each outstanding share of Wellco common stock, $1.00 par value, other than shares held by Merger Sub, will be canceled and converted automatically into the right to receive $14.00 in cash, without interest.

In addition to consideration of the merger, at the special meeting the shareholders will be asked to consider and approve an amendment to Wellco’s articles of incorporation to extend its corporate existence in perpetuity. An amendment to Wellco’s articles of incorporation adopted in 1946 established a 60-year period of duration of the corporation which lapsed in June 2006. Notwithstanding this provision of the articles of incorporation, Wellco continues to exist under North Carolina law subject to being administratively dissolved by the North Carolina Secretary of State upon 60 days’ notice. The proposed amendment would permit a perpetual period of duration of Wellco as a corporation.

The affirmative vote of holders of at least a majority of the shares entitled to vote at the meeting is required to approve the merger. The proposed amendment to the articles of incorporation will be approved if more votes are cast in favor of the proposed amendment than are cast against the proposed amendment.

The accompanying proxy statement provides you with a summary of the merger agreement and the merger transaction, the proposed amendment to the articles of incorporation and additional information about the parties involved and their interests. Please give all this information your careful attention. As explained in the proxy statement, some of our directors and executive officers have interests with regard to the proposed merger transaction that are different from, or in addition to, the interests of our shareholders generally. In addition, our directors and executive officers will be entitled to insurance coverage and indemnification with respect to acts and omissions in their capacities as directors and officers.

Your vote is very important. The affirmative vote of the holders of a majority of the outstanding shares of Wellco’s common stock is required to approve the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger agreement and the proposed amendment to Wellco’s articles of incorporation. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, will effectively be counted as a vote against approval of the Merger Agreement and will not affect the outcome of the vote to approve the proposed amendment to the articles of incorporation if a quorum is present at the special meeting. Accordingly, please promptly complete, sign and date the enclosed proxy and return it in the envelope provided. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

George Henson
Chairman of the Board of Directors

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on May 9, 2007

To Our Shareholders:

Notice is hereby given that a special meeting of shareholders of Wellco Enterprises, Inc. will be held on Wednesday, May 9, 2007 at 3 p.m., local time, in the cafeteria of Wellco’s Waynesville, North Carolina, plant, located at 150 Westwood Circle, for the following purposes:

•	To consider and vote on a proposal to adopt and approve the plan of merger included in an Agreement and Plan of Merger, dated as of February 6, 2007 between Wellco and Wasatch Merger Sub, Inc. (“Merger Sub”) and Wasatch Boot Holdings, Inc., under which Merger Sub will merge with and into Wellco and under which each Wellco shareholder will become entitled to receive $14.00 in cash for each outstanding share of Wellco common stock. A copy of this merger agreement is attached to the accompanying proxy statement as Appendix A and is described in the proxy statement.

•	To consider and vote on a proposal to approve an amendment to Wellco’s articles of incorporation to provide that the period of duration of Wellco as a corporation will be perpetual.

•	To consider and act upon such other matters as may properly come before the special meeting or any adjournment or adjournments thereof.

The merger is subject to a number of conditions. Accordingly, even if Wellco’s shareholders approve the merger agreement, the merger may not be completed if these conditions are not satisfied.

Wellco’s board of directors has fixed the close of business on March 15, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Wellco’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, Wellco had outstanding and entitled to vote 1,270,746 shares of common stock.

Your vote is very important. Whether or not you plan to attend, it is important that your shares are represented at the special meeting. A failure to vote will effectively count as a vote against approval of the merger agreement. Accordingly, please promptly complete, sign and date the enclosed proxy and return it in the envelope provided which requires no postage if mailed in the United States. Please do not send in any certificates for your shares of common stock at this time. If the merger is approved, instructions regarding the exchange of your shares for the cash merger consideration will follow.

By Order of the Board of Directors,

Richard A. Wood, Jr.
Secretary

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER AGREEMENT, THE MERGER, OR THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR THE PROPOSED AMENDMENT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS NOTICE OF SPECIAL MEETING OR IN THE ATTACHED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

For purposes of this proxy statement:

•	“Wellco,” “company,” “we,” “us” and “our” refer to Wellco Enterprises, Inc.

•	“Parent” refers to Wasatch Boot Holdings, Inc.

•	“Merger Sub” refers to Wasatch Merger Sub, Inc., which is owned by Parent.

•	“Golden Gate” refers to Golden Gate Private Equity, Inc., whose affiliated investment funds are principal beneficial owners of Parent.

•	“Integrity Brands” refers to Integrity Brands, Inc., whose affiliated investment funds are principal beneficial owners of Parent.

•	“Board of Directors” and the “Board” refer to the board of directors of Wellco.

•	“Special Committee” refers to the special committee of our Board consisting entirely of directors who are not officers or employees of Wellco.

•	“McGuire Wood” refers to McGuire, Wood & Bissette, P.A., counsel to Wellco.

•	“Robinson Bradshaw” refers to Robinson, Bradshaw & Hinson, P.A., counsel to the Special Committee.

•	“Soles Brower” refers to Soles Brower Smith & Co., the financial advisor to the Special Committee.

150 Westwood Circle
P.O. Box 188
Waynesville, North Carolina 28786

PROXY STATEMENT

We are providing this proxy statement and accompanying proxy card to our shareholders in connection with the solicitation by our board of directors of proxies to be used at the special meeting of shareholders to be held on Wednesday, May 9, 2007 at 3 p.m., local time, in the cafeteria of Wellco’s Waynesville, North Carolina, plant, located at 150 Westwood Circle, including at any adjournment of the special meeting. We began mailing these materials and the accompanying letter to shareholders and the notice of the meeting to our shareholders on or about April 16, 2007.

SUMMARY TERM SHEET

We have entered into an agreement and plan of merger with Parent and Merger Sub. The principal terms of the merger and other important information about the merger are:

•	Holders of shares of our common stock will be entitled to receive $14.00 in cash, without interest, for each share they own at the time of the merger.

•	After the merger, we will be a wholly-owned subsidiary of Parent.

•	If the merger takes place, at the time of the merger all outstanding options to purchase shares of our common stock from us will be cancelled and will entitle the holders to receive the amount by which $14.00 per share exceeds the per share amount they are required to pay to purchase our common stock under the options.

•	Parent is a newly formed Delaware corporation organized by Golden Gate and Integrity Brands to effect their acquisition of Wellco and has not conducted any other business.

•	Merger Sub is a newly formed North Carolina corporation and wholly-owned subsidiary of Parent. Merger Sub was organized solely for the purpose of effecting the merger and has not conducted any other business.

•	The merger agreement is subject to approval by the holders of a majority of the outstanding shares of our common stock. At the record date for the special meeting, the estate of James T. Emerson held 747,084 shares of our common stock, or approximately 58.8% of the outstanding shares. Accordingly, the estate of James T. Emerson has sufficient voting power to approve the merger agreement even if no other shareholders vote for it. Representatives of the estate of James T. Emerson who serve on our Board have informed our Board of Directors that the estate intends to vote its shares in favor of the approval of the merger agreement.

•	The merger and the merger agreement have been reviewed by the Special Committee. Wellco’s Board of Directors, acting, among other things, on the basis of the unanimous recommendation of the Special Committee, has approved the merger, the merger agreement and the transactions contemplated by the merger agreement, and recommends that our shareholders approve the merger agreement.

•	The Special Committee and the Board of Directors have received an opinion of Soles Brower that, as of the date of such opinion, the merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to such shareholders. In making its recommendation that our Board of Directors approve the merger and the merger agreement, the Special Committee relied, among other things, on the fairness opinion of Soles Brower. In approving the merger and the merger agreement and in making its recommendation that our shareholders approve the merger agreement, our Board of Directors also relied on the fairness opinion of Soles Brower.

•	Our Board can withdraw its recommendation if for any reason it determines, after consultation with counsel, that withdrawal of the recommendation is necessary in order for our directors to comply with their fiduciary duties under applicable law. This would give Parent the right to terminate the merger agreement. In addition, we can terminate the merger agreement if there is a proposal to acquire us that our Board of Directors believes is more favorable to our shareholders than the merger. If the merger agreement is terminated for either of these reasons, we will have to pay Parent a termination fee equal to $900,000.

•	The total amount of cash and borrowings required to complete the merger, including payment of the cash merger consideration, payments in connection with the cancellation of options to acquire our common stock, refinancing of the existing indebtedness of Wellco, and the payment of transaction fees and expenses, is estimated to be approximately $22,500,000. On February 6, 2007, Golden Gate entered into a letter agreement in favor of Parent and Wellco pursuant to which, among other things, Golden Gate committed to invest up to $22,500,000 in Parent as a source of funding for the merger. Golden Gate’s commitment is conditioned only upon the prior fulfillment in accordance with the terms and conditions (and not the waiver) of each and all of the conditions precedent to Parent’s and Merger Sub’s obligations to consummate the merger under the merger agreement and the contemporaneous closing of the merger. See the section titled “The Merger Agreement — Financing.”

•	In addition to consideration of the merger, at the special meeting the shareholders will be asked to consider and approve an amendment to Wellco’s articles of incorporation to extend its corporate existence in perpetuity. An amendment to Wellco’s articles of incorporation adopted in 1946 established a 60-year period of duration of the corporation which lapsed in June 2006. Notwithstanding this provision of the articles of incorporation, Wellco continues to exist under North Carolina law subject to being administratively dissolved by the North Carolina Secretary of State upon 60 days’ notice. The proposed amendment would permit a perpetual period of duration of Wellco as a corporation. Approval of the proposed amendment to the articles of incorporation is not a condition to completing the merger.

•	The affirmative vote of holders of at least a majority of the shares entitled to vote at the meeting is required to approve the merger. The proposed amendment to the articles of incorporation will be approved if more votes are cast if favor of the proposed amendment than are cast against the proposed amendment.

•	You can vote in person at the special meeting or you can vote by proxy. To vote by proxy, you should complete, date and sign your proxy card and return it in the enclosed envelope as soon as possible. If your shares are held in an account at a brokerage firm or bank, or otherwise are held by a nominee, you must instruct it as to how to vote your shares.

•	If you attend the special meeting, you may vote your shares in person, even if you have previously signed and returned your proxy card. If your shares are held of record by a broker, bank or other nominee and you want to vote at the special meeting, you must obtain a proxy from the record holder.

•	You can change or revoke your vote at any time before your proxy card is voted at the special meeting by

•	a written notice to our Secretary at our executive offices,

•	submitting a new, later dated proxy card, or

•	attending the meeting and voting in person.

More details are contained in the sections of this proxy statement titled “Questions and Answers About the Merger” below, and “The Special Meeting — Voting and Revocation of Proxies” beginning on page 9.

•	Shareholders will not have rights of dissent and appraisal under North Carolina law in connection with either the merger or the proposed amendment to the articles of incorporation. See the section titled “The Special Meeting — Rights of Objecting Shareholders,” beginning on page 9.

•	Receipt of the merger consideration will be a taxable event for most shareholders.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will Wellco’s shareholders receive in the merger?

A:	If the merger is consummated, holders of our common stock will be entitled to receive $14.00 in cash, without interest, for each share of our common stock they own. For example, if you, without interest, own 100 shares of our common stock at the time of the merger, you will be entitled to receive $1,400 in cash in exchange for your Wellco shares. For more information concerning the terms and conditions of the merger and the merger agreement, see “Description of the Merger Agreement.”

Q:	What will happen to my shares of Wellco common stock in the merger?

A:	In the merger, shares of our common stock will be converted into the right to receive $14.00 per share in cash, without interest. As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of our common stock will cease to have any rights as a shareholder, except the right to receive the $14.00 per share cash merger consideration, without interest.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger and proposed amendment to the articles of incorporation affect you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our shareholders.

Q:	How does the Board of Directors recommend I vote?

A:	At a meeting held on February 6, 2007, our Board of Directors, acting, among other things, on the basis of the unanimous recommendation of the Special Committee, approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement, declared that it is in your best interest that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement, and resolved to recommend that you approve the merger agreement.

Q:	What are the material U.S. federal tax consequences to me of the merger?

A:	The cash consideration paid to you in the merger should be treated for U.S. federal income tax purposes as received in a taxable exchange. A Wellco shareholder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the cash received by the shareholder pursuant to the merger, and the shareholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered in the merger. If at the time of the merger a non-corporate shareholder’s holding period for the shares of our common stock is more than one year, any gain recognized generally will be subject to U.S. federal income tax at a maximum rate of 15%. If the non-corporate shareholder’s holding period for the shares of common stock is one year or less at the time of the merger, any gain will be short-term capital gain that could be subject to U.S. federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses.

Q:	What is the effect of the proposed amendment to the articles of incorporation?

A:	The proposed amendment would permit a perpetual period of duration of Wellco as a corporation. As a result of an amendment to our articles of incorporation in1946, the period of duration of the company lapsed in June 2006. Notwithstanding this provision of the articles of incorporation, Wellco continues to exist under North Carolina law subject to being administratively dissolved by the North Carolina

Secretary of State upon 60 days’ notice. If our articles of amendment are amended as proposed, Wellco would no longer be subject to potential administrative dissolution based on the lapse of its period of duration.

Q:	What happens if I do not return a proxy card?

A:	If you fail to return your proxy card, it will have the same effect as voting against adoption of the merger agreement but will have no effect on the outcome of the vote to approve the proposed amendment to the articles of incorporation if a quorum is present at the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our shareholders and vote your shares in person rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote in person.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Wellco stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedure provided by your broker. Without instructions, your shares will not be voted, and this will have the effect of a vote against adoption of the merger agreement.

Q:	Should I send in my Wellco stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the $14.00 per share cash merger consideration, without interest, for each share of our common stock. The instructions will provide that, at your election, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, as provided in the letter of transmittal.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible after the special meeting. In addition to obtaining shareholder approval, we must satisfy all other closing conditions. Either party to the merger agreement has the right to terminate the merger agreement if the merger is not completed by May 31, 2007.

Q:	Am I entitled to appraisal rights?

A:	No. Rights of dissent and appraisal under North Carolina law will not apply to the merger or the proposed amendment to the articles of incorporation because our common stock is listed for trading on the American Stock Exchange and the merger consideration will be paid solely in cash.

Q:	What other matters will be voted on at the special meeting?

A:	Under North Carolina law, only the specific matters included in a notice of the meeting and procedural motions regarding the conduct of the meeting may be presented for shareholder approval at a special meeting. We do not expect to ask you to vote on matters at the special meeting other than approval of the merger agreement and the proposed amendment to the articles of incorporation. However, if a motion is made to take some other action, including a procedural action such as to adjourn the meeting, you may also be asked to vote on such action at the special meeting. If you send your proxy card to us for use at the special meeting and do not revoke that proxy by means indicated above, we will have authority to vote your shares in our discretion with regard to any procedural motion or action with respect to the conduct of the special meeting that may arise, other than any motion to postpone or adjourn the special meeting to permit Wellco more time to solicit additional proxies. See “The Special Meeting — Other Matters to be Considered at the Special Meeting.”

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Ms. Tammy Francis
Wellco Enterprises, Inc.
150 Westwood Circle
P.O. Box 188
Waynesville, NC 28786
Telephone: (828) 456-3545, extension 159
Email: tfrancis@wellco.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements regarding the consummation of the merger. These forward-looking statements are based on various underlying assumptions and expectations of management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Although our management believes these assumptions are reasonable, we cannot assure you that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, we undertake no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in our expectations.

The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements, including, but not limited to, our receiving contract awards from the United States government in amounts that we expect; the absence of any event that would cause any of the conditions of Parent’s or Merger Sub’s obligations to consummate the merger not to be satisfied, including any event having a material adverse effect on our business, financial condition or results of operations; conditions and trends in the military and commercial rugged footwear industry, including consumer acceptance of our commercial footwear products; litigation and other legal proceedings; other economic, business, competitive and/or regulatory factors affecting our business generally; our failure to obtain the requisite consent of our shareholders to approve the merger agreement; other uncertainties relating to the merger; and events that may be subject to circumstances beyond our control.

The forward-looking statements should be read in conjunction with our annual report on Form 10-K for the fiscal year ended July 1, 2006, our subsequent quarterly reports on Form 10-Q and any subsequent current reports on Form 8-K. Our reports on Form 10-K, Form 10-Q and Form 8-K are on file with the SEC, and copies are available without charge upon written request to us at the address provided in the section titled “Where You Can Find More Information” on page 47.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you would like additional copies of this document, or if you would like to ask any additional questions about the merger, you should contact:

Ms. Tammy Francis
Wellco Enterprises, Inc.
150 Westwood Circle
P.O. Box 188
Waynesville, NC 28786
Telephone: (828) 456-3545, extension 159
Email: tfrancis@wellco.com

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the American Stock Exchange under the symbol “WLC.” This table shows, for the periods indicated, the range of high and low closing sales prices for our common stock as quoted on the American Stock Exchange and the dividends we declared per share on our common stock during those periods.

	Wellco Common Stock
Period	Low	High	Dividends

Fiscal 2005
July 2, 2004 — September 30, 2004	$16.60	$21.24	$0.15
October 1, 2004 — December 31, 2004	14.25	21.00	0.15
January 1, 2005 — March 31, 2005	13.71	16.65	0.15
April 1, 2005 — July 1, 2005	11.70	13.81	0.15
Fiscal 2006
July 2, 2005 — September 30, 2005	10.15	13.97	0.15
October 1, 2005 — December 31, 2005	11.30	12.56	0.15
January 1, 2006 — March 31, 2006	11.95	13.20	0.15
April 1, 2006 — July 1, 2006	11.45	13.45	0.15
Fiscal 2007
July 2, 2006 — September 30, 2006	10.60	13.40	0.10
October 1, 2006 — December 31, 2006	10.50	11.75	0.10
January 1, 2007 — February 6, 2007	10.50	11.20	—

The following table sets forth the closing per share sales price of our common stock, as reported on the American Stock Exchange on February 6, 2007, the last full trading day before the public announcement of the proposed merger, and on April 11, 2007, the latest practicable trading day before the printing of this proxy statement:

Wellco Common Stock
Closing Price

February 6, 2007	$10.52
April 11, 2007	13.94

RISK FACTORS

You should carefully consider the following factors and the other information in this proxy statement before voting on the proposals to adopt the merger agreement.

We cannot assure you that the merger will provide greater value to you than if Wellco continued as an independent public company.

Upon completion of the merger, holders of our common stock will be entitled to receive $14.00 in cash, without interest, for each outstanding share of our common stock held by such shareholder. The closing price per share of our common stock on the American Stock Exchange on February 6, 2007, the last trading day before we entered into the merger agreement with Parent and Merger Sub, was $10.52. We are unable to predict with certainty our future prospects or the market price of our common stock. Therefore, we cannot assure you that the merger will provide greater value to you than if we continued as an independent public company.

Failure to complete the merger could have a negative impact on the market price of our common stock and on our business.

If the merger is not completed, the price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, our business and operations may be harmed to the extent that customers, vendors and others believe that we cannot compete effectively in the marketplace without the merger. We also will be required to pay significant costs incurred in connection with the merger, whether or not the merger is completed. Moreover, under specified circumstances we may be required to pay a termination fee and reimburse certain of Parent’s expenses upon termination of the merger agreement.

The “non-solicitation” restrictions and the termination fee provisions in the merger agreement may discourage other companies from trying to acquire Wellco.

While the merger agreement is in effect, subject to specified exceptions, we are prohibited from soliciting, initiating, or encouraging (including by way of furnishing information or assistance), or taking any other action to facilitate, any inquiry in connection with or the making of any proposal that is or reasonably could be expected to lead to, a proposal or offer for a merger or other business combination transaction with any person other than Parent. In addition, pursuant to the merger agreement, we are obligated to pay a termination fee to Parent in specified circumstances, including our termination of the merger agreement to accept a superior merger proposal. These provisions could discourage other parties from trying to acquire our company even though those other parties might be willing to offer greater value to our shareholders than Parent has offered in the merger agreement.

Our directors and officers have certain interests that may have influenced their decision to support the merger.

You should be aware of benefits available to certain of our directors and officers when considering the Board’s recommendation regarding the merger. Our directors and officers have interests in the merger that are in addition to, or different from, their interests as shareholders. The Special Committee was aware of these interests when it recommended that our Board of Directors approve the merger agreement and the merger. In addition, our Board of Directors was aware of these interests when it approved the merger agreement and the merger. These interests relate to:

•	the receipt of stay bonuses by our executive officers in connection with the merger;

•	the receipt by our officers and directors of certain cash payments for their options, all of which are currently vested, upon consummation of the merger; and

•	the right of our directors and officers to insurance coverage and indemnification with respect to acts and omissions in their capacities as directors and officers.

For further information on the interests of our directors and officers in the merger, see the section entitled “The Merger — Interests of Wellco’s Directors and Officers in the Merger.”

THE SPECIAL MEETING

Time, Place and Date; Proxy Solicitation

The special meeting will be held on Wednesday, May 9, 2007 at 3 p.m., local time, in the cafeteria of Wellco’s Waynesville, North Carolina, plant, located at 150 Westwood Circle. We will pay all expenses incurred in connection with solicitation of the enclosed proxy. Our officers, directors and regular employees may solicit proxies by telephone or personal call, but they will receive no additional compensation for doing so. We have requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and to request authority for the execution of the proxy. We will reimburse these brokers and nominees for their related reasonable out-of-pocket expenses.

Record Date and Quorum Requirement

Our common stock, $1.00 par value, is the only outstanding voting security of Wellco. The board of directors has fixed the close of business on March 15, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting, including at any adjournment. Each holder of record of common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the record date, we had 1,270,746 shares of common stock issued and outstanding held by approximately 160 holders of record.

To conduct any business at the special meeting, holders of a majority of the outstanding shares must be present in person or represented by proxy at the beginning of the meeting. Proxies marked as abstentions are counted as shareholders represented by proxy at the special meeting for purposes of this quorum requirement.

Solicitation of Proxies; Expenses

The solicitation of proxies is made by and on behalf of our Board of Directors. All costs of solicitation of proxies will be borne by us.

Required Vote; Voting Procedures

Approval of the merger agreement, which is attached as Appendix A hereto, will require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting. A failure to vote or a vote to abstain on the proposal to approve the merger agreement will have the same legal effect as a vote cast against approval of the merger agreement.

The proposed amendment to the articles of incorporation, which is attached as Appendix C to this proxy statement, will be approved at the special meeting if more votes are cast in favor of the proposed amendment than are cast against the proposed amendment. A failure to vote or a vote to abstain on the proposal to approve the proposed amendment to the articles of incorporation will not affect the outcome of the vote to approve the proposed amendment to the articles of incorporation if a quorum is present at the special meeting. Approval of the proposed amendment to the articles of incorporation is not a condition to any party’s obligations to complete the merger pursuant to the merger agreement.

If you hold your shares through a broker, your broker will vote your shares, with regard to the merger proposal and the proposed amendment to the articles of incorporations, only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides to you for doing so. If you do not provide instructions to your broker, your shares will not be voted and they will have the effect of votes “AGAINST” the merger and the merger agreement.

Voting and Revocation of Proxies

A shareholder giving a proxy has the power to revoke it at any time before the vote is taken at the special meeting by:

•	submitting to the Secretary of Wellco a written instrument revoking the proxy;

•	submitting a duly executed proxy bearing a later date; or

•	voting in person at the special meeting.

Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of Wellco will be voted in accordance with the instructions indicated on the proxy, and if no instructions are indicated, will be voted to approve the merger and the merger agreement and on any other matter considered at the meeting as the persons named on the enclosed proxy card in their discretion decide.

The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the company prior to the special meeting.

Effective Time

The merger will be effective following shareholder approval of the merger agreement when articles of merger are filed with the Secretary of State of the State of North Carolina. The time the merger becomes effective is referred to as the “effective time.” If the merger is approved by the shareholders at the special meeting, we currently expect to complete the merger and file articles of merger as soon as practicable after the special meeting, subject to the satisfaction or waiver of the terms and conditions included in the merger agreement. See “The Merger — Conditions to the Merger.”

The proposed amendment to the articles of incorporation will be effective following shareholder approval of the proposed amendment when articles of amendment are filed with the Secretary of State of the State of North Carolina. If the proposed amendment to the articles of incorporation is approved by the shareholders at the special meeting, we currently expect to file articles of merger as soon as practicable after the special meeting. If the proposed amendment to the articles of incorporation is approved by the shareholders at the special meeting, we plan to proceed with filing the articles of amendment independent of the vote of the shareholders with respect to the approval of the merger agreement.

Payment of Merger Consideration and Surrender of Stock Certificates

If the merger is completed, we will send you detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to Wellco or anyone else until you receive these instructions. We will send payment of the merger consideration to you as promptly as practicable following our receipt of your stock certificates and other required documents. For further information concerning procedures for delivery of your shares and receipt of the merger consideration, see “The Merger — Conversion of Securities.”

Rights of Objecting Shareholders

If you oppose the merger you may vote against it at the special meeting. Even if you vote against the merger, if holders of a majority of the outstanding shares of Wellco’s common stock vote to approve the merger and merger agreement and the other conditions set forth in the merger agreement are satisfied, the merger will be completed and your shares will be converted into the right to receive the $14.00 per share cash merger consideration. Similarly, if you oppose the proposed amendment to the articles of incorporation you may vote against it at the special meeting. Even if you vote against the proposed amendment to the articles of incorporation, if more votes are cast in favor of approving the proposed amendment than are cast against it, the proposed amendment will be approved.

Because Wellco is incorporated in North Carolina, North Carolina law governs its internal affairs, as well as any rights you may have if you object to the merger. North Carolina, like many states, generally provides a statutory remedy to shareholders who object to a merger or to certain amendments to the articles of incorporation. This remedy, commonly called “appraisal rights,” entitles shareholders who object to a merger and who follow required procedures to ask a court to determine the fair value of their shares and requires payment of that amount instead of the merger consideration. However, North Carolina law specifically denies appraisal rights if the shareholders hold stock listed on the Nasdaq National Market or a national stock exchange and receive cash payments in the merger — a provision commonly referred to as a “market-out” exception. Because Wellco’s common stock is listed on the American Stock Exchange, which is a national stock exchange, and cash will be paid to the public shareholders in the merger, you do not have any statutory appraisal rights with respect to the merger. In addition, North Carolina law provides appraisal rights with respect to amendments to the articles of incorporation only if the amendments adversely affect the rights of holders of the shares in certain enumerated circumstances, none of which are applicable to the proposed amendment to the articles of incorporation.

The North Carolina statute establishing appraisal rights provides that appraisal rights are the exclusive remedy available to shareholders that have those rights, except that those shareholders may challenge a merger if the merger is unlawful or fraudulent. The North Carolina statute does not expressly address, and no court has addressed, whether a shareholder who does not have appraisal rights by virtue of the “market-out” exception also may not challenge a merger unless it is unlawful or fraudulent.

If you object to the merger and wish to examine your rights further, you should consult your legal counsel at your expense. None of Wellco, Parent or Merger Sub has made any provision to reimburse you for any of your legal expenses or for any expenses for any appraisal services you may obtain in separately evaluating the merger. Your right to examine Wellco’s corporate filings is described in “Where You Can Find More Information.”

Other Matters to be Considered at the Special Meeting

Under North Carolina law, only the specific matters included in a notice of the meeting and procedural motions regarding the conduct of the meeting may be presented for shareholder approval at a special meeting. We do not expect to ask you to vote on any other matters at the special meeting. However, if a motion is made to take some other action, including a procedural action such as to adjourn the meeting, you may also be asked to vote on such action at the special meeting. If you send your proxy card to us for use at the special meeting and do not revoke that proxy by the means indicated above, we will have authority to vote your shares in our discretion with regard to any procedural motion or action with respect to the conduct of the special meeting that may arise, other than any motion to postpone or adjourn the special meeting to permit Wellco more time to solicit additional proxies.

THE COMPANIES

Wellco Enterprises, Inc.

We manufacture and sell military and other rugged footwear in the United States and internationally. Our products include military combat boots — including the hot weather boot, the temperate weather boot, and the anti-personnel mine boot — as well as similar military-style boots for the civilian consumer. We also sell specialized machinery and materials, and render technical assistance and other services to licensees, for the manufacture of footwear. We sell our products primarily to the U.S. government through the Defense Supply Center of Philadelphia.

We were incorporated in North Carolina in 1941. Our principal executive offices are located at 150 Westwood Circle, Waynesville, North Carolina 28786, and our telephone number is (828) 456-3545. Our common stock is traded on the American Stock Exchange under the symbol “WLC.” Additional information regarding our company is contained in our filings with the Securities and Exchange Commission (“SEC”). See the section titled “Where You Can Find More Information.”

Wasatch Boot Holdings, Inc.

Parent is a Delaware corporation, the primary stockholders of which are investment funds affiliated with Golden Gate and investment funds affiliated with Integrity Brands. Parent was organized solely for the purpose of entering into the merger agreement with us and acquiring us through the merger and has not conducted any other business. On February 6, 2007, Golden Gate entered into a letter agreement in favor of Parent and us pursuant to which, among other things, Golden Gate committed to invest up to $22,500,000 in Parent as a source of funding for the merger. Golden Gate’s commitment is conditioned only upon the prior fulfillment in accordance with the terms and conditions (and not the waiver) of each and all of the conditions precedent to Parent’s and Merger Sub’s obligations to consummate the merger under the merger agreement and the contemporaneous closing of the merger.

Wasatch Merger Sub, Inc.

Merger Sub is a North Carolina corporation and a wholly-owned subsidiary of Parent. Merger Sub was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any other business.

THE MERGER

The following discussion summarizes the material terms of the merger. Shareholders are urged to read the entire merger agreement, which is attached to this proxy statement as Annex A.

Background of the Merger

Historically, our principal operating activity has been the manufacture and sale of military and rugged footwear. We compete to obtain multi-year U.S. government contracts, and bidding on these contracts has historically been very competitive. As the general U.S. footwear industry has been overtaken by sales of footwear made in low-labor-cost countries, domestic footwear manufacturers that had not previously sought U.S. government contracts to supply military footwear, which by law must be made in the U.S., have turned to this market, further increasing the level of competition. Because most government boot contracts result from a bidding process in which several suppliers are awarded multi-year contracts at varying supply levels, a bidder not receiving a contract award, or receiving a reduced award, from a significant bidding solicitation could be adversely affected for several years.

For a number of years, our common stock has had a limited public float, with approximately 75% of the outstanding shares held by directors, officers and two major shareholders. On June 14, 2005, our largest shareholder, James T. Emerson, passed away, leaving an estate holding approximately 58.8% of the outstanding shares of our common stock. The beneficiaries of the estate of Mr. Emerson include three of the company’s directors: Sarah E. Lovelace, who is the executrix of the estate, John D. Lovelace, her son, and Fred K. Webb, Jr., her nephew who is also an officer of the company. In addition, another member of the Board, Katherine J. Emerson, is the spouse of another beneficiary of the estate.

On September 20, 2005, at the first meeting of the Board of Directors following Mr. Emerson’s death and in response to a question from a fellow Board member regarding the estate’s plans, Mr. Webb advised the Board that the estate of James T. Emerson would be interested in pursuing the sale of the company at a price per share of no less than $11.75. Following that meeting, the Board explored engaging an investment banking firm as a financial advisor to assist the Board in exploring strategic alternatives. In November 2005, after receiving a presentation from one investment banking firm, Soles Brower, and having had another investment banking advisory firm decline to provide a proposal, and in the light of the company’s then deteriorating financial and operating performance, the Board tabled its consideration of engaging an investment banking firm and pursuing a sale of the company.

On February 15, 2006, following a meeting of the Board of Directors at which the deterioration of the company’s financial and operating performance was discussed, David Lutz resigned as the company’s Chief Executive Officer, President and Chief Operating Officer, posts he had held since January 1, 2002. After a search for a replacement Chief Executive Officer, on March 16, 2006 the Board appointed V. Lee Ferguson as Wellco’s President and Chief Executive Officer and as a director effective March 20, 2006. Mr. Ferguson had served as President of the Armor and Defense Group of Arotech Company, Inc., from June 2005 until December 2005. He had served as Chief Operating Officer of Specialty Defense Systems from June 2002 until June 2005, having assisted in the sale of that company in November 2004. Mr. Ferguson had also served as President and Chief Operating Officer of BIKE Athletic Company from August 1994 until that company was sold in June 2002. Prior to his appointment, Mr. Ferguson had discussed with members of the Board his turnaround plan to develop commercial channels for sale of the company’s branded footwear to civilian consumers and to aggressively pursue military contracting opportunities, as well as improve the efficiency of existing operations.

On March 21, 2006, the day after Mr. Ferguson joined the company, the president of a military supply company left Mr. Ferguson a telephone message congratulating him on being selected to lead Wellco and indicating that he was interested in ways the two companies could work together in the future. The message did not suggest a potential acquisition or similar business combination transaction. Because we have agreed to keep the identity of this military supply company confidential, we refer to it in this proxy statement as “Party X.” After a few days, and before Mr. Ferguson could return the call, the president of Party X left another telephone message for Mr. Ferguson asking to schedule a meeting with Mr. Ferguson.

On March 23, 2006, John C. Pound of Integrity Brands emailed George Henson, the Chairman of our Board of Directors, regarding his desire to learn more about the company and its plans. Mr. Henson responded to Mr. Pound and referred him to Mr. Ferguson, and either later that day or the next Mr. Pound called Mr. Ferguson. Mr. Pound introduced himself and his firm, which he indicated was a Boston-based investment firm focused on the consumer brand and retail sectors that had been associated with a series of turnaround and growth investments in businesses in the apparel, footwear, and accessories industries. Mr. Pound congratulated Mr. Ferguson on being named Wellco’s Chief Executive Officer and indicated that he had tracked Mr. Ferguson’s career at BIKE, Specialty Defense and previous employers. Mr. Pound suggested that he believed that Wellco could be a good branding opportunity. Mr. Pound and Mr. Ferguson discussed the general branding prospects for the company but did not discuss any particular initiatives.

On April 4, 2006, Mr. Pound of Integrity Brands again called Mr. Ferguson and expressed a desire to pursue an investment in Wellco to facilitate its growth and described how Integrity Brands could assist in Wellco’s effort to build its brand with civilian consumers. Mr. Pound and Mr. Ferguson discussed scheduling a meeting to be held at our Waynesville, North Carolina facilities to discuss Integrity Brands’ interest in investing in the company.

On April 10, 2006, the president of Party X called Mr. Ferguson and indicated that Party X would be interested in acquiring Wellco. The president of Party X indicated his strong interest in acquiring Mr. Ferguson’s services as part of such a transaction. Mr. Ferguson promptly reported this conversation to Mr. Henson. The president of Party X called Mr. Henson several times over the next two weeks reiterating his interest in pursuing an acquisition of the company and his interest in Mr. Ferguson. During this time period, Mr. Ferguson arranged to meet with the president of Party X on April 23, 2006.

On April 13, 2006, Mr. Pound of Integrity Brands met with Mr. Henson, Mr. Webb and Mr. Ferguson at our Waynesville headquarters. Mr. Pound expressed Integrity Brands’ desire to become an investor in the company, indicating that Integrity Brands preferred to make a minority investment in the company. During the course of the meeting, the company’s representatives indicated that the Board would be less favorably inclined to consider a minority investment in Wellco, but might be more willing to consider a proposal to acquire the entire company. Mr. Pound discussed that alternative and Integrity Brands’ willingness to consider such a transaction, but reiterated that Integrity Brands generally preferred making minority investments.

On April 23, 2006, Mr. Ferguson met with the president of Party X at the Knoxville, Tennessee airport. At this meeting the president of Party X confirmed his desire that Party X acquire Wellco and discussed Mr. Ferguson’s willingness to remain with the company following such a transaction. He indicated that Party X would make a proposal in writing.

On May 2, 2006, Mr. Ferguson and Mr. Henson received by email from Party X an unsigned draft letter of intent addressed to Mr. Henson as Chairman of the Board of Wellco. The draft letter of intent provided that Party X would acquire the shares held by the “controlling shareholders” holding an aggregate of 74% of the outstanding shares of Wellco for $13.50 per share. The draft letter of intent proposed that the company grant Party X a period of 120 days during which the company would negotiate exclusively with Party X regarding a definitive transaction agreement. The letter also indicated that Party X had received a preliminary indication from its principal investor that it would provide funding necessary to finance the acquisition.

On May 4, 2006, Mr. Ferguson and Mr. Henson meet with Richard Wood, the company’s Secretary and an attorney with McGuire Wood, the company’s outside general counsel, to discuss the proposal from Party X. As directed by Mr. Ferguson and Mr. Henson, McGuire Wood revised the letter to require that the offer be made to all shareholders proportionately and transmitted the revised letter to Party X. Mr. Ferguson called the president of Party X to explain the revisions to the proposal letter.

On May 11, 2006, Party X emailed a second unsigned draft letter of intent to Mr. Henson and Mr. Ferguson. The revised draft letter of intent proposed that Party X would acquire at least 75% of the outstanding shares of Wellco in a transaction in which the controlling shareholders who own 74% of the outstanding shares would participate proportionately. The draft letter of intent did not specify a price per share. The draft letter of intent indicated that the transaction might be structured as a merger or a tender offer. The draft letter of intent also provided for a binding period of exclusivity through October 31, 2006, during which time the company would be prohibited from soliciting or participating in negotiations with another party regarding an acquisition of the company. At the direction of Mr. Henson, the draft letter of intent was distributed to the Board on May 12, 2006.

On May 16, 2006, the compensation committee of the Board of Directors, which included all of the members of the Board other than Rolf Kaufman, a former officer of the company, and Messrs. Ferguson and Webb, met and, in addition to its regular business, discussed the appropriate compensation to the company’s executive officers, principally Mr. Ferguson, in connection with a sale of the company, given the potential acquirers’ apparent interest in the company as a result of Mr. Ferguson’s joining the company. Although the compensation committee made no decision or recommendation at that time regarding payment of bonus compensation in connection with a sale of the company, the committee discussed the payment of approximately 10% of the gross acquisition consideration to the executive officers, with the principal portion thereof to be paid to Mr. Ferguson.

Later that day, the Board of Directors met and discussed the letter of intent submitted by Party X. The Board noted the funding requirements applicable to the expanded business plan developed by Mr. Ferguson and noted the change in the company’s business that would result from pursuing commercial sales of footwear. The Board noted that the draft letter of intent did not include the $13.50 per share price included in the initial letter submitted by Party X. In addition, the Board indicated that it would not favor a transaction that only permitted the controlling shareholders to receive a premium price for their shares and that it was concerned with the length of the exclusivity period set forth in the letter of intent. The Board also raised questions regarding Party X’s ability to fund an acquisition of Wellco. The Board instructed McGuire Wood to revise the letter of intent to reflect these points.

On May 18, 2006, Mr. Henson emailed the president of Party X and informed him that the Board had met to consider the draft letter of intent and requested clarification on the proposed structure of the transaction and sources of Party X’s financing. Mr. Henson indicated that McGuire Wood would forward a revised draft of the letter of intent.

The Board of Directors met on May 23, 2006 to review the revisions to the draft letter of intent prepared by McGuire Wood and instructed McGuire Wood to send a revised letter of intent providing for a transaction involving the acquisition of 100% of the outstanding shares. The Board authorized continuing discussions with Party X toward such a transaction, but not on an exclusive basis.

That same day, before McGuire Wood could transmit the revised letter of intent to Party X, the president of Party X emailed Mr. Henson, replying to Mr. Henson’s May 18th email, indicating that Party X had met with its financing source and that before proceeding with further negotiations of a transaction, it would need to have clear evidence that the turnaround being put in place by Mr. Ferguson was producing results. The president of Party X indicated that he anticipated that the company’s reported results for the 2006 fiscal year ending on July 1, 2006 or first quarter results for fiscal 2007 would provide the evidence that Party X and its financing source would need to proceed with further consideration of an acquisition transaction. The president of Party X further indicated that the transaction would most likely be structured as a merger in which Wellco would become a 100% owned subsidiary of Party X. In light of this communication, Mr. Henson instructed McGuire Wood not to send the company’s proposed revisions to Party X’s draft letter of intent.

On June 25, 2006, Party X delivered a signed confidentiality agreement that the company had signed and forwarded to Party X on June 12. During the course of the summer, Wellco provided various due diligence materials to Party X as requested by Party X, and Mr. Ferguson had several conversations with the president of Party X, which were initiated by Party X, regarding due diligence matters and Party X’s continued interest in a potential acquisition transaction. In addition, during this period Mr. Ferguson had several conversations with John Pound of Integrity Brands, initiated by Mr. Pound, regarding Integrity Brands’ continued interest in Wellco.

At the invitation of the Board of Directors, on August 22, 2006, the president of Party X made a presentation to the Board to describe Party X and its interest in Mr. Ferguson and in Wellco and to discuss how Wellco would fit with Party X’s strategic objectives. The president of Party X described the financing for the proposed transaction and a possible time frame, indicating that Party X would forward a revised letter of intent shortly.

After the president of Party X left the meeting, the Board discussed the process going forward and discussed the desirability of appointing a special committee of the Board to lead negotiations with Party X and any other interested parties, with independent legal counsel to advise the special committee. The Board discussed that the members of the audit committee should serve on such a special committee if it were appointed and appointed the members of the audit committee, being Mr. Henson, Claude S. Abernethy, Jr. and David Kemper, to be an ad hoc committee with the view to interviewing legal counsel to serve as counsel to a special committee if such a committee were to be established. Subsequent to that meeting the ad hoc committee contacted and interviewed a number of law firms and recommended that Robinson Bradshaw be engaged as counsel to the special committee if such a committee was to be established.

On the morning of September 13, 2006, the president of Party X called Mr. Henson to advise him that Party X would be submitting a proposed letter of intent by September 18.

At a regularly scheduled meeting later that day, the Board discussed the prospect of a potential sale of the company, including the recent communication from Party X that it would soon submit a proposed letter of intent. The Board concluded that it would be in the company’s best interest to explore a possible sale of the company and discussed the formation of a special committee to lead that process. The Board unanimously approved a resolution establishing the Special Committee with the authority to exercise all authority of the Board of Directors in considering opportunities for the sale of the company or its business or any portion thereof and in connection with any offers to acquire, or indications of interest in acquiring, the company or its capital stock or assets or any portion thereof, including the receipt, evaluation, and the making of recommendations to the Board of Directors with respect to any offer or indication of interest submitted with respect to acquisition of control of the company or any of the company’s capital stock or assets. The Board authorized the Special Committee to engage such legal, financial and other advisors as it deemed appropriate and authorized the payment of fees and expenses of any advisors selected by the Special Committee. The Board appointed Messrs. Henson, Abernethy and Kemper and Mrs. Emerson to serve on the Special Committee, with Mr. Henson serving as chairman of the Special Committee. In appointing Mrs. Emerson to the Special Committee, the Board concluded that no conflict of interest existed that would prevent her from serving on the Special Committee, given the Board’s conclusion that it was in the best interests of the company to explore a possible sale. The Board authorized the payment of a $5,000 stipend to each member of the Special Committee other than Mr. Henson, and a $10,000 stipend to Mr. Henson. In addition, the Board authorized the payment of meeting fees to members of the Special Committee of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically, which meeting fees were the same as those paid with respect to meetings of the Board or other committees of the Board. The Board further authorized Mr. Ferguson to contact Integrity Brands to determine whether Integrity Brands would have an interest in pursuing an acquisition of the company.

At this meeting, while Messrs. Ferguson and Webb were excused from the meeting, the Board discussed the need for providing bonus compensation to the officers contingent upon a sale of the company, including the need to assure the services of Mr. Ferguson through consummation of such a sale. After a discussion, the Board of Directors instructed the Special Committee that in negotiating the terms of an acquisition, it should do so with the understanding that the compensation committee would adopt a bonus plan providing for payment of 10% of the aggregate sales price to the executive officers, with the principal amount to be paid to Mr. Ferguson.

Immediately following the Board meeting, the Special Committee met and approved the engagement of Robinson Bradshaw as counsel to the Special Committee. Robinson Bradshaw had no prior relationship with Wellco or either Party X or Integrity Brands.

On September 14, 2006, Party X emailed a draft letter of intent to Mr. Henson and Mr. Ferguson. The draft letter of intent proposed that Party X would acquire at least 90% of Wellco’s outstanding shares at a price per share of $12.75, indicating that a definitive structure for the transaction had not been determined but would likely be a merger of a newly formed subsidiary of Party X into Wellco or a tender offer for a percentage of the outstanding shares. The draft letter of intent indicated that Party X had received a preliminary commitment from its financing source to fund the acquisition. The draft letter of intent provided for a binding exclusivity period until December 31, 2006, along with provisions requiring Wellco to reimburse Party X’s out-of-pocket expenses up to $500,000 if Wellco chose not to enter into a definitive acquisition agreement with Party X. In addition, the draft letter of intent provided that if, within 60 days after expiration of the letter of intent, Wellco entered into an agreement with another party to sell Wellco, Wellco would pay Party X a fee equal to the lower of $500,000 or 5% of the amount by which the aggregate purchase price exceeded $16.2 million. The draft letter of intent specified that Mr. Ferguson’s remaining as CEO of Wellco would be a condition to the transaction.

Mr. Ferguson contacted John Pound of Integrity Brands on September 15, 2006 to advise him that the Board would consider a proposal to acquire the company if Integrity Brands wished to pursue such a transaction. Mr. Pound indicated that Integrity Brands would be interested in pursuing an acquisition of the company at a per share price greater than $13.00. Mr. Ferguson directed Mr. Pound to submit any acquisition proposal to Robinson Bradshaw as counsel to the Special Committee.

On September 19, 2006, Robinson Bradshaw contacted Mr. Pound to discuss the terms of a proposed confidentiality agreement. Although Mr. Pound and the company both believed such an agreement had been put in place in connection with Mr. Pound’s visit to the company’s facilities in April, a copy of such an agreement could not be located. The company and Integrity Brands subsequently entered into a confidentiality agreement on October 5, 2006.

The Special Committee met on September 20, 2006 to discuss the proposal received by Party X and oral indication of interest from Integrity Brands. The Special Committee also discussed the desirability of expanding the process by inviting other potential acquirers to submit proposals, and considered the risk of losing the proposals made by Party X and Integrity Brands if the process was delayed to include more parties. The Special Committee concluded that if Party X and Integrity Brands, a strategic buyer and a targeted financial buyer, respectively, remained interested in pursuing a transaction and that interest was reflected in active bidding, the risks of expanding the process outweighed the potential benefits. The Special Committee authorized Robinson Bradshaw to contact four investment banking firms to solicit proposals from those firms to serve as the financial advisor to the Special Committee. Following the meeting, Mr. Henson called the president of Party X to advise him of the formation of the Special Committee, the Special Committee’s plan to engage a financial advisor and the timing of the process going forward.

On September 21, 2006, Mr. Pound called Robinson Bradshaw to communicate Integrity Brands’ interest in pursuing a merger transaction for 100% of Wellco’s common stock at a price per share of $13.00 to $14.00, indicating that its range could increase as the result of due diligence. Mr. Pound indicated that Integrity Brands would be willing to consider a roll-over of 10% to 20% of the outstanding Wellco shares in the merger if management shareholders wished to maintain their investment in the company.

On September 28, 2006, Integrity Brands emailed a written indication of interest to Robinson Bradshaw expressing its desire to negotiate a transaction to purchase all outstanding equity of Wellco for a value in the range of $13.50 to $15.00 per share. In its indication of interest, Integrity Brands expressed a desire to pursue an exclusivity period to complete the negotiation of a definitive acquisition agreement, but indicated that it would consider continuing in the process on a non-exclusive basis.

The Special Committee met later that day and discussed the status of the indications of interest received from Party X and Integrity Brands. In addition, following a discussion of the proposals presented by the four investment banking firms contacted by Robinson Bradshaw on behalf of the Special Committee, the Special Committee approved engaging Soles Brower to provide an independent review regarding Wellco, to prepare a valuation report for use by the Special Committee in the evaluation of potential offers to purchase the company, to assist the Special Committee in the evaluation of any such offers, to advise the Special Committee regarding appropriate terms and conditions for a sale in the event that the Special Committee determined to move forward with a potential sale and, if requested by the Special Committee, to render an opinion as to the fairness of such a transaction to our public shareholders, from a financial point of view.

From October 6 through October 9, 2006, the president of Party X called Mr. Ferguson on several occasions and indicated a willingness to increase Party X’s proposed acquisition price, first to $13.35 per share, and subsequently to $13.50 per share.

The president of Party X called Robinson Bradshaw on October 10, 2006 and indicated a willingness to increase Party X’s proposed acquisition price to $13.75 per share but expressed unwillingness to proceed much further in the process unless the company entered into an agreement providing Party X with an exclusive negotiation period.

The Special Committee met on October 11, 2006 to discuss the status of the process and receive the preliminary report from Soles Brower. Soles Brower presented its preliminary valuation analysis which indicated that the prices proposed by Party X and Integrity Brands were both within a preliminary range of value. The Special Committee discussed the process going forward and the best method, given the interests of the two bidders, to maximize the proposed purchase price.

On October 16, 2006, at the direction of the Special Committee, Robinson Bradshaw contacted both Party X and Integrity Brands and asked them to submit a final proposal for the acquisition of the company, which would indicate the price, structure, timing and contingencies of the transaction and plans for operations and personnel following the acquisition. Party X and Integrity Brands were advised by Robinson Bradshaw that the Special Committee would meet late the following week to consider that information and might decide to grant an exclusive negotiation period based on the terms of the proposal.

On October 23, 2006, Integrity Brands submitted to Robinson Bradshaw a letter indicating its interest in pursuing an all-cash merger transaction to acquire 100% of the shares of the company’s stock for a price of $14.75 per share. Integrity Brands indicated that its proposal was not subject to a financing contingency and requested an exclusive negotiation period of 45 days. In its letter, Integrity Brands also discussed its plan for Wellco to maintain its current location and to grow its business organically, drawing on the contributions of its current employees.

On October 24, 2006, Party X submitted a signed letter of intent to Messrs. Henson and Ferguson and to Robinson Bradshaw proposing to enter into a transaction to acquire by means of a tender offer for all outstanding shares of Wellco’s common stock not less than 95% of the outstanding shares at a price per share of $15.10. The letter of intent indicated that Party X had received a commitment from its financing source to fund the transaction, subject to standard conditions, and that it would soon forward a copy of that commitment letter. The letter of intent included a binding provision establishing an exclusive negotiation period through

January 15, 2007, along with provisions requiring Wellco to reimburse Party X’s out-of-pocket expenses up to $500,000 if Wellco chose not to enter into a definitive agreement with Party X and ,if within 60 days after expiration of the letter of intent Wellco entered into an agreement with another party to sell Wellco, requiring Wellco to pay a fee equal to the lower of $500,000 or 5% of the amount the aggregate purchase price. The letter of intent specified that Mr. Ferguson’s remaining as CEO of Wellco would be a condition to the transaction.

Later that day, at the direction of the chairman of the Special Committee, Robinson Bradshaw called Mr. Pound to confirm that the Special Committee had received Integrity Brands’ final and best offer. That evening, Integrity Brands submitted a revised letter proposing an acquisition transaction at a price per share of $15.25. The remaining terms of Integrity Brands’ revised proposal were the same as its October 23 proposal except that Integrity Brands indicated a willingness to consider alternative structures for completing this acquisition, including a structure that would allow key shareholders to maintain a continued ownership interest in the company.

Early on the morning of October 25, 2006, at the direction of the chairman of the Special Committee, Robinson Bradshaw called the president of Party X to confirm that the Special Committee had received Party X’s final and best offer. Robinson Bradshaw indicated that the Special Committee would be meeting the following day to evaluate the proposals.

On October 26, 2006, Party X submitted a letter to Robinson Bradshaw indicating that following extensive discussions with its financing source, Party X had determined that it could not justify its bid submitted on October 24 and was withdrawing that bid. Party X indicated that it remained interested in Wellco and if circumstances resulted in a range of $12.75 to $13.50 per share being of interest to the Board it would be willing to proceed on that basis.

The Special Committee met later that day to consider the status of bidding and reviewed with Robinson Bradshaw and Soles Brower the terms of the bid submitted by Integrity Brands. The Special Committee unanimously approved a resolution recommending that the company enter into an agreement with Integrity Brands providing a 30-day exclusive negotiation period. The Special Committee then invited Mr. Ferguson to attend the meeting and advised him of its decision. Following the meeting, members of the Special Committee confirmed that no members of the Board and no officers wished to have shares beneficially owned by them, including the shares held by the estate of James T. Emerson, treated differently in the acquisition than shares held by the public.

Integrity Brands and the company entered into an agreement on October 31, 2006 providing Integrity Brands with an exclusive period in which to engage in due diligence and negotiate a definitive merger agreement. Pursuant to the agreement, the exclusivity period was to expire at 5:00 p.m., Boston, Massachusetts time, on November 30, 2006.

On November 2, 2006, the Board met to receive the report of the Special Committee with respect to the process it had conducted and the terms of the bid submitted by Integrity Brands. Later that day, Mr. Pound of Integrity Brands contacted Mr. Ferguson and indicated his desire to work with Golden Gate, a San Francisco-based private equity firm, in completing the transaction. Mr. Pound invited Mr. Ferguson to meet with him and representatives of Golden Gate at Golden Gate’s offices in San Francisco the following week.

Mr. Ferguson met with representatives of Golden Gate and Mr. Pound at Golden Gate’s offices in San Francisco on November 7, 2006. At the meeting, the parties principally discussed due diligence matters, including potential government contracting opportunities, commercial sales opportunities and businesses that would be complementary to the businesses operated by Wellco. In addition, at that meeting the parties discussed the timing of a due diligence visit by representatives of Golden Gate and Integrity Brands to the company’s Waynesville, North Carolina facilities.

At meetings of the Board and the compensation committee on November 14, 2006, and in the light of the lack of progress in developing a bonus plan for officers related to the acquisition, the Board and the compensation committee delegated to the chairman of the compensation committee the authority to develop the terms and conditions of a plan to pay the executive officers bonuses in the aggregate amount of 10% of the aggregate merger consideration upon consummation of a sale of the company, with the principal portion of the bonus pool to be paid to Mr. Ferguson. The chairman of the compensation committee was asked to submit such a plan to the compensation committee for its approval.

On November 29, 2006, representatives of Golden Gate and Mr. Pound of Integrity Brands met with Mr. Ferguson and Mr. Henson at the company’s Waynesville headquarters. In addition, due diligence representatives of Golden Gate and Integrity Brands commenced on-site due diligence. Thereafter, until the signing of the merger agreement in February 2007, Wellco and its advisors provided various information and documents to Golden Gate, Integrity Brands and their advisors in response to various due diligence requests.

At the November 29 meeting, Mr. Henson briefly discussed the proposed management bonus plan that was being considered by the Board of Directors pursuant to which executive officers would receive an aggregate amount equal to 10% of the merger proceeds if they remained with the company through the closing of the merger. The parties did not at that time discuss the effect of such a bonus plan on the merger price. During this meeting, Integrity Brands and Golden Gate requested a one-month extension of the exclusivity period.

The Special Committee met on November 30, 2006 and approved a one-month extension of Integrity Brands’ exclusivity period. Later that day, the company and Integrity Brands entered into an agreement to extend the exclusivity period to 5:00 p.m., Boston, Massachusetts time, on December 31, 2006.

From December 5 through December 8, 2006, advisors to Golden Gate and Integrity Brands conducted on-site due diligence investigations at the company’s Waynesville, North Carolina facilities.

On December 28, 2006, the company received the first draft of a merger agreement from Integrity Brands’ and Golden Gate’s legal counsel. The draft agreement included a provision adjusting the aggregate merger price dollar-for-dollar for the amount of bonuses to be paid to executive officers contingent upon closing the transaction.

Thereafter, the parties, through their respective legal counsel, exchanged numerous drafts of the merger agreement and related documents, including the equity commitment to be provided by Golden Gate to Parent to fund its obligations under the merger agreement, and engaged in numerous telephone conversations during which the parties negotiated the terms of the definitive merger agreement and related documents, including the disclosure schedules accompanying the merger agreement. During the course of these negotiations, the parties, principally through their respective legal counsel, discussed the impact of the proposed management bonuses on the merger consideration, the size of the management bonus pool and related tax benefits and other matters. Also during this period, the chairman of the compensation committee, with the assistance of legal counsel, developed his recommendation to the compensation committee providing for the payment of stay bonuses to the company’s executive officers in the amounts and on the terms described in “The Merger — Interests of Wellco’s Directors and Officers in the Merger — Stay Bonus Agreement.”

Based on the amount of the bonus pool recommended by the chairman of the compensation committee, which was less than 10% of the gross merger consideration at $15.25 per share, and various other factors, the parties agreed upon a merger price of $14.00 per share. The amount of the bonus pool recommended by the chairman of the compensation committee, which was approved by the compensation committee, was approximately $1.36 per share based on 1,270,746 shares of common stock outstanding. Negotiation on this point and other points continued throughout January and early February 2007, with the final outstanding issue on the merger agreement and related documents being resolved early on February 6, 2007.

During this period, the Special Committee met seven times to discuss the status of negotiations, to receive updates from its financial advisor, Soles Brower, with respect to the financial terms of the transaction and changes in the valuation of the company in light of market trends, and to provide guidance to its representatives in negotiating the terms of the applicable agreements. In addition, during this period the company entered into five agreements to extend Integrity Brands’ exclusivity period, with the final agreement being entered into on February 2, 2007 and providing that the exclusivity period would expire at 9:00 a.m., Boston, Massachusetts time, on February 7, 2007. Each extension of the exclusivity period was approved in advance by the Special Committee.

On February 6, 2006, the Special Committee met with legal counsel and Soles Brower to review the terms of the definitive merger agreement and related documents. The Special Committee unanimously approved a resolution recommending that the Board of Directors approve the merger agreement. The compensation committee of the Board of Directors met immediately thereafter to approve the stay bonus agreements with the company’s executive officers, with such approval contingent upon the Board’s approval of the merger agreement.

The Board of Directors met commencing at 4:00 p.m. that day. Following reports by the Special Committee and the compensation committee regarding actions taken earlier that day, the Board undertook a review and discussion of the terms of the merger agreement, a prior draft of which had been provided to the Board the week prior, with both Robinson Bradshaw and McGuire Wood. In addition, the Board received the report of Soles Brower with respect to its analysis, including the oral opinion rendered by Soles Brower, which was confirmed in writing during the course of the meeting, to the effect that, as of that date and subject to the assumptions made, matters considered and limits of the review undertaken by Soles Brower described in its opinion, the $14.00 merger consideration to be received by Wellco’s shareholders pursuant to the merger was fair to such shareholders from a financial point of view. Following discussion, the Board of Directors unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, and determined that the merger, on the terms and conditions set forth in the merger agreement, is fair to, and in the best interests of, our shareholders. The Board further unanimously resolved to recommend to that our shareholders approve the merger agreement.

Later that evening, the company and Parent entered into a confidentiality agreement in lieu of including confidentiality provisions in the merger agreement. Following its receipt of the signed equity commitment from Golden Gate to which it is a third-party beneficiary, the company entered into the merger agreement with Parent and Merger Sub. As contemplated by the merger agreement, that evening the company obtained option cancellation agreements from each holder of outstanding options to acquire common stock of the company. In addition, that evening the company entered into stay bonus agreements with its executive officers. The option cancellation agreements and stay bonus agreements are described in “The Merger — Interests of Wellco’s Directors and Officers in the Merger.”

On February 7, 2007, prior to the opening of trading on the American Stock Exchange, the company issued a press release announcing its execution of the merger agreement. A copy of the merger agreement was included as an exhibit to the company’s Current Report on Form 8-K filed with the SEC later that day.

Reasons for the Merger

The principal purpose of the merger is to permit our shareholders to realize cash for their shares of Wellco common stock at a significant premium to the market price at which such shares traded prior to the announcement of the execution of the merger agreement. The $14.00 per share price to be paid in the merger represents a 33% premium to the $10.52 per share closing price of our common stock on February 6, 2007, the last trading day prior to the announcement of the merger. We believe that the merger offers our shareholders premium value for their shares in light of our long-term prospects and the available strategic alternatives.

The Special Committee unanimously recommended that our Board of Directors approve the merger agreement. The Special Committee considered a number of factors, as more fully described above under “The Merger — Background to the Merger” and below under “The Merger — Reasons for the Special Committee’s Recommendation,” in determining to recommend that the Board of Directors approve the merger agreement.

Our Board of Directors, acting, among other things, on the recommendation of the Special Committee, has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, and has determined that the merger, on the terms and conditions set forth in the merger agreement, is fair to, and in the best interests of, our shareholders. The merger agreement was unanimously approved by our Board of Directors. The Board of Directors considered a number of factors, as more fully described above under “The Merger — Background to the Merger” and below under “The Merger — Reasons for the Board’s

Recommendation,” in determining to recommend that our shareholders adopt the merger agreement. Our Board of Directors recommends that you vote FOR the adoption of the merger agreement.

Reasons for the Special Committee’s Recommendation

In reaching its decision to recommend that the Board of Directors approve the merger agreement and the merger, the Special Committee considered the following factors, each of which it believed supported its conclusion, but which are not listed in any relative order of importance:

•	the Special Committee’s knowledge of our business, financial condition, results of operations, prospects and competitive position;

•	the Special Committee’s belief that we face several challenges in our efforts to increase shareholder value as an independent publicly traded company, including increasing competition in the military footwear industry and the high level of competition, particularly for new entrants, in the sale of rugged footwear through commercial channels;

•	the limited “public float” of our common stock in the market and the low level of trading volume in shares of our common stock for many years;

•	the desire expressed by the holder of a majority of the outstanding shares of our common stock that we explore a sale of the company for cash;

•	the Special Committee’s belief that the consideration to be received in the merger compares favorably with that of similar merger transactions;

•	the fact that the merger consideration is all cash, so that the merger allows our shareholders to immediately realize a fair value, in cash, for their investment and provides them certainty of value for their shares;

•	the Special Committee’s belief that Lee Ferguson’s service as our President and Chief Executive Officer has been crucial to our recent improvement and is a key component of our company’s present and future value, including in maintaining and enhancing our supply relationships with the military and expanding our business plan by developing commercial channels for sales of rugged footwear to the civilian consumer market;

•	the Special Committee’s understanding that parties expressing an interest in acquiring the company had identified Mr. Ferguson’s continued employment as a important component in their interest in acquiring Wellco;

•	the Special Committee’s understanding that plans to expand by developing commercial channels for sales of rugged footwear to the civilian consumer market, while offering potential entrepreneurial rewards, present risks and uncertainties different from our historical business plan which focused primarily on sales of footwear to the military and military personnel;

•	the Special Committee’s outlook on the company’s industry and competitive landscape, the performance of the general economy and risks to continued strong economic performance, the concentration of the company’s revenues and other risks relating to our performance, both in the near and long term;

•	the fact that the $14.00 per share price to be paid in the merger represents a 33% premium to the $10.52 per share closing price of our common stock on February 6, 2007, the last trading day prior to the announcement of the merger, and a 27% premium to our common stock’s trailing 90-day average closing price prior to the announcement of the merger;

•	the fact that our common stock last traded at a price equal to or in excess of the $14.00 per share merger price on March 9, 2005;

•	the fact that the representative of the holder of a majority of the outstanding shares of our common stock, who serves on our Board of Directors, expressed satisfaction with the $14.00 per share price to be paid to our shareholders in the merger;

•	the fact that a prospective strategic buyer and a prospective financial buyer submitted proposals to buy the company, and increased the indicated prices they were willing to pay during the course of an auction between them;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable and were the product of arms’ length negotiations between the Special Committee and its advisors, on the one hand, and Golden Gate, Integrity Brands and their advisors, on the other hand, with such support and assistance of our management and legal counsel as the Special Committee deemed appropriate;

•	the financial analyses and valuation presented by Soles Brower to the Special Committee as discussed below under “The Merger — Opinion of Soles Brower,” including Soles Brower’s opinion that, as of the date of such opinion, the consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of our common stock;

•	the commitments for financing represented by the financing commitment letter described below under “The Merger Agreement — Financing,” the perceived ability of Parent to obtain the committed financing and complete the transaction, and the fact that the merger agreement provides that Parent is obligated to reimburse us for our reasonable expenses, up to $500,000, in the event that we terminate the merger agreement due to Parent’s or Merger Sub’s breach of their representations, warranties, covenants and agreements under the merger agreement;

•	the substantial improvements to the terms of the merger agreement and the financing commitment letter that were negotiated under the direction of the Special Committee;

•	the adjustment to the merger price per share from the $15.25 amount indicated in Integrity Brands’ October 24, 2006 final indication of interest to the $14.00 merger consideration as a result of our decision to award stay bonus agreements providing for an aggregate of $1,722,888, or approximately $1.36 per outstanding share of our common stock, to our four executive officers;

•	the fact that the Special Committee, with the advice and assistance of its legal advisors, directed the auction between Party X and Integrity Brands as described above, beginning from the time the Special Committee was established, with a view towards assuring the fairness of that process; and

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement prior to the approval of the merger agreement by our shareholders in order to approve any transaction proposed by a third party that is a “superior proposal,” as defined in the merger agreement, upon the payment to Parent of a $900,000 termination fee.

In addition, the Special Committee believed that sufficient procedural safeguards were and are present to promote the fairness of the merger to our shareholders and to permit the Special Committee to represent effectively the interests of our shareholders. These procedural safeguards include, but are not limited to, the following, which are not listed in any relative order of importance:

•	the Special Committee, which consisted entirely of directors who are not officers or employees of the Company or its subsidiaries, acted to represent solely the interests of our shareholders, and to negotiate with Golden Gate and Integrity Brands on behalf of such shareholders;

•	no member of the Special Committee has an interest in the proposed merger different from that of our shareholders, other than the fact that members of the Special Committee will be entitled to customary indemnification and officer and director liability insurance coverage under the terms of the merger agreement;

•	the Special Committee retained and received advice from Soles Brower, as financial advisor, and Robinson Bradshaw, as legal advisor, each of which has substantial experience in transactions similar to the proposed merger;

•	the Special Committee requested and received from Soles Brower an opinion that the consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of our common stock, as of the date of the merger agreement;

•	the Special Committee, with the assistance of its legal advisor, conducted an auction between Party X and Integrity Brands, which led to an increase of 18% in the price initially proposed by Party X, which bid was subsequently withdrawn, and an increase of 17% in the price from the low end of the price range initially proposed by Integrity Brands, and an increase above the high end of the price range initially proposed by Integrity Brands; and

•	the Board’s determination that no material conflicts of interest existed which would suggest that members of the family of James T. Emerson, whose estate holds approximately 58.8% of our outstanding shares of common stock, who serve on our Board of Directors have interests in the merger that are materially different from other shareholders.

The Special Committee also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following factors, which are not listed in any relative order of importance:

•	the possibility that the merger might not be consummated and the effect of public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•	the lack of appraisal rights to holders of our common stock under North Carolina law;

•	the fact that an all cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

•	the fact that our shareholders will not participate in any future earnings or growth of our company and will not benefit from any appreciation in value of the company, including value arising from the potential success of our business plan to develop commercial channels for sales of rugged footwear to the civilian consumer market;

•	the fact that our common stock had traded in the past at prices per share in excess of the $14.00 per share merger price, although no such trades had occurred since March 9, 2005;

•	the possibility that Parent will be unable to complete the merger for any reason, including if it is unable to obtain sufficient financing to complete the merger, despite its financing commitment;

•	the fact that the period of exclusivity provided to Integrity Brands to complete its due diligence and negotiate the terms of a definitive acquisition agreement lasted 99 days and was extended on five occasions, preventing Wellco from soliciting alternative proposals from other potential bidders during that period;

•	the fact that the merger agreement contains contractual restrictions on the conduct of our business prior to the completion of the merger; and

•	the fact that Wellco could be required to reimburse certain of Parent’s expenses up to a maximum of $500,000 or pay a $900,000 termination fee to Parent if the merger agreement is terminated under certain circumstances.

In the course of reaching its decision to recommend that the Board of Directors approve the merger, the Special Committee did not consider the liquidation value of our assets because it considered us to be a viable going concern and viewed the trading history of our common stock as an indication of our value as such. The Special Committee believed that the liquidation value would be significantly lower than our value as a viable going concern and that, due to the fact that we are being sold as a going concern, the liquidation value would be irrelevant to a determination as to whether the merger is fair to the holders of our common stock.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee. In view of the wide variety of factors considered by the Special Committee, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the Special Committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that our Board of Directors approve the merger agreement based upon the totality of the information presented to and considered by it.

Reasons for the Board’s Recommendation

In reaching its conclusion regarding the advisability of the merger and the merger agreement to our shareholders and its decision to approve the merger agreement and recommend the approval of the merger agreement by our shareholders, the Board of Directors relied, among other things, on the Special Committee’s unanimous recommendation and the factors examined by the Special Committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its decision. In addition, individual members of the Board of Directors may have given different weight to different factors and may have viewed some factors more positively or negatively than others. Rather, the Board of Directors viewed its position as being based on the totality of the information presented to and considered by it. As part of its determination with respect to the merger, the Board of Directors adopted the conclusion of the Special Committee and the analysis underlying the conclusion, based upon its view as to the reasonableness of that conclusion and analysis.

Opinion of Soles Brower

The Special Committee retained Soles Brower to act as its financial advisor and to (i) provide an independent review regarding Wellco, (ii) prepare a valuation report for use by the Special Committee in the evaluation of potential offers for Wellco’s purchase, and (iii) assist the Special Committee in the evaluation of any such offers. In the event that the Special Committee determined that it was in the best interests of our shareholders to move forward with our potential sale, Soles Brower agreed to advise the Special Committee regarding appropriate terms and conditions for the sale. In its engagement letter, Soles Brower also agreed that, if requested by the Special Committee, it would render an opinion as to the fairness of such a transaction to our public shareholders, from a financial point of view. Prior to being engaged as the financial advisor to the Special Committee, Soles Brower had no prior relationship with Wellco.

At the request of the Special Committee, on February 6, 2007, Soles Brower rendered its oral opinion to the Special Committee and the board to the effect that, as of that date and subject to the assumptions made, matters considered and limits of the review undertaken by Soles Brower described in its opinion, the $14.00 merger consideration to be received by Wellco’s shareholders pursuant to the merger was fair to such shareholders from a financial point of view. Soles Brower subsequently confirmed this opinion in writing by letter dated February 6, 2007.

The full text of Soles Brower’s written opinion is attached as Appendix B to this proxy statement. We refer you to Soles Brower’s opinion, and you should consider it as a part of this proxy statement since we are incorporating it by this reference. The following description of Soles Brower’s opinion is only a summary of it, and you should read the full opinion for a complete understanding of the opinion’s assumptions, considerations and limitations.

You should be aware that the Soles Brower opinion only advises the Special Committee and the board concerning the fairness from a financial point of view of the merger consideration. The opinion does not address the merits of our board’s decision to approve the merger. The opinion is not a recommendation to you that you vote for or against the merger or that you take any other action regarding the merger.

In preparing its opinion, Soles Brower, among other things:

•	reviewed certain of our publicly available financial statements and other business and financial information it deemed to be relevant;

•	reviewed certain of our internal information, including financial forecasts, relating to our business, revenues, military procurements, earnings, margins, cash flow, assets, liabilities and prospects, prepared by our management;

•	conducted discussions with certain members of our management regarding Wellco’s business, historical and projected financial results, financial condition and future prospects;

•	conducted discussions with the Special Committee and reviewed certain minutes from our board relating to our board’s decision that paying incentive compensation to certain members of management in connection with a potential sale of Wellco was in the best interests of our shareholders;

•	reviewed the historical market prices, trading activity and valuation multiples for Wellco common stock;

•	compared the historical market prices, trading activity and valuation multiples for Wellco common stock with those of certain publicly traded companies which Soles Brower deemed to be relevant;

•	reviewed our results of operations and compared them with those of certain publicly traded companies which Soles Brower deemed to be relevant;

•	compared the financial and other terms and conditions of the merger with publicly available financial terms and conditions of certain other transactions that Soles Brower deemed to be relevant;

•	reviewed the financial terms and conditions set forth in the draft merger agreement, dated February 5, 2007; and

•	reviewed such other financial studies and analyses, and took into account other matters that Soles Brower believed were relevant to forming its opinion, including an assessment of general economic, market, military procurement and monetary conditions.

Soles Brower did not independently verify any of the information it obtained for purposes of its opinion. Instead, Soles Brower assumed the accuracy and completeness of all such information. Soles Brower relied upon our management’s assurances that information concerning our prospects reflected the best currently available estimates and judgment of management with respect to our expected future financial performance. Soles Brower has assumed that the merger will be consummated in accordance with terms and conditions substantially similar to those in the draft merger agreement it reviewed. Soles Brower did not make an independent evaluation or appraisal of the assets or liabilities of Wellco, nor did anyone furnish Soles Brower with any such evaluation or appraisal. The Soles Brower opinion is based on market, economic, and other conditions as they existed and could be evaluated at the time the opinion was given.

No limitations were imposed by Wellco, the Special Committee or the Board on the scope of Soles Brower’s investigation or the procedures Soles Brower followed in rendering its opinion.

In connection with the preparation of its opinion, Soles Brower was not authorized by Wellco, the board or the Special Committee to solicit indications of interest from parties other than Parent and Merger Sub for the acquisition of all or any part of Wellco, and Soles Brower did not make any such solicitations.

In addressing the fairness, from a financial point of view, of the merger consideration to be received by the shareholders of Wellco, Soles Brower employed a variety of generally recognized valuation methodologies and performed those which it believed were most appropriate for developing its opinion. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Soles Brower did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis and factor. Such analysis resulted in the calculation of ranges of implied per share values for Wellco common stock, including implied values that were greater than the merger consideration, but Soles Brower did not consider that any particular implied value, whether less than or greater than the merger consideration, was determinative of fairness.

Soles Brower believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying its opinion.

In performing its analyses, Soles Brower made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Wellco. The analyses performed by Soles Brower do not purport to be an appraisal and are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by Soles Brower’s analyses. No public company that Soles Brower utilized as a comparison is identical or directly comparable to Wellco, and neither of the reasonably comparable transactions utilized as a comparison is identical or directly comparable to the merger. Accordingly, a purely mathematical analysis based on comparable companies or comparable transactions is not a meaningful method of using the relevant data; rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public share trading or other values of the companies that are being compared.

The Soles Brower opinion was one of many factors taken into consideration by the Special Committee in making its determination to approve the merger agreement. Consequently, the analyses described below should not be viewed as determinative of the opinion of either the Special Committee or the Board with respect to the value of Wellco or whether the Special Committee or the Board would have been willing to agree to different terms for the merger.

The following is a brief summary of the material analyses performed by Soles Brower in connection with rendering the Soles Brower opinion to the Special Committee and the Board. The following summary includes information presented in tabular form. In order to understand the financial analyses performed by Soles Brower, the tables must be read together with the accompanying text. The following analyses reflect substantially the same methodologies used by Soles Brower in its presentations to the Special Committee on February 6, 2007:

Comparable Public Company Analysis

Soles Brower reviewed and compared the financial and stock market performance of Wellco and certain ratios and multiples of Wellco to the financial and stock market performance and corresponding ratios and multiples of nine publicly held companies in the footwear industry, of which Soles Brower believed three were particularly comparable to Wellco. The three companies most relevant to Wellco were Rocky Brands, Inc., Phoenix Footwear Group, Inc. and LaCrosse Footwear, Inc. (collectively, the “Comparable Companies”), and the six less relevant companies examined were Wolverine World Wide, Inc., The Timberland Company, Brown Shoe Company, Inc., Genesco Inc., The Stride Rite Corporation and Weyco Group Inc.

Among other analyses, Soles Brower calculated the enterprise value multiples of each of the Comparable Companies for the twelve months ending September 30, 2006 with respect to net sales, EBITDA and total stockholders’ equity (“Book Value”). All multiples were calculated using closing stock prices on January 26, 2007. A summary of the enterprise value multiples generated from this analysis is shown in the following table:

Enterprise Value Multiples

					Equity Value/
	Net Sales		EBITDA		Adjusted Book Value

Low	0.69	x	7.8	x	1.08x
High	0.79	x	8.4	x	2.18x
Mean	0.75	x	8.0	x	1.72x

Soles Brower selected the Comparable Companies because they have general business, operating and financial characteristics similar to those of Wellco. However, Soles Brower noted that no company used in the foregoing analysis is identical or directly comparable to Wellco and that the multiples shown in the foregoing table relate to companies that have higher average gross and EBITDA margins and a have much larger market capitalization than Wellco. Accordingly, Soles Brower applied a 15% discount to the multiples for use with Wellco’s financial data to reflect Wellco’s smaller size and limited stock liquidity. In addition, Soles Brower adjusted the book value of the Comparable Companies to eliminate goodwill to make their book values more comparable to our book value.

To calculate net sales, Soles Brower added the net sales data for the nine months ended September 30, 2006 to our management’s estimate of net sales for the three months ended December 31, 2006. To calculate Wellco’s EBITDA for valuation purposes, Soles Brower calculated a pro forma EBITDA value based on Wellco’s adjusted EBITDA for the twelve months ended September 30, 2006 and our management’s expectations of Wellco’s performance for the twelve months ended December 31, 2007. In addition, Soles Brower used our average debt from the last two quarters of fiscal 2006 and the first two quarters of fiscal 2007 in order to better account for the cyclical working capital support our operations require and included the potential impact of our management bonus pool in its analysis.

Using the low, high and mean multiples shown above and the 15% discount discussed above, Soles Brower calculated the implied enterprise value of Wellco and the implied value per share of common stock based on:

•	net sales (calculated based on the September 30, 2006 income statement for the nine months ended September 30, 2006 and management’s estimate of net sales for the quarter ended December 31, 2006),

•	Pro Forma EBITDA (calculated based on the September 30, 2006 income statement for the twelve months ended September 30, 2006 and management’s expectations of Wellco’s performance for the twelve months ended December 31, 2007),

•	Book Value (calculated based on the September 30, 2006 balance sheet), and

•	the shares and options (which are assumed to be exercised) outstanding as of February 6, 2007.

The following table presents the results of this analysis:

Implied Equity per Share Value of Wellco Common Stock

	Equity Value Before Bonus Pool				Value per Share
	Net Sales	Pro Forma EBITDA	Book Value	Mean	After Bonus
	(Dollars in thousands other than value per share amounts)
Low	$18,478	$19,135	$10,427	$16,013	$11.31
High	$21,472	$20,775	$21,381	$21,209	$14.87
Mean	$20,275	$19,682	$16,800	$18,919	$13.30

Value per Share After Bonus	$14.23	$13.82	$11.85

Comparable Transaction Analysis

Soles Brower reviewed and compared the publicly available financial data related to two transactions in the footwear industry that Soles Brower felt were generally comparable to the merger and for which disclosed financial information was sufficient to provide valuation guidance (collectively, the “Comparable Transactions”). The two Comparable Transactions were the acquisition of Altama Delta Corporation by Phoenix Footwear Group, Inc. in July 2004 and the reverse stock split effected by McRae Industries, Inc. in December 2005.

Among other analyses, Soles Brower calculated enterprise values relative to each of the Comparable Transaction companies’ net sales, EBITDA and Book Value. A summary of the enterprise value multiples generated from this analysis is shown in the following table:

Enterprise Value Multiples

					Equity Value/
	Net Sales		EBITDA		Book Value

Altama Delta	0.97	x	5.5	x	5.03x
McRae Industries	0.36	x	5.7	x	1.07x

Soles Brower chose the Comparable Transactions because the target companies have general business, operating and financial characteristics similar to those of Wellco. However, Soles Brower noted that neither company nor transaction used in the foregoing analysis is identical or directly comparable to Wellco or the merger, and that current financial market conditions and acquisition prices have changed since the dates of the Comparable Transactions. In the case of the acquisition of Altama Delta Corporation, Soles Brower stated that the sales multiple was unusually high related to profitability due to surge orders invoked in connection with the war in Iraq and that Altama Delta Corporation had a relatively small Book Value which resulted in an inflated multiple of Book Value. Therefore, Soles Brower deemed the Book Value multiple not to be directly applicable to Wellco. In addition, the multiples calculated from the Altama Delta Corporation acquisition did not account for a subsequent purchase price reduction by $4.25 million in January 2006 and the cancellation of certain earn-out and non-compete payments.

The McRae Industries, Inc. 1-for-200 reverse stock split caused the shares held by its stockholders with less than 200 shares of common stock to be cancelled and converted into the right to receive a cash payment of $14.25 per share. The resulting consolidation of stock holdings facilitated McRae Industries, Inc.’s objective of delisting from the American Stock Exchange. Although only a small percentage of shares were purchased pursuant to the transaction, Soles Brower deemed the valuation multiples to be reasonably applicable to Wellco.

Using the multiples from the two transactions shown above, Soles Brower calculated the implied equity value per share of Wellco’s common stock based on:

•	net sales (calculated based on the September 30, 2006 income statement for the nine months ended September 30, 2006 and management’s estimate of net sales for the quarter ended December 31, 2006),

•	Pro Forma EBITDA (calculated based on the September 30, 2006 income statement for the twelve months ended September 30, 2006 and management’s expectations of Wellco’s performance for the twelve months ended December 31, 2007),

•	Book Value (calculated based on the September 30, 2006 balance sheet), and

•	the shares and options (which are assumed to be exercised) outstanding as of February 6, 2007.

The following table presents the results of this analysis:

Implied Equity per Share Value of Wellco Common Stock

	Equity Value Before Bonus Pool				Value per Share
	Net Sales	Pro Forma EBITDA	Book Value	Mean	After Bonus
	(Dollars in thousands other than value per share amounts)
Altama Delta	$31,986	$15,503	Not Meaningful	$23,744	$16.60
McRae	$10,500	$16,146	$12,535	$13,060	$9.23
Mean	$21,243	$15,824	$12,535	$16,534	$11.67

Value Per Share After Bonus	$14.89	$11.18	$8.87

Discounted Cash Flow Analysis

Due to the unavailability of long-term supply requirements from Wellco’s primary customer and the year-to-year variability of contract unit volume, Wellco is unable to prepare long-term financial projections. Therefore, Soles Brower was unable to perform a discounted cash flow analysis.

Liquidation Analysis

Soles Brower did not perform a liquidation analysis, stating that such analysis is not appropriate for the sale of a going concern.

Conclusion

Based on the foregoing analyses, Soles Brower concluded that Wellco’s equity is fairly valued in a range of $14.4 million to $19.1 million, or a price of $11.31 to $14.87 per fully-diluted share, with a mean of $13.30 per share.

Other Analyses Performed and Factors Considered

Soles Brower reviewed Wellco’s historical stock price and volume, estimated trading volumes at different stock prices and the weighted average stock price for different periods of time. Soles Brower also reviewed the historical trading volume of the Comparable Companies.

The implied per share values presented in the above analyses did not take into account all of the transaction expenses that are likely to be incurred in an acquisition of Wellco, because the level of such expenses is subject to considerable variation depending on the nature of the purchaser and the structure of the transaction. Specifically, the comparable company analysis did not reflect any transaction expenses. The comparable transaction analysis implicitly reflected the transaction expenses related to each transaction.

Pursuant to its engagement letter with Soles Brower dated October 2, 2006, Wellco agreed to pay to Soles Brower an aggregate fee of approximately $150,000 for its services in connection with the merger, which has been paid in full. The engagement letter also provides that Wellco will reimburse Soles Brower for its reasonable out-of-pocket expenses incurred in connection with Soles Brower’s role thereunder and will indemnify Soles Brower and its affiliates from and against certain liabilities. These liabilities include liabilities resulting from any action or legal proceeding against Soles Brower in connection with the engagement of Soles Brower by the Special Committee.

The Special Committee retained Soles Brower on the basis of its experience with mergers and acquisitions, financings and advising Boards of Directors and shareholders regarding strategic alternatives. Soles Brower is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

Interests of Wellco’s Directors and Officers in the Merger

In considering the recommendation of our Board of Directors in favor of the merger agreement, you should be aware that certain members of our Board and certain of our executive officers have interests in the merger that are different from, or in addition to, yours.

All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of shareholders generally. The Board and the Special Committee were aware of, and considered the interests of, our directors and executive officers in recommending and approving the merger agreement and the merger.

Indemnification and Insurance

The merger agreement provides the articles of incorporation and the bylaws of the surviving corporation of the merger will contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in our articles of incorporation and bylaws as in effect at the date of the merger agreement, and the surviving corporation will not repeal or adversely amend or modify those provisions for a period of six years after the effective time of the merger. The merger agreement also provides that, to the fullest extent permitted by law, for a period of six years after the effective time, the surviving corporation of the merger will indemnify and hold harmless each present and former officer, director, employee or agent from liabilities arising out of actions taken by them in their capacity as such at or prior to the effective time of the merger (and provides for the advancement of expenses). The merger agreement further provides that the surviving corporation of the merger will maintain in effect our current directors’ and officers’ liability insurance policies (or substitute with the same coverage from reputable carriers having a rating comparable to our current carrier), although the surviving corporation will use its reasonable best efforts to obtain a “tail” directors’ and officers’ liability insurance policy with a claims period of at least six years after the effective date of the merger with substantially the same coverage and amounts as those in effect on the date of the merger agreement. The surviving corporation is not required to spend for such coverage an aggregate amount in excess of 300% of the annual premium for our directors’ and officers’ liability insurance as of the date of the merger agreement.

Stock Options

Under the merger agreement, each then outstanding option will be cancelled and Parent will pay or cause us, as the surviving corporation of the merger to pay, the holder of the option an amount in cash equal to, for each share purchasable under the option, $14.00 reduced by the applicable exercise price per share for the option and applicable withholding. The following table sets forth, for each option held by a director or executive officer, the number of shares purchasable under the option, the exercise price per share of the option and the total payment, without deduction for applicable withholding, due with respect to that option.

	Shares Under	Exercise Price	Payment
Director or Executive Officer	Outstanding Options	per Share	for Options

Claude S. Abernethy, Jr.	2,000	$17.50	—
Tammy Francis	10,000	12.00	$20,000
Tammy Francis	1,500	8.00	9,000
John D. Lovelace	2,000	8.00	12,000
Fred Webb	7,000	8.00	42,000

Stay Bonus Agreements

On February 6, 2007, in connection with the consideration by our Board of Directors of the merger agreement and consistent with our Board’s plan to award our executive officers bonuses, contingent upon their remaining with Wellco through a sale of the company, in an aggregate amount equal to approximately 10% of the aggregate acquisition consideration, before reduction for bonuses, the Compensation Committee of our Board approved stay bonus arrangements for our four executive officers. We entered into stay bonus agreements with those executive officers later that day to evidence those arrangements. The stay bonus agreements provide that we will pay to the executive officer a specified cash bonus, less applicable withholding, on the business day next succeeding the effective date of the merger or any other merger transaction to which Wellco is a constituent party and pursuant to which the shares of our common stock are to be converted into the right to receive cash, other property or the securities of another entity, or any sale of all or substantially all of our assets. However, the executive officer will not be entitled to receive the bonus if prior to the effective date of such an event, the executive officer voluntarily terminates his employment or if we terminate the executive officer’s employment for “cause,” as defined in the stay bonus agreements.

The stay bonus agreements are with the following executive officers and provide for bonus payments in the following amounts:

Executive Officer	Bonus Amount

Lee Ferguson	$1,377,888
Tammy Francis	150,000
Neil Streeter	120,000
Fred Webb	75,000

The stay bonus agreements provide that the amount of the bonus payment will be reduced to the extent that it would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

The stay bonus agreements terminate if the merger or other company sale event described above is not consummated on or prior to September 30, 2007, although if on September 30, 2007 we are a party to an agreement providing for such a company sale event, the stay bonus agreements would then terminate if such a company sale event is not consummated on or prior to December 31, 2007.

Under the stay bonus agreements, each of the executive officers has agreed that other than with respect to payment of merger consideration for shares of Wellco common stock, if any, held by the executive officer and payment for options, if any, held by the executive officer and cancelled in connection with the merger, payment under the stay bonus agreement will be in lieu of any other bonus or other consideration payable by Wellco to the executive officer arising from the merger, including any change-in-control payment whether payable solely as a result of the merger or termination of the executive officer’s employment or diminution of the executive officer’s responsibilities in connection with or within a specified period following consummation of the merger. Accordingly, the stay bonus agreement with Mr. Ferguson modified his employment agreement dated March 17, 2006 to the extent that his employment agreement would provide for twelve-month severance payments to Mr. Ferguson if, upon a sale of Wellco or substantially all of its business assets to an individual or entity not then a shareholder of Wellco, Mr. Ferguson were to cease serving as President and Chief Executive Officer of Wellco.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Shareholders should read carefully the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference.

The merger agreement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties that we made to Parent and Merger Sub and that Parent and Merger Sub made to us. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the merger agreement. While we do not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. Our public filings with the SEC are available without charge on the Internet at www.sec.gov.

Form of the Merger

Subject to the terms and conditions of the merger agreement, and in accordance with North Carolina law, at the effective time of the merger, Merger Sub will merge with and into Wellco. Wellco will survive the merger as a wholly-owned subsidiary of Parent.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock will be converted into the right to receive $14.00 in cash, without interest, as described below. The $14.00 per share price payable under the terms of the merger agreement shall be paid in the form of cash merger consideration, as described below.

Following the completion of the merger, you shall be entitled to receive cash merger consideration in the amount of $14.00 per share for each share of our common stock that you own immediately prior to the effective time of the merger. As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of our common stock will cease to have any rights as a shareholder, except the right to receive the merger consideration.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock into the right to receive the $14.00 cash merger consideration will occur automatically at the effective time of the merger. At or prior to the effective time, Parent will appoint a commercial bank or trust company reasonably acceptable to us to act as paying agent for the purpose of paying the cash merger consideration upon surrender of stock certificates. Parent will deposit, or take steps to cause to be deposited, with the paying agent, in trust for the benefit of the holders of our common stock, cash in an amount equal to the product of $14.00 and the number of shares of our common stock outstanding immediately prior to the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the paying agent selected by Parent will send a letter of transmittal to each former Wellco shareholder who held shares of our common stock immediately prior to the effective time of the merger. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of our common stock together with a duly completed and validly executed letter of transmittal completed in accordance with the instructions thereto, the holder of the certificate will be entitled to receive the cash merger consideration for each share represented by the stock certificate and that stock certificate will be canceled.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if the certificate is properly endorsed or otherwise is in proper form for transfer and the person requesting such payment:

•	pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

•	establishes to us, the surviving corporation in the merger, that the tax has been paid or is not applicable.

No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Effect on Awards Outstanding Under Wellco’s Stock Option Plans

At or immediately prior to the effective time of the merger, any then outstanding options will be cancelled and Parent will pay or cause us, as the surviving corporation of the merger to pay, each holder of such options an amount in cash equal to, for each share purchasable under the option, $14.00 reduced by the applicable exercise price per share for the option and applicable withholding. To receive this payment, a holder of an option must surrender the option and deliver to Parent an acknowledgement of the cancellation of the option of the form attached to the merger agreement. Each holder of outstanding options has delivered to Parent a signed copy of the acknowledgement form.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the North Carolina Secretary of State. The filing of the articles of merger will occur no later than the third business day after the satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement, or such other date as we and Merger Sub may agree in writing.

Conditions to the Merger

The parties’ obligations to effect the merger are subject to the satisfaction or waiver of various conditions. The conditions to any party’s obligations to effect the merger are:

•	the merger agreement shall have been approved by our shareholders in accordance with North Carolina law, the Company’s articles of incorporation and its bylaws;

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (which we collectively refer to as an “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its subsidiaries, and we and each of Parent and Merger Sub are required to use commercially reasonable efforts to have any such Order vacated; and

•	any waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) applicable to the consummation of the merger shall have expired or been terminated.

Because the HSR Act is not applicable to the merger, the condition listed in the immediately preceding bullet point has been satisfied.

The separate conditions to Parent’s and Merger Sub’s obligations to effect the merger, which may be waived by Parent, are:

•	certain of our representations and warranties (which we refer to as the “identified representations and warranties”) must be true and correct in all respects and all of our other representations and warranties must be true and correct in all material respects as of the date of the merger agreement and as of the closing date as though then made on the closing date, except for those representations and warranties that address matters only as of a particular date (in which case the identified representations and warranties must be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); however, in the event of a breach of a representation or warranty other than an identified representation and warranty, this condition would be deemed to be satisfied unless the effect of all such breaches of representations and warranties, determined without regard to any materiality or material adverse effect qualifier contained therein, taken together has had, or could reasonably be expected to have, a material adverse effect on us, including on our ability to complete the transactions contemplated by the merger agreement. Our identified representations and warranties are our representations and warranties addressing number of shares of common stock and options outstanding and the capitalization of our subsidiaries, the required corporate actions necessary to approve the merger agreement and consummate the merger, the amount of payments any employee may receive by reason of the execution of the merger agreement or consummation of the transactions contemplated by the merger agreement, the accuracy of our statements in the proxy statement and other disclosure documents required to be filed with the SEC in connection with the merger, our receipt of the opinion of Soles Brower Smith & Co., the absence any broker and related broker’s fees, the amount of our expenses to consummate the merger, and the applicability of state antitakeover statutes to the merger;

•	we shall have, in all material respects, performed our agreements and covenants set forth in the merger agreement;

•	Parent shall have received evidence reasonably satisfactory to it that all governmental authorizations and third-party consents necessary for the consummation of the transactions under the merger agreement and those consents required by Parent under the merger agreement have been obtained;

•	there shall not have been since the date of the merger agreement any effect, event or change which has had or could reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole, which is defined to include our failure to obtain a government contract, pursuant to a pending bid, at a specified level;

•	we and our subsidiaries shall not be liable (directly or as a guarantor) for indebtedness for borrowed money in excess of $2,500,000 (other than additional indebtedness we may incur under our existing revolving credit facility up to the limits of that facility as of the date of the merger agreement in connection with either increased purchasing requirements arising in connection with the supply of products that were not included in the assumptions underlying the budget we provided to Parent or additional borrowings made with the prior written consent of Parent, which consent may not be unreasonably withheld);

•	there shall not be pending by or before any governmental or regulatory entity any suit, action or proceeding challenging or seeking:

•	to restrain or prohibit the completion of the transactions contemplated by the merger agreement;

•	to prohibit or limit the ownership or operation by us or any of our subsidiaries of any material portion of our business or assets (or the business or assets of any of our subsidiaries), or to compel us to dispose of or hold separate any material portion of our (or any of our subsidiaries’) business or assets, as a result of the transactions contemplated by the merger agreement;

•	to cause any of the transactions contemplated by the merger agreement to be rescinded following their completion; or

•	to impose limitations on the ability of Parent, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of any common shares, including the right to vote common shares on all matters properly presented to the holders of our outstanding common stock;

•	the shares held by holders of our outstanding common stock that demand appraisal of such shares in accordance with North Carolina corporate law shall not constitute more than 3% of our outstanding common stock; and

•	we shall have delivered certain other documents and certificates.

The separate conditions to our obligation to effect the merger, which may be waived by us, are:

•	Parent’s and Merger Sub’s representation and warranty that at the effective time of the merger Parent will have sufficient cash resources to fund the payment pursuant to the merger agreement of merger consideration and of amounts due to holders of options to acquire our common stock must be true and correct in all respects and all of their other representations and warranties must be true and correct in all material respects as of the date of the merger agreement and as of the closing date as though then made on the closing date, except for those representations and warranties that address matters only as of a particular date (in which case the representation and warranty with respect to availability of cash resources must be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); however, in the event of a breach of a representation or warranty other than the representation and warranty regarding availability of cash resources, this condition would be deemed to be satisfied unless the effect of all such breaches of representations and warranties, determined without regard to any materiality or material adverse effect qualifier contained therein, taken together has had, or could reasonably be expected to have, a material adverse effect on Parent’s and Merger Sub’s ability to complete the transactions contemplated by the merger agreement.

•	Parent and Merger Sub shall have performed their obligations set forth in the merger agreement in all material respects; and

•	Parent and Merger Sub shall have delivered certain other documents and certificates.

Board Recommendation of the Merger

Our Board has recommended that our shareholders vote for approval of the merger agreement. The merger agreement permits our Board to withdraw or modify its recommendation if for any reason it determines, after consultation with counsel, that withdrawal or modification of the recommendation is necessary in order for our directors to comply with their fiduciary duties under applicable law. If the Board were to withdraw its recommendation or to modify its recommendation in a manner adverse to Parent and Merger Sub, Parent would have the right to terminate the merger agreement. If the merger agreement is terminated for these reasons, we will have to pay Parent a termination fee equal to $900,000. See “The Merger Agreement — Termination” and “The Merger Agreement — Expenses” below.

Non-Solicitation

We have agreed that we and our subsidiaries and affiliates will not, and will cause our representatives not to, directly or indirectly,:

•	solicit, initiate, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal that is or reasonably could be expected to lead to, an acquisition proposal, although actions taken pursuant to the requirements of the merger agreement are not deemed “encouragement” for purposes of this covenant and we may make disclosures of non-public information to the extent we are required to make those disclosures pursuant to applicable law or contracts in existence as of the date of the merger agreement;

•	enter into, explore, maintain, participate in or continue any discussion or negotiation with any person (other than Merger Sub, Parent or any of their representatives) relating to an acquisition proposal or otherwise cooperate in any way with, or assist or participate in, or facilitate any effort or attempt by any such person to make or effect an acquisition proposal;

•	enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any acquisition proposal; or

•	authorize or permit any of our representatives to take any of the actions described above.

We have agreed that, upon our execution of the merger agreement, we and each of our subsidiaries would immediately cease and cause our affiliates and representatives to cease any and all then existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent or any of their respective representatives) with respect to any acquisition proposal, and use our reasonable best efforts to cause any such parties in possession of confidential information about us that was furnished by us or on our behalf to return or destroy all such information in their or their representatives’ possession.

Notwithstanding the foregoing, prior to approval of the merger agreement by our shareholders and subject to our compliance with the procedures described in the next succeeding paragraph, our Board of Directors may furnish information to, or engage in discussions or negotiations with, any person that makes an unsolicited bona fide written acquisition proposal if:

•	the acquisition proposal does not result from our breach of the non-solicitation obligations described above;

•	our Board of Directors determines in good faith, after consultation with independent outside legal counsel, that such action is necessary for our Board of Directors to comply with its fiduciary duties under applicable law;

•	the acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal; and

•	prior to furnishing information to, or engaging in discussions or negotiations with, a third-party, we receive from the third party an executed confidentiality agreement, which we must provide to Parent for information purposes and which must be on terms no less favorable to us than those contained in the confidentiality agreement we have entered into with Parent.

We are obligated to promptly (but in any event within two business days) notify Parent orally and in writing of the receipt of any acquisition proposal or any inquiry regarding the making of an acquisition proposal, including any request for non-public information, the terms and conditions of such request, acquisition proposal or inquiry, and the identity of the person making the request, acquisition proposal or inquiry and to keep Parent informed of the status and details (including amendments and proposed amendments) of any such request, acquisition proposal or inquiry. Prior to taking any of the actions referred to in the third preceding paragraph, our Board of Directors must promptly (but in any event within one day) notify Parent orally and in writing of any action it proposes to take with respect to such acquisition proposal. After taking any such action, our Board of Directors must promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent. At least three business days prior to our Board of Directors taking action to terminate the merger agreement as discussed in the next succeeding paragraph, our Board of Directors must notify Parent of any such action it proposes to take and, during the that three-business-day period, our Board of Directors or the Special Committee must negotiate in good faith with Parent with respect to any revised proposal to acquire all of our common stock that Parent may make prior to or during that three-business-day period.

If our Board of Directors is entitled to furnish information to, or engage in discussions or negotiations with, any person on the terms described above and complies with the above requirements, it may terminate the merger agreement (prior to the approval of the merger agreement by our shareholders) if the acquisition proposal constitutes a superior proposal and our Board of Directors determines in good faith after consultation with independent outside legal counsel that such action is necessary for our Board of Directors to comply with its fiduciary duties under applicable law.

The term “acquisition proposal” means any offer or proposal for, or any indication of interest in:

•	any direct or indirect acquisition or purchase of 15% or more of the total assets of Wellco or any of our subsidiaries, in a single transaction or series of transactions, other than the sale of inventory in the ordinary course of business;

•	any direct or indirect acquisition or purchase of 15% or more of any class of our equity securities, in a single transaction or series of transactions;

•	any tender offer or exchange offer (including a self-tender offer) that, if completed, would result in any person beneficially owning 15% or more of any class of our equity securities;

•	any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the company; or

•	any public announcement of an agreement, proposal, plan or intention to do any of the transactions described above (other than the transactions contemplated by the merger agreement).

The term “superior proposal” means a bona fide written proposal by a person to acquire 100% of our outstanding equity securities or all or substantially all of our assets and the assets of our subsidiaries that our Board of Directors determines in good faith, after consultation with Soles Brower Smith & Co. or any other independent financial advisor of recognized reputation, to be more favorable from a financial point of view to the shareholders than the merger (including any adjustment to the terms and conditions of the merger proposed in writing by Parent in response to the acquisition proposal), and is reasonably capable of being consummated without undue delay and for which the person making such acquisition proposal delivers satisfactory written evidence to our Board of Directors of readily available cash on hand or financing commitments required to complete such acquisition proposal.

Termination

The merger agreement may be terminated at any time prior to the closing of the merger, whether before or after approval of the merger agreement by our shareholders (except as otherwise provided below), under the circumstances described below.

Termination by Us, Parent and Merger Sub

The parties to the merger agreement may terminate the merger agreement upon the mutual written consent of Wellco (acting under the direction of our Board of Directors), Parent and Merger Sub.

Termination by Us, Parent or Merger Sub

In addition, we, Parent or Merger Sub may terminate the merger agreement:

•	if a governmental entity issues a final and nonappealable order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, our common shares pursuant to the merger, provided that the right to terminate the merger agreement will not be available to any party who has failed to obtain any governmental authorization or third-party consent required to be obtained under the merger agreement or who does not use its commercially reasonable efforts to have such order vacated;

•	if the merger is not consummated on or before May 31, 2007 (unless all conditions are met or waived in writing except for the condition requiring the approval of our shareholders, and we have not held the special meeting because the SEC has not yet cleared the proxy statement, in which case the date, which we refer to as the “expiration date,” will be extended for an additional 45 days), provided that the right to terminate the merger agreement will not be available to any party whose failure to perform its obligations under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before the expiration date and such failure constitutes a material breach of the merger agreement;

•	if there is any law that makes consummation of the merger illegal or otherwise prohibited; or

•	if the requisite vote of our shareholders necessary to adopt the merger agreement has not been obtained.

Termination by Parent and Merger Sub

In addition, Parent and Merger Sub may terminate the merger agreement:

•	if we breach any of our covenants, other agreements, representations or warranties in the merger agreement such that the closing condition regarding the performance of our covenants and agreements or the accuracy of our representations and warranties would not be satisfied and we have not cured such breach within 15 days after we receive notice of the breach (except that we will not have the opportunity to cure a breach of our non-solicitation obligations);

•	if (i) our Board of Directors withdraws or modifies in a manner adverse to Parent and Merger Sub its approval and favorable recommendation of the merger agreement or the merger, (ii) our Board of Directors fails to reconfirm its approval and favorable recommendation within four business days after a written request by Parent and Merger Sub to do so, (iii) our Board of Directors approves or recommends to our shareholders any acquisition proposal, (iv) we fail to call the special meeting or fail to mail the proxy statement within five business days after being cleared by the SEC, or we fail to include in the proxy statement the favorable recommendation of our Board of Directors, or (v) we, our Board of Directors or the Special Committee resolves to take any of the actions described above; or

•	if, as of three business days prior to the expiration date of the merger agreement, the special meeting (which meets the quorum requirements) has not been held for the purpose of taking action to approve the merger agreement.

Termination by Us

In addition, we may terminate the merger agreement:

•	if Parent or Merger Sub breach any of their respective covenants, other agreements, representations or warranties in the merger agreement such that the closing condition regarding the performance of their respective covenants and agreements or the accuracy of their respective representations and warranties would not be satisfied and the breaching party has not cured such breach within 15 days after Parent and Merger Sub receive notice of the breach; or

•	at any time prior to the approval of the merger agreement by our shareholders, if we receive a superior proposal and our Board of Directors reasonably determines in good faith that termination of the merger agreement is necessary for our Board of Directors to comply with its fiduciary duties under applicable law, so long as we follow the notice provisions in the merger agreement and concurrently make all payments to Parent and Merger Sub required by the merger agreement in connection with such a termination.

Expenses

Fees and expenses will generally be payable by the party incurring such fees or expenses, except that each of the company and Parent will bear one half of the cost of any required filing to be made with any governmental entities in connection with the transactions contemplated by the merger agreement. In the event that the merger agreement is terminated as a result of (i) our breach of our covenants, other agreements, representations or warranties under the merger agreement and such breach either cannot be, or has not been, cured within 15 days following written notice, (ii) our failure to hold the special meeting (or the failure to have a quorum at such meeting) by the third business day preceding the expiration date, or (iii) the failure to obtain the requisite votes of our shareholders to approve the merger agreement, we must reimburse all of Parent’s and Merger Sub’s reasonable expenses incurred in connection with the merger agreement, up to a maximum of $500,000.

In the event that the merger agreement is terminated as a result of:

•	Parent’s or Merger Sub’s breach of their respective covenants, other agreements, representations or warranties under the merger agreement, and such breach either cannot be, or has not been, cured within 15 days following written notice; or

•	the failure to obtain the requisite votes of our shareholders to adopt the merger agreement if Parent and Merger Sub are in breach of their representation and warranty with respect to their beneficial ownership of no more than 20% of our outstanding common stock and as a result of such breach the supermajority voting requirement under the North Carolina Shareholder Protection Act is applicable to the shareholder vote to approve the merger, then Parent must reimburse all of our reasonable expenses incurred in connection with the merger agreement, up to a maximum of $500,000.

Termination Fees

We have agreed to pay Parent and Merger Sub a termination fee equal to $900,000, payable if the merger agreement is terminated:

•	by us if we receive a superior proposal and our Board of Directors reasonably determines in good faith that termination of the merger agreement is necessary for our Board of Directors to comply with its fiduciary duties under applicable law; or

•	by Parent and Merger Sub if (i) our Board of Directors withdraws or modifies in a manner adverse to Parent and Merger Sub its approval and favorable recommendation of the merger agreement or the merger, (ii) our Board of Directors fails to reconfirm its approval and favorable recommendation within four business days after a written request by Parent and Merger Sub to do so, (iii) our Board of Directors approves or recommends to our shareholders any acquisition proposal, (iv) we fail to call the special meeting or fail to mail the proxy statement within five business days after being cleared by the SEC, or we fail to include in the proxy statement the favorable recommendation of our Board of Directors, or (v) we, our Board of Directors or the Special Committee resolves to take any of the actions described above.

We have agreed to pay Parent and Merger Sub a termination fee equal to $900,000, minus any amount we have already paid toward their expenses (as described under “Expenses” above), payable if the merger agreement is terminated for the reasons described below and, prior to such termination, an acquisition proposal shall have been made to us or any of our subsidiaries or any person shall have publicly announced an intention (whether or not conditional) to make an acquisition proposal with respect to us or any of our subsidiaries and (i) we complete any acquisition proposal within 12 months of the date of the termination, or (ii) within 12 months of the date of the termination we enter into a transaction agreement with respect to an acquisition proposal and consummate any acquisition proposal within 12 months of the date that agreement. This termination fee will be payable under the circumstances described in this paragraph if the merger agreement is terminated because:

•	the requisite vote of our shareholders necessary to adopt the merger agreement has not been obtained (unless the acquisition proposal is publicly withdrawn at least five business days prior to the special meeting);

•	the merger is not consummated prior to the expiration date as described above; or

•	as of three business days prior to the expiration date, the special meeting (meeting the quorum requirements) has not been held for the purpose of taking action to approve the merger agreement.

Conduct of Business Pending the Merger

Under the merger agreement, we have agreed that, prior to the effective time of the merger, subject to certain exceptions, unless we obtain Parent’s written consent (which, in certain instances, may not be unreasonably withheld), we will conduct our business and operations, and the business and operations of our subsidiaries, only in the ordinary and usual course of business and our subsidiaries and we shall use our commercially reasonably efforts to preserve intact our current business organizations and preserve substantially intact the goodwill of those having business relationships with us.

In addition, we have agreed that, subject to certain exceptions set forth in the merger agreement, we shall not, and shall not permit any of our subsidiaries to, without Parent’s written consent:

•	authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of our common stock or the common stock of any of our subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of common shares upon the exercise of options outstanding prior to the date of the merger agreement;

•	repurchase, redeem or otherwise acquire, or permit any of our subsidiaries to repurchase, redeem or otherwise acquire, any of our common stock or other equity interests of the company or our subsidiaries (including securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, common stock or other equity interests of the company or our subsidiaries);

•	sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest we own in any of our subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of our subsidiaries;

•	amend or otherwise change our articles of incorporation or bylaws or permit any of our subsidiaries to amend its articles of incorporation, bylaws or equivalent organizational documents;

•	split, combine or reclassify any shares of our common stock, or permit any of our subsidiaries to split, combine or reclassify any shares of its common stock;

•	declare, set aside or pay any dividends on, (whether in cash, stock or property), or make any other distributions in respect of, any of our capital stock or permit any of our subsidiaries to do so in respect of its capital stock (except for dividends paid by direct or indirect wholly owned subsidiaries to the company with respect to capital stock);

•	except as permitted under the merger agreement, grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee of the company except for increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements listed in the merger agreement and periodic increases consistent with past practice for employees other than officers and directors;

•	enter into any new or materially amend any existing employment, severance or termination agreement with any current or former director, officer or employee of the company;

•	except as may be required to comply with applicable law and except as provided in the merger agreement:

•	become obligated under any benefit plan that was not in existence on the date of the merger agreement or materially amend, modify or terminate any benefit plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date of the merger agreement; or

•	pay any benefit not required by any plan or arrangement as in effect as of the date of the merger agreement (including the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock, except as otherwise contemplated by the merger agreement);

•	hire any employee, except:

•	the replacement of any current employee of the company or any of our subsidiaries whose employment with the company or any of our subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated employee); or

•	new employees having anticipated annual compensation (including bonuses) not exceeding $100,000 individually or $500,000 in the aggregate;

•	acquire or agree to acquire, including by merging or consolidating with, or purchasing all or substantially all the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than purchases of inventory or supplies in the ordinary course of business consistent with past practice;

•	sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of, any of our properties or assets or the properties or assets of our subsidiaries, with certain exceptions;

•	incur, assume or pre-pay any indebtedness for borrowed money or enter into any agreement to incur, assume or pre-pay any indebtedness for borrowed money, or guarantee, or agree to guarantee, any such indebtedness or obligation of another person, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of ours or any of our subsidiaries, guarantee any debt securities of others, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than the incurrence of indebtedness under our existing revolving credit facility up to the limits of that facility as of the date of the merger agreement;

•	make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity (other than loans between or among us and any of our wholly-owned subsidiaries and except for cash advances to employees for reimbursable travel and other reasonable business expenses in the ordinary course of business);

•	assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for the obligations of our subsidiaries permitted under the merger agreement;

•	adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to Wellco or any of our subsidiaries, with certain exceptions;

•	enter into, amend, modify or supplement any material contract or license agreement outside of the ordinary course of business consistent with past practice, except as may be necessary for us to comply with our obligations under the merger agreement, or waive, release, grant, assign or transfer any of our material rights or claims or the material rights or claims of our subsidiaries (whether such rights or claims arise under a material contract, license agreement or otherwise);

•	authorize or make any capital expenditures in excess of $750,000 in the aggregate for the company and our subsidiaries, taken as a whole;

•	enter into, amend, modify or supplement any material agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the company or any of our subsidiaries (or any affiliate of any of the foregoing), with certain exceptions;

•	establish or acquire any subsidiary other than wholly-owned subsidiaries or subsidiaries organized outside of the United States and its territorial possessions;

•	amend, modify or waive any term of any outstanding security of the company or any of our subsidiaries, except as required by the merger agreement;

•	enter into any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, with certain exceptions;

•	settle or compromise any pending or threatened suit, action, claim or litigation;

•	change any of the accounting policies, practices or procedures (including tax accounting policies, practices and procedures) used by the company and our subsidiaries as of the date of the merger agreement, except as may be required as a result of a change in applicable law or in United States generally accepted accounting principles;

•	revalue in any material respect any of our assets or the assets of our subsidiaries, including writing down the value of inventory in any material manner or the write-off of notes or accounts receivable in any material manner;

•	make or change any material tax election, make or change any method of accounting with respect to taxes, file any amended tax return or settle or compromise any material tax liability;

•	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in our financial statements or incurred in the ordinary course of business and consistent with past practice; or

•	agree or commit to do any of the foregoing.

We also agree that we shall and shall cause our subsidiaries to:

•	comply in all material respects with our obligations under our material contracts and license agreements as such obligations become due;

•	continue in force with our existing or other reputable insurance companies, adequate insurance covering risks of such types and in such amounts as are consistent with our past practices and shall not permit any insurance policy naming us or one of our subsidiaries as beneficiary or loss payable payee to be canceled or terminated;

•	maintain any real property to which the company or our subsidiaries have ownership or a leasehold interest (including the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation;

•	timely pay all material taxes, water and sewage rents, assessments and insurance premiums affecting such real property; and

•	timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof.

Modification and Amendment; Extension and Waiver; Assignment

The merger agreement may be amended by the parties at any time, before or after shareholder approval of the merger agreement has been obtained. However, if the merger agreement is to be amended after shareholder approval has been obtained, no amendment will be allowed that reduces or adversely affects (i) the manner or timing of payment of the merger consideration or the payment for options contemplated by the merger agreement or (ii) the establishment or maintenance of the payment fund under the merger agreement. Any amendment or modification must be made in writing.

At any time prior to the effective time of the merger, a party may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement;

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement; and

•	Parent and Merger Sub may assign their respective rights and obligations under the merger agreement to one or more of their respective affiliates, so long as they remain primarily obligated with respect to any delegated obligation.

Representations and Warranties

The merger agreement contains customary representations and warranties of the company and our subsidiaries relating to, among other things:

•	corporate organization;

•	capitalization;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	organization and capitalization of our subsidiaries;

•	required consents, approvals, orders and authorizations of governmental authorities and third parties relating to the merger agreement and related matters;

•	the accuracy of documents filed with the SEC, including financial statements;

•	presence of disclosure controls and procedures;

•	no undisclosed liabilities;

•	compliance with applicable laws;

•	the absence of material adverse effects;

•	payments required to be made in the event of a change-of-control;

•	pending or threatened litigation;

•	the accuracy of information contained in this proxy statement;

•	benefit plans;

•	tax matters;

•	matters relating to intellectual property and products;

•	licenses and permits;

•	matters relating to contracts and commitments to which we or one or more of our subsidiaries is a party;

•	environmental matters;

•	the fairness opinion of Soles Brower;

•	engagement of, and the payment of fees to, brokers, investment bankers and financial advisors;

•	recommendations made by the Special Committee to our Board of Directors and our Board of Directors;

•	the vote of our shareholders required to approve the merger agreement;

•	title to properties and assets and rights with respect to leasehold interests;

•	labor matters;

•	insurance coverage;

•	government contracts and certain regulatory matters;

•	company expenses; and

•	inapplicability of certain state anti-takeover statutory requirements to the merger and the absence of any shareholder rights plans.

The merger agreement contains customary representations and warranties of Parent and Merger Sub relating to, among other things:

•	corporate organization;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	required consents, approvals, orders and authorizations of governmental authorities and third parties relating to the merger agreement and related matters;

•	litigation;

•	engagement of, and the payment of fees to, brokers, investment bankers and financial advisors;

•	beneficial ownership of no more than 20% of the outstanding shares of our common stock;

•	the accuracy of information contained in this proxy statement that is provided by Parent or Merger Sub;

•	ownership of capital stock;

•	contracts with the company’s officers and directors; and

•	sufficiency of funds necessary to consummate the transactions contemplated by the merger agreement.

Articles of Incorporation and Bylaws

As of the effective time of the merger, our articles of incorporation will be amended as provided in an exhibit attached to the merger agreement and the bylaws of Merger Sub in effect at the effective time of the merger will be the bylaws of the surviving corporation of the merger.

Delisting and Deregistration of Wellco’s Common Stock

If the merger is completed, our common stock will no longer be traded on the American Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Financing

The total amount of cash required to complete the merger, including payment of the cash merger consideration and the payment of related fees and expenses, is estimated to be approximately $22,500,000. On February 6, 2007, Golden Gate entered into a letter agreement in favor of Parent and us pursuant to which, among other things, Golden Gate committed on behalf of itself and one or more of its affiliated funds to be designated by it, on the terms and conditions set forth in the commitment letter, to invest an amount equal to $22,500,000 for the acquisition of equity and/or debt securities of Parent, as a source of funds required to fund the merger in accordance with the terms of the merger agreement. Golden Gate’s commitment is conditioned only upon:

•	the prior fulfillment in accordance with the terms and conditions (and not the waiver) of each and all of the conditions precedent to Parent’s and Merger Sub’s obligations to consummate the merger under the merger agreement; and

•	the contemporaneous closing of the merger.

Golden Gate is entitled, prior to or after execution of definitive documentation for the financing transactions contemplated by the commitment letter, to assign any portion of its commitment to one or more of its affiliates or other investors, and upon the actual funding of the assigned portion of Golden Gate’s commitment effective upon the closing of the merger, Golden Gate would have no further obligation with respect to that assigned portion of its commitment.

The commitment letter will terminate upon the earliest to occur of:

•	the consummation of the merger;

•	the expiration or termination of the merger agreement in accordance with its terms; or

•	the expiration date set forth in the merger agreement.

Continuation of Certain Wellco Employee Benefits

Parent has agreed that the employees of Wellco who are retained following the effective time of the merger will receive credit for all service to us. The surviving corporation of the merger has agreed to honor all of our existing employee benefit plans, but is permitted to amend, modify or terminate those plans at any time following the completion of the merger.

Accounting Treatment

The merger will be treated as a purchase business combination for accounting purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section discusses the material U.S. federal income tax consequences of the merger to our shareholders whose shares of our common stock are surrendered in the merger and who have the right to receive cash consideration of $14.00 per share. The discussion below applies only to our shareholders that hold our common stock as capital assets at the time of the merger (generally, for investment), and the discussion may not apply to:

•	shareholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	shareholders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates;

•	persons with a “functional currency” other than the U.S. dollar;

•	investors in pass-through entities;

•	retirement plans and tax-exempt organizations; or

•	shareholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation.

The discussion below is based upon U.S. federal income tax laws and regulations as in effect as of the date of this proxy statement, and existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our shareholders.

The cash consideration paid to shareholders in the merger should be treated for U.S. federal income tax purposes as received in a taxable exchange. A Wellco shareholder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the cash received by the shareholder pursuant to the merger, and the shareholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered in the merger. If at the time of the merger a non-corporate shareholder’s holding period for the shares of our common stock is more than one year, any gain recognized generally will be subject to U.S. federal income tax at a maximum rate of 15%. If the non-corporate shareholder’s holding period for the shares of common stock is one year or less at the time of the merger, any gain will be short-term capital gain that could be subject to U.S. federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses.

Cash consideration received by our non-corporate shareholders in the merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the shareholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate shareholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided the shareholder furnishes specified required information to the Internal Revenue Service.

The foregoing summary discussion is not intended or written to be used, and it cannot be used, by any shareholder or other taxpayer for the purpose of avoiding penalties that may be imposed on such shareholder or taxpayer. Holders of our common stock are strongly urged to consult an independent tax advisor as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

In addition to consideration of the merger, at the special meeting the shareholders will be asked to consider and approve an amendment to Wellco’s articles of incorporation to extend its corporate existence in perpetuity. An amendment to Wellco’s articles of incorporation adopted in 1946 established a 60-year period of duration of the corporation which lapsed in June 2006. Notwithstanding this provision of the articles of incorporation, Wellco continues to exist under North Carolina law subject to being administratively dissolved by the North Carolina Secretary of State upon 60 days’ notice.

The proposed amendment, which is set forth in Appendix C to this proxy statement, would permit a perpetual period of duration of Wellco as a corporation. If our articles of amendment are amended as proposed, Wellco would not longer be subject to potential administrative dissolution based on the lapse of its period of duration. If the proposed amendment to the articles of incorporation is approved by the shareholders at the special meeting, we plan to proceed with filing the articles of amendment independent of the vote of the shareholders with respect to the approval of the merger agreement. Shareholder approval of the proposed amendment to the articles of incorporation is not a condition to any party’s obligations to complete the merger pursuant to the merger agreement.

On February 6, 2007, the Board adopted the proposed amendment to the articles of incorporation and resolved to recommend that the shareholders approve the proposed amendment. The proposed amendment to the articles of incorporation will be approved at the special meeting if more votes are cast in favor of the proposed amendment than are cast against the proposed amendment. Our Board of Directors recommends that you vote FOR the adoption of the proposed amendment to the articles of incorporation.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the common stock beneficially owned as of February 15, 2007 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our executive officers;

•	each of our directors; and

•	all our officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock that the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after February 15, 2007. Percentage of beneficial ownership is based on 1,270,746 shares outstanding as of February 15, 2007 and, with respect to any person whose beneficial ownership of shares includes shares purchasable under options, the number of shares purchasable under those options.

	Shares of		Percentage of
Name of Beneficial Owner	Common Stock(1)		Total Common Stock

Estate of James T. Emerson(2)	747,084		58.8
Evan Kent Auberry(3)	82,004		6.5
V. Lee Ferguson	—		—
Fred K. Webb, Jr.	12,000		*
George Henson	—		—
Rolf Kaufman	43,192	(4)	3.4
Sarah E. Lovelace	759,284	(2)	59.8
Claude S. Abernethy, Jr.	4,000		*
John D. Lovelace	2,000		*
David Kemper	—		—
Katherine J. Emerson	3,900	(5)	*
Tammy Francis	13,500		1.1
Neil Streeter	10	(6)	*
Directors and executive officers as a group (11 persons)	837,886		64.8

(1)	Includes the following shares purchasable under options: Fred K. Webb, Jr., 7,000 shares; Claude S. Abernethy, Jr., 2,000 shares; John D. Lovelace, 2,000 shares; Tammy Francis, 11,500 shares; directors and executive officers as a group, 22,500 shares.

(2)	Sarah E. Lovelace is the Executrix of the estate of James T. Emerson, which holds 747,084 shares. Mrs. Lovelace’s address is 482 Cedarbrook Drive, Danville, Virginia 24541. Mrs. Lovelace, Mr. Lovelace, who is her son, and Mr. Webb, who is her nephew, are beneficiaries of the estate of James T. Emerson. Mrs. Emerson is the spouse of another beneficiary of the estate of James T. Emerson.

(3)	Based on a Schedule 13G filed by Evan Kent Auberry and Carolyn C. Auberry with the SEC on February 12, 2007, Evan Kent Auberry holds 210 shares, Carolyn C. Auberry holds 29,659 shares directly and 1,135 shares through an IRA, and the Horace Auberry Family Trust of which Evan Kent Auberry is a trustee and Carolyn C. Auberry is a beneficiary, holds 51,000 shares. Carolyn C. Auberry is the mother of Evan Kent Auberry and her address is 218 Crestridge Drive, Waynesville, North Carolina 28785. Mr. Auberry’s address is 300 North Greene Street, Suite 1400, Greensboro, North Carolina 27401.

(4)	Includes 4,000 shares held by a trust of which Mr. Kaufman is the principal beneficiary.

(5)	Includes 3,600 shares jointly held by Mrs. Emerson and her spouse.

(6)	Includes 10 shares held by Mr. Streeter’s minor child.

SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our shareholders. If the merger is not completed, our shareholders will continue to be entitled to attend and participate in Wellco shareholder meetings.

If the merger is not consummated, any shareholder desiring to present a proposal for inclusion in our proxy statement for our annual meeting of shareholders to be held in 2007 must deliver the proposal to our executive offices no later than June 22, 2007. Only those proposals that are proper for shareholder action and otherwise proper may be included in our proxy statement. Individuals appointed as proxies to vote shares at our annual meeting of shareholders to be held in 2007 will have discretion to vote those shares on any proposal presented at that meeting by a shareholder unless that shareholder gives us written notice of the proposal no later than September 5, 2007.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006.

We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the fiscal year ended July 1, 2006, Quarterly Reports on Form 10-Q for the periods ended September 30, 2006 and December 31, 2006 and our Current Reports on Form 8-K filed after July 1, 2006, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, that are included in those reports. Requests should be sent to:

Ms. Tammy Francis
Wellco Enterprises, Inc.
150 Westwood Circle
P.O. Box 188
Waynesville, NC 28786
Telephone: (828) 456-3545, extension 159
Email: tfrancis@wellco.com

Wasatch Boot Holdings, Inc. and Wasatch Merger Sub, Inc. have supplied all information contained in this proxy statement relating to Wasatch Boot Holdings, Inc. and Wasatch Merger Sub, Inc., respectively, and we have supplied all such information relating to Wellco.

Our shareholders should not send in their certificates until they receive the transmittal materials from the paying agent. Our shareholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 16, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

By order of the Board of Directors,

George Henson
Chairman of the Board

Waynesville, North Carolina
April 16, 2007

Appendix A

AGREEMENT AND PLAN OF MERGER
dated as of February 6, 2007
by and among
WELLCO ENTERPRISES, INC.,
WASATCH MERGER SUB, INC.
and
WASATCH BOOT HOLDINGS, INC.

ARTICLE 1 THE MERGER
1.01	The Merger	A-5
1.02	Effective Time	A-5
1.03	Effects of the Merger	A-6
1.04	Articles of Incorporation and Bylaws of the Surviving Corporation	A-6
1.05	Directors	A-6
1.06	Officers	A-6
1.07	Closing	A-6
1.08	Additional Actions	A-6

ARTICLE 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB
2.01	Effect on Shares of Capital Stock	A-6
2.02	Options; Stock Plans	A-7
2.03	Payment for Common Shares and Options in the Merger	A-8
2.04	Adjustments	A-10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.01	Organization and Qualification	A-10
3.02	Charter Documents and Bylaws	A-11
3.03	Capitalization	A-11
3.04	Authority Relative to this Agreement	A-12
3.05	Company Subsidiaries	A-12
3.06	No Violation; Required Filings and Consents	A-12
3.07	SEC Reports and Financial Statements	A-13
3.08	Compliance with Applicable Laws	A-14
3.09	Absence of Certain Changes or Events	A-14
3.10	Change of Control	A-15
3.11	Litigation	A-16
3.12	Information in Proxy Statement	A-16
3.13	Benefit Plans	A-16
3.14	Taxes	A-17
3.15	Intellectual Property	A-19
3.16	Licenses and Permits	A-20
3.17	Material Contracts	A-20
3.18	Environmental Laws	A-21
3.19	Opinion of Financial Advisor	A-22
3.20	Brokers	A-22
3.21	Special Committee and Company Board Recommendations	A-22
3.22	Required Shareholder Vote	A-22
3.23	Properties and Assets	A-22
3.24	Labor Matters	A-22
3.25	Insurance	A-23
3.26	Government Contract and Regulatory Matters	A-23
3.27	Company Expenses	A-26
3.28	State Takeover Statutes	A-26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT
4.01	Organization and Qualification	A-26
4.02	Charter Documents and Bylaws	A-27
4.03	Authority Relative to this Agreement	A-27
4.04	No Violation; Required Filings and Consents	A-27
4.05	Litigation	A-27
4.06	Brokers	A-28
4.07	Beneficial Ownership of Common Shares	A-28
4.08	Information Supplied	A-28
4.09	Ownership and Operations of Merger Sub	A-28
4.10	Other Agreements	A-28
4.11	Financing	A-28

ARTICLE 5 COVENANTS
5.01	Interim Operations	A-28
5.02	Shareholders’ Meeting	A-31
5.03	Filings and Consents	A-32
5.04	Access to Information	A-32
5.05	Notification of Certain Matters	A-33
5.06	Public Announcements	A-33
5.07	Indemnification; Directors’ and Officers’ Insurance	A-33
5.08	Further Assurances; Reasonable Efforts	A-35
5.09	No Solicitation	A-35
5.10	Third Party Standstill Agreements	A-37
5.11	SEC Reports	A-37
5.12	Delisting	A-37
5.13	Cooperation with Financing	A-37
5.14	Shareholder Litigation	A-38
5.15	Conveyance Taxes	A-38
5.16	Special Meeting	A-38
5.17	State Takeover Laws	A-38
5.18	Employee Matters	A-38

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER
6.01	Conditions to the Obligations of Each Party	A-39
6.02	Conditions to Obligations of Merger Sub and Parent	A-39
6.03	Conditions to Obligation of the Company	A-40

ARTICLE 7 TERMINATION
7.01	Termination by Mutual Consent	A-41
7.02	Termination by Merger Sub, Parent or the Company	A-41
7.03	Termination by Merger Sub and Parent	A-41
7.04	Termination by the Company	A-42
7.05	Effect of Termination	A-42

ARTICLE 8 MISCELLANEOUS
8.01	Payment of Fees and Expenses	A-42
8.02	Survival	A-43
8.03	Modification or Amendment	A-43
8.04	Entire Agreement; Assignment	A-44
8.05	Validity	A-44
8.06	Notices	A-44
8.07	Governing Law	A-45
8.08	Descriptive Headings	A-45
8.09	Counterparts	A-45
8.10	Certain Definitions. As used in this Agreement:	A-45
8.11	Specific Performance	A-45
8.12	Company Disclosure Schedule	A-45
8.13	Extension; Waiver	A-45
8.14	Third-Party Beneficiaries	A-46
8.15	Severability	A-46

Exhibits

Exhibit 1.02	Articles of Merger
Exhibit 1.04(a)	Articles of Incorporation of the Surviving Corporation
Exhibit 2.02(c)	Form of the Option Holder Written Acknowledgment
Exhibit 3.19	Opinion of Financial Advisor
Exhibit 5.06	Form of Press Release

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 6, 2007, is entered into by and among Wellco Enterprises, Inc., a North Carolina corporation (the “Company”), Wasatch Merger Sub, Inc., a North Carolina corporation (the “Merger Sub”) and Wasatch Boot Holdings, Inc., a Delaware corporation (“Parent”). Merger Sub is a wholly owned direct or indirect subsidiary of Parent.

RECITALS

WHEREAS, a special committee (the “Special Committee”) of the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has unanimously recommended that the Company Board approve and adopt this Agreement and the transactions contemplated hereby (the “Transactions”), and recommend the Merger (as defined below) to the shareholders of the Company, and has received a written opinion of the Financial Advisor (as defined in Section 3.19) as set forth in Section 3.19 herein;

WHEREAS, the Company Board, based upon the recommendation of the Special Committee, at a meeting duly called and held, has (i) declared the advisability of this Agreement and the Transactions and approved and adopted this Agreement and the Transactions, including the Merger, in accordance with the NCBCA and the Company’s articles of incorporation and bylaws, and (ii) subject to the provisions of Section 5.02 hereof, resolved to recommend that the shareholders of the Company approve this Agreement and the Merger.;

WHEREAS, the Special Committee, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement and the North Carolina Business Corporation Act, as amended (the “NCBCA”), whereby (i) each issued and outstanding share of the common stock, par value $1.00 per share (the “Common Shares”), of the Company, other than Common Shares to be canceled pursuant to Section 2.01(b) and Dissenting Shares (as defined in Section 2.01(d)), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a)) and, (ii) each Option (as defined in Section 2.02(a)) shall be converted into the right to receive the Merger Consideration that the holder of such Option would have been entitled to receive, if any, assuming such holder had exercised such Option immediately prior to the consummation of the Merger, all as more particularly set forth in Section 2.02(b);

WHEREAS, the Company, Merger Sub and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01  The Merger.  At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the provisions of the NCBCA, Merger Sub shall be merged (the “Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of North Carolina.

1.02  Effective Time.  On the Closing Date (as defined in Section 1.07), and provided that this Agreement has not been terminated or abandoned pursuant to Article 7 hereof, the Company and Merger Sub will cause Articles of Merger in the form attached hereto as Exhibit 1.02 (the “Articles of Merger”) to be duly executed and filed, in the manner required by the NCBCA, with the Secretary of State of the State of North Carolina, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the “Effective Time.”

1.03  Effects of the Merger.  The Merger shall have the effects set forth in the NCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.04  Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The Articles of Incorporation of the Company shall be amended in the Merger to read in its entirety as set forth as Exhibit 1.04(a) attached hereto and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

(b) The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with the provisions thereof and hereof and applicable law.

1.05  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and the Surviving Corporation’s Articles of Incorporation and Bylaws.

1.06  Officers.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.07  Closing.  Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Kirkland & Ellis LLP, 555 California Street, San Francisco, CA 94104, as promptly as practicable but in no event later than the third business day following the satisfaction (or waiver if permissible) of the conditions set forth in Article 6 or (ii) at such other place and time and/or on such other date as the Company and Merger Sub may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.08  Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB

2.01  Effect on Shares of Capital Stock.

(a) Common Shares of the Company.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any)

shall be canceled and extinguished and converted into the right to receive $14.00 in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, upon the surrender of the certificate formerly representing such Common Share in the manner provided in Section 2.03.  All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the consideration specified in the preceding sentence.

(b) Cancellation of Certain Common Shares.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is owned by the Company or any wholly owned subsidiary as treasury stock or otherwise or owned by Merger Sub or any of its affiliates immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Capital Stock of Merger Sub.  As of the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub capital stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation capital stock into which the shares of Merger Sub capital stock formerly represented thereby shall have been converted pursuant to the terms hereof.

(d) Dissenting Shares.  If, at the record date for determining holders of Common Shares entitled to vote at the Shareholders Meeting (as defined below), the Common Shares are neither listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. nor held by at least 2,000 record holders, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Shareholder”) who has not voted such Common Shares in favor of the Merger and who has properly submitted a notice of intent to demand payment for such Common Shares in accordance with Article 13 of the NCBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Article 13 of the NCBCA, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to payment under Article 13 of the NCBCA. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to payment for Dissenting Shares in accordance with Article 13 of the NCBCA, such former Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a).

The Company shall give Merger Sub prompt notice of any notices of intent to demand payment and payment demands pursuant to Article 13 of the NCBCA received by the Company, withdrawals of such demands and any other instruments served pursuant to Article 13 of the NCBCA and received by the Company, and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such payment demands.

2.02  Options; Stock Plans.

(a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted to any current or former employee or director of the Company or any subsidiary of the Company or any other person under any stock option plan or similar plan of the Company or in connection with any employment, consulting or other agreement with the Company or any subsidiary of the Company prior to the date hereof (including, without limitation, the 1997 Stock Option Plan for Key Employees of Wellco Enterprises, Inc., the 1997 Stock Option Plan for Non-Employee Directors of Wellco Enterprises, Inc., the 1999 Stock Option Plan for Key employees of Wellco Enterprises, Inc., and the 1999 Stock Option Plan for Non-Employee Directors of Wellco Enterprises, Inc.) (collectively, the “Stock Plans”).

(b) At or immediately prior to the Effective Time, each unexercised, then outstanding Option, shall be canceled and Parent shall pay or shall cause the Surviving Corporation to pay each holder thereof at or promptly after the Effective Time for each such Option surrendered for cancellation and accompanied by an acknowledgement in the form attached hereto as Exhibit 2.02(c) (an “Option Cancellation Acknowledgement”) an amount in cash determined by multiplying (i) the excess of the Merger Consideration over the applicable exercise price per share of such Option by (ii) the number of Common Shares such holder could have purchased under such Option had such holder exercised such Option in full immediately prior to the Effective Time. The Company represents and warrants to Parent and Merger Sub that the Compensation Committee of the Company Board has adopted resolutions providing that each outstanding and exercisable Option shall, at the Effective Time, be adjusted, as provided in the applicable Stock Plan, to be exercisable to acquire the Merger Consideration, without any interest, for each Common Share for which such Option could have been exercised immediately prior to the Effective Time and shall not be exercisable to acquire any Common Shares or any equity interest in the Surviving Corporation at or after the Effective Time, and that each outstanding and unexercisable Option shall, at the Effective Time, be cancelled and shall not be exercisable to acquire any Common Shares or any equity interest in the Surviving Corporation at or after the Effective Time, which resolution has not been modified or rescinded, and the Company agrees that such resolution shall not be modified or rescinded during the term of this Agreement without Parent’s prior consent.

(c) Prior to the Effective Time, the Company shall obtain Option Cancellation Acknowledgements from all holders of Options. Any such Option Cancellation Acknowledgement, once obtained, shall not be amended or modified by the Company without Parent’s prior consent.

(d) Prior to the Effective Time, the Company shall take all actions reasonably requested by Parent (including, if appropriate, amending the terms of the relevant Stock Plans or amending or waiving relevant agreements providing for vesting conditions on Common Shares or Options therefor) that are necessary to give effect to the transactions contemplated by this Section 2.02.

(e) Except as otherwise provided herein or agreed to in writing by Merger Sub and the Company or as may be necessary to administer Options remaining outstanding following the Effective Time, the Stock Plans shall terminate effective as of the Effective Time and no participant in the Stock Plans shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Parent or any subsidiary of any of the foregoing.

2.03  Payment for Common Shares and Options in the Merger.

(a) At or prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent, registrar and transfer agent (the “Agent”) for the purpose of paying aggregate Merger Consideration upon surrender of certificates representing, immediately prior to the Effective Time, Common Shares. Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, in trust with the Agent for the benefit of the holders of Common Shares, cash in an aggregate amount equal to the product of (i) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a) and (ii) the Merger Consideration (such aggregate amount being hereinafter referred to as the “Payment Fund”). For purposes of determining the aggregate amount of cash to be deposited by Parent pursuant to this Section 2.03(a), Parent shall assume that no holder of Common Shares will perfect its right to payment for its Common Shares under Article 13 of the NCBCA. The Agent shall make the payments provided for in Section 2.01 of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the

Surviving Corporation). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of certificates (the ”Certificates”) that immediately prior to the Effective Time represented Common Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

(c) Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, in the case of Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon.

(d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

(e) Any portion of the Payment Fund (including any amounts that may be payable to the former shareholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former shareholders of the Company upon the first anniversary of the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former shareholders of the Company who have not theretofore complied with this Article 2 shall, subject to Section 2.03(f), thereafter look only to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such shareholders. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation shall receive the interest earned thereon.

(f) None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash or other consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered upon the seventh anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.06(b)) any such shares, cash, dividends or distributions in respect of such

Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h) Required Withholding.  Each of the Agent, Merger Sub, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares or, Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.04  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Options outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Merger Sub and Parent prior to the execution of this Agreement (the ”Company Disclosure Schedule”), the Company represents and warrants to each of Merger Sub and Parent as of the date hereof and as of the Effective Time that:

3.01  Organization and Qualification.  Except as set forth in Section 3.01 of the Company Disclosure Schedule, the Company and each of its subsidiaries is a corporation or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or formation, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term ”Company Material Adverse Effect” means any effect, circumstance, event, fact, transaction or occurrence that (i) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any Excluded Matters or (ii) prevents, or is reasonably likely to prevent, the Company’s performance in all material respects of its obligations hereunder or its consummation of the Transactions in accordance with the terms hereof. As used in this Agreement, “Excluded Matters” means any one or more of the following: (i) any change in economic conditions or any change in the industry in which the Company or any of its subsidiaries operate which do not have a disproportionate effect on the Company and its subsidiaries taken as a whole; (ii) a change in the market price or trading volume of the Common Shares; provided, however, that the underlying circumstances giving rise to such changes in market price or trading volume may be taken into account unless otherwise excluded pursuant to this paragraph; (iii) any effect, change, event, occurrence or circumstance relating to fluctuations in the value of currencies; (iv) any effect, change, event, occurrence or circumstance relating to acts of terrorism, war, national or international calamity or any other similar event to the extent that such effect, change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its subsidiaries taken as a whole; (v) any effect, change, event, occurrence or circumstance to the extent resulting from the announcement of this Agreement; (vi) the failure of the Company to meet internal expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to other clauses of this paragraph); and (vii) any effect, change, event, occurrence or circumstance resulting from any action taken by the Company or its subsidiaries to comply with the express requirements of this Agreement. Notwithstanding anything to the contrary in this Agreement, any of the events described in Section 3.01 of the Company Disclosure Schedule shall constitute a Company Material Adverse Effect.

3.02  Charter Documents and Bylaws.  The Company has heretofore furnished to Merger Sub a complete and correct copy of the articles of incorporation and the bylaws of the Company in full force and effect as of the date hereof. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws. The Company has heretofore made available to Merger Sub a complete and correct copy of the articles of incorporation and the bylaws (or equivalent organizational documents) of each subsidiary of the Company in full force and effect as of the date hereof. No subsidiary of the Company is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

3.03  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 3,000 shares of five percent (5%) cumulative convertible preferred stock, par value $100.00 per share (the “Preferred Stock”) and (ii) 2,000,000 Common Shares. As of the date of this Agreement, (i) no shares of Preferred Stock were issued and outstanding or held by the Company in treasury, (ii) 1,270,746 Common Shares were issued and outstanding, (iii) 52,500 Common Shares were reserved for issuance pursuant to the Stock Plans, of which 52,500 Common Shares are subject to outstanding Options, and (iv) no Common Shares were held by the Company in its treasury. Except as set forth in this Section 3.03, there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character relating to (including, without limitation, any “poison pill” or rights agreement or similar agreement), the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company. Section 3.03(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, exercise price and number of Common Shares issuable upon exercise of each such Option. All outstanding Options are exercisable. All Common Shares subject to such Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, except as set forth on Section 3.03(a) of the Company Disclosure Schedule, are owned by either the Company or another of its wholly-owned subsidiaries, free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements or commitments, obligating any subsidiary of the Company to issue, transfer or sell any shares of its capital stock or other equity interests. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company.

(b) Other than as set forth on Section 3.03(b) of the Company Disclosure Schedule, there are no shareholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board.

3.04  Authority Relative to this Agreement.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and, except for the Requisite Shareholder Approval (as defined below), to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the Requisite Shareholder Approval). This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Merger Sub, Parent and all other persons party thereto) constitutes and will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity. Assuming the accuracy of the representations of Merger Sub and Parent in Section 4.04 hereof, the only action required to be taken by the shareholders of the Company in order to consummate the Merger is the approval of this Agreement and the Merger, by the affirmative vote of a majority of the outstanding Common Shares entitled to vote thereon (the “Requisite Shareholder Approval”).

3.05  Company Subsidiaries.  Section 3.05 of the Company Disclosure Schedule contains a correct and complete list of each subsidiary of the Company, the name and location of the business owned or operated by each such subsidiary and the jurisdiction in which each such subsidiary is incorporated or organized. Section 3.05 of the Company Disclosure Schedule sets forth for each subsidiary of the Company: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) the holder or holders of such shares. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of the Company.

3.06  No Violation; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate any provision of the Company’s articles of incorporation or bylaws or conflict with or violate any provision of the articles of incorporation or bylaws or equivalent organization documents of any subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which any asset of the Company or any of its subsidiaries is bound or affected, (iii) except as set forth in Section 3.06(a) of the Company Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which the Company or any subsidiary of the Company is entitled under any provision of any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, applicable to the Company or any such subsidiary or their respective properties or assets (each, a “Contract” and, collectively, “Contracts”) or (iv) result in the creation or imposition of a lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, “Liens”) on any asset of the Company or any subsidiary of the Company, except in the case of clauses (ii), (iii) and (iv) of this Section 3.06(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Other than as set forth in Section 3.06(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance of this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or quasi-governmental agency, department, bureau, office, commission or other unit of the government of the United States of America or of any of its respective States or local units of government thereof, or of a foreign sovereign or of a provincial, regional or metropolitan government thereof (“Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), the American Stock Exchange (“AmEx”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules and regulations thereunder, any required filings pursuant to applicable foreign competition laws and filing and recordation of appropriate documents for the Merger as required by the NCBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.07  SEC Reports and Financial Statements.

(a) The Company has filed all forms, reports, statements, schedules and other documents (the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, except, solely with respect to SEC Reports required to be filed prior to January 1, 2003, where the failure to make any such filing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Merger Sub copies of all such SEC Reports. The SEC Reports, as well as all forms, reports, statements, schedules and other documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the “Future SEC Reports”), (i) were and will be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and such later filed Future SEC Reports and (ii) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading, except, solely with respect to SEC Reports required to be filed prior to January 1, 2003, for any failure which would not, individually or in the aggregate, have a Company Material Adverse Effect. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports or any Future SEC Report has been, and in the case of any Future SEC Report will be, prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole).

(c) The management of the Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any such disclosure made by management to the Company’s auditors and audit committee is set forth in Section 3.07(c) of the Company Disclosure Schedule.

(d) Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations: (i) as and to the extent set forth on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006 (the “Balance Sheet Date”) (including the notes thereto) included in the SEC Reports); (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) for performance under contracts in accordance with their respective terms and conditions; and (iv) under this Agreement.

(e) None of the Company or any of its subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its subsidiaries, and, except as set forth in the SEC Reports, since January 1, 2003, there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect;

(f) The Company has heretofore furnished or made available to Merger Sub a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to the SEC Reports pursuant to either the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

3.08  Compliance with Applicable Laws.  Neither the Company nor any of its subsidiaries is in material violation of any Order (as defined in Section 6.01(b)) of any Governmental Entity or any Law of any Governmental Entity applicable to the Company or any subsidiary of the Company or any of their respective properties or assets, and the business operations of the Company and its subsidiaries have been conducted in material compliance with all Laws of each Governmental Entity.

3.09  Absence of Certain Changes or Events.  Except as set forth in Section 3.09 of the Company Disclosure Schedule or as contemplated by this Agreement, since July 1, 2006, the Company and its subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a) any effect, event, or change which has had, or could reasonably be expected to have, a Company Material Adverse Effect.

(b) any material change in any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in the rules and regulations of the SEC or in United States generally accepted accounting principles;

(c) any material revaluation by the Company or any of its subsidiaries of a material asset (including, without limitation, any material writing down of the value of inventory or material writing-off of notes or accounts receivable);

(d) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

(e) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) or other distribution in respect of the Company’s capital stock or any redemption, purchase or other acquisition of any of the Company’s securities other than the declaration and payment of a cash dividend of $0.10 per Common Share paid by the Company on January 5, 2007;

(f) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(g) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

(h) any issuance by the Company or any of its subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any Common Shares pursuant to the exercise of any Options in existence prior to the date hereof;

(i) any material incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(j) any creation or assumption by the Company or any of its subsidiaries of any material Lien on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;

(k) any making of any loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries and except for cash advances to employees for reimbursable travel and other reasonable business expenses, in each case made in the ordinary course of business consistent with past practice;

(l) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or any other event, change, circumstance or state of facts that has had or is reasonably likely to have a Company Material Adverse Effect;

(m) any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan (as defined in Section 3.13(b)) covering current or former employees, officers or directors of the Company or any of its subsidiaries, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any of its subsidiaries or any other employee earning noncontingent cash compensation in excess of $100,000 per year;

(n) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any director or officer of the Company or any of its subsidiaries or entry into any such agreement with any person for a noncontingent cash amount in excess of $100,000 per year or outside the ordinary course of business;

(o) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement as of July 1, 2006 or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

(p) any authorization of, or agreement by the Company or any of its subsidiaries to take, any of the actions described in this Section 3.09, except as expressly contemplated by this Agreement.

3.10  Change of Control.

(a) Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Transactions will not constitute a “change of control” under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other detriment under the terms, conditions or provisions of any Contract or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound that would reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.10 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature which is or may become payable to any employee of the Company or any of its subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (the “Change of Control Payments”).

3.11  Litigation.  Except as set forth in the SEC Reports or in Section 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity and to the knowledge of the Company there is no governmental or regulatory investigation pending against the Company or any of its subsidiaries that if decided adversely to the Company and its subsidiaries would be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.12  Information in Proxy Statement.

(a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Shareholder Meeting, will, when filed (or as supplemented or amended sufficiently in advance of the Shareholder Meeting), comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.12(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent specifically for use therein.

(b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval of this Agreement and the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent specifically for use therein.

3.13  Benefit Plans.

(a) Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, there exist no employment, consulting, severance or termination agreements, arrangements or understandings between the Company or any of its subsidiaries and any individual current or former employee, officer or director of the Company or any of its subsidiaries with respect to which the annual cash, noncontingent payments thereunder exceed $100,000 or where the contingent and noncontingent annual compensation is reasonably likely to exceed $150,000.

(b) Section 3.13(b) of the Company Disclosure Schedule contains a complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other benefit plans and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries or with respect to which the Company, to the knowledge of the Company, has any liability (collectively, the “Benefit Plans”). The Company has delivered or made available to Merger Sub correct and complete copies of (i) each Benefit Plan, (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

(c) Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, all Pension Plans intended to be qualified plans have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the laws commonly referred to as “GUST”), and no such determination letter has been revoked. To the knowledge of the Company, there is no reasonable basis for the revocation of any such determination letter.

(d) Except as disclosed in Section 3.13(d) of the Company Disclosure Schedule, none of the Benefit Plans is, and none of the Company or any of its subsidiaries has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA) or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). There are no unpaid contributions, premiums or other payments due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable law. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has incurred any material liability or taken any action, and the Company does not have any knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any material liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any unfunded liabilities with respect to any deferred compensation, retirement or other Benefit Plan.

(e) None of the Company nor any of its subsidiaries has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any material liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, except as disclosed in the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) there is no action, suit or claim pending, other than routine claims for benefits.

(f) Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has any obligation to provide any health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA (“COBRA”).

3.14  Taxes.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule: (i) the Company and each of its subsidiaries has timely filed or has caused to be timely filed on its behalf (after taking into account any extension of time within which to file) all federal, state, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it for which the last day for timely filing has past, and all other material Tax Returns required to be filed by it, and each such Tax Return has been prepared in compliance with all applicable laws and regulations and is true and correct in all material respects; (ii) the Company and each of its subsidiaries has paid (or the Company has paid on behalf of its subsidiaries) all material Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision in the Company’s financial statements for payment of all Taxes that have not been paid, whether or not shown as due and payable on any Tax Return, in respect of all taxable periods or portions thereof ending on or before the date hereof; and (iii) neither the Company nor any of its subsidiaries has incurred any material liability for Taxes subsequent to the Balance Sheet Date other than in the ordinary course of the Company’s or such subsidiary’s business.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule: (i) no Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of its subsidiaries; (ii) each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles; (iii) there are no Liens for Taxes upon the assets of the Company or any of its subsidiaries, except Liens relating to current Taxes not yet due and payable; (iv) all Taxes which the Company or any of its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected; (v) none of the Company or any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (vi) to the knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, there is no Contract or other arrangement, plan or agreement by or with the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, each of the Company and its subsidiaries has made available to Merger Sub and Parent true, correct and complete copies of all federal and state income Tax Returns and all other material Tax Returns, and all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of its subsidiaries that have been filed by or submitted to any of the Company or any of its subsidiaries for all taxable years not barred by the statute of limitations.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any persons or entity other than the Company and its subsidiaries, (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise or (iv) has any material liability for the Taxes of any Person (other than the Company or the subsidiaries of the Company) or in connection with the acquisition, directly or indirectly, of any Person acquired by the Company or any of its subsidiaries.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing statement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale made prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(g) None of the Company or any of its subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (897)(c)(1)(A)(ii) of the Code.

(h) As used in this Section 3.14, the terms (i) “Tax” (and, with correlative meaning, “Taxes”) means: (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (B) any liability of the Company or any of its subsidiaries for payments of a type described in clause (A) as a result of (I) any obligation of the Company or any of its subsidiaries under any tax sharing agreement or tax indemnity agreement or (II) the Company or any of its subsidiaries being a member of an affiliated group (other than one of which the Company is the parent); and (ii) “Tax Return” means any report, return or other information or document required to be supplied to or filed with a taxing authority in connection with Taxes.

3.15  Intellectual Property.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the Company and each of its subsidiaries own and possess, free and clear of any Liens, or have a valid and enforceable license to use, all material Intellectual Property (as defined below) necessary for the operation of their respective businesses as currently conducted. As used in this Agreement, the term “Intellectual Property” means: (i) registered and unregistered trademarks, service marks, slogans, trade names, corporate domain names, logos and trade dress (including the good will associated with each); (ii) patents, patent applications and invention disclosures; (iii) registered and unregistered copyrights, copyrightable works and mask works, including, but not limited to, copyrights in software and databases; (iv) computer software (including source code, object code, data, databases and related documentation); and (v) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, methods, devices, technology, trade secrets, proprietary information, know-how, specifications, flowcharts, blueprints, schematics, protocols, programmer notes, customer and supplier lists, pricing and cost information, business and marketing plans and proposals and all other intellectual property rights of any kind or nature.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a complete list of all: (i) patented and registered Intellectual Property, and pending patent applications or applications for registration of Intellectual Property, owned or filed by the Company or any of its subsidiaries; (ii) all trade names, domain names and material unregistered trademarks, service marks and copyrights owned or used by the Company or any of its subsidiaries; and (iii) all agreements pursuant to which the Company or any of its subsidiaries has obtained or granted the right to use any Intellectual Property (other than licenses of mass-marketed software acquired or licensed for a license fee of less than $100,000 per annum) (the items listed in this clause (iii) being collectively referred to herein as “License Agreements”). Except as noted in Section 3.15(b) of the Company Disclosure Schedule, the Company and its subsidiaries own and possess all right, title and interest in and to the items listed in clauses (i) and (ii) of the preceding sentence.

(c) Neither the Company nor any of its subsidiaries has materially infringed, misappropriated or otherwise conflicted with and the operation of the Company’s and its subsidiaries’ businesses as currently conducted, does not materially infringe, misappropriate or otherwise conflict with the Intellectual Property rights of others, and, except as set forth in Section 3.15(c) of the Company Disclosure Schedule, since July 1, 2004 neither the Company nor any of its subsidiaries has received any notice of infringement or misappropriation of or conflict with asserted Intellectual Property rights of others. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its subsidiaries is currently outstanding or, to the knowledge of the Company, is threatened. To the knowledge of the Company, the Intellectual Property owned by the Company or any of its subsidiaries has not been materially infringed or misappropriated by other Persons. All of the Intellectual Property owned or used by the Company or any of its subsidiaries as of the date hereof will be owned or available for use by the Company or such subsidiary on identical terms and conditions immediately subsequent to the Closing. The Company and each of its subsidiaries has taken reasonable actions to maintain and protect its Intellectual Property.

(d) Neither the Company nor any of its subsidiaries have done anything to compromise the secrecy, confidentiality, validity, enforceability, ownership or value of any of the Intellectual Property required to conduct their respective businesses. Each consultant having access to Intellectual Property of the Company or its subsidiaries, or performing work that reasonably requires assignment of inventions to the Company or its subsidiaries, has, to the knowledge of the Company, executed a confidentiality and assignment agreement restricting the disclosure of the Company’s or its subsidiaries’ Intellectual Property. Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, to the knowledge of the Company, no employees, officers, or consultants of the Company or any of its subsidiaries, past or present, is in violation of any such agreement. No prior or current employee, officer or consultant of the Company or any of its subsidiaries has asserted any ownership interest in any Intellectual Property used by the Company or its subsidiaries in the operation of their respective businesses.

3.16  Licenses and Permits.  The Company and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (“Permits”) necessary for the Company and its subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted except where failure to maintain such Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, all of the Company Permits are in full force and effect and no violation, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened that would reasonably be expected to have a Company Material Adverse Effect. None of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions that would reasonably be expected to have a Company Material Adverse Effect.

3.17  Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list (as of the date of this Agreement) of (i) each Contract which is likely to involve payment or receipt of annual consideration of more than $500,000, in the aggregate, over the remaining term of such Contract, (ii) all Contracts or indentures relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its subsidiaries, including the amount of funded indebtedness for borrowed money outstanding as of the date hereof under any such Contract or indenture, (iii) all joint venture or other similar agreements to which the Company or any of its subsidiaries is a party, (iv) all lease agreements to which the Company or any of its subsidiaries is a party with annual lease payments in excess of $100,000, (v) Contracts under which the Company or any of its subsidiaries has advanced or loaned any other Person or entity an amount in excess of $250,000, other than advances or loans among the Company and its wholly owned subsidiaries, (vi) Contracts or groups of related Contracts with the same party or group of parties requiring the payment or receipt of $100,000 or more per year which are not cancelable by the Company on 30 days’ or less notice without premium or penalty or other cost of any kind or nature, (vii) warranty agreements with respect to the Company’s or its subsidiaries’ services rendered or products sold or leased, other than pursuant to the Company’s standard warranty, a true and complete copy of which has heretofore been provided or made available to Merger Sub, (viii) agreements under which the Company has granted any person or entity registration rights (including, without limitation, demand and piggy-back registration rights), (ix) agreements under which the Company or any of its subsidiaries has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company’s or any of its subsidiary’s properties or assets, and (x) Contracts containing non-compete covenants by the Company or any of its subsidiaries (the items described in clauses (i) through (x) hereof, collectively, the “Material Contracts”). The Company has made available to Merger Sub a correct and complete copy of each Material Contract listed in Section 3.17(a) of the Company Disclosure Statement.

(b) Except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is, nor, to the Company’s knowledge, is any other party, in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract or License Agreement (as defined in Section 3.15(b)) to which it is a party and (ii) to the Company’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a material default. All Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such subsidiary, as the case may be, and to the Company’s knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to the general principles of equity.

3.18  Environmental Laws.  Except as disclosed in Section 3.18 of the Company Disclosure Schedule:

(a) The Company and its subsidiaries have at all times complied and are in compliance, in all material respects, with all Environmental Laws, which compliance includes maintenance, in all material respects, of all permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of their facilities and properties and the operation of the businesses conducted by them, except, solely with respect to the period prior to January 1, 2001, where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its subsidiaries has received any notice, report or other information regarding any actual or alleged material violation of, or liability under, Environmental Laws with respect to their past or current operations, properties or facilities (other than any such notice, report or other information received prior to January 1, 2001 which has been resolved).

(c) Except to the extent that the following could not, individually or in the aggregate, reasonably be expected to give rise to liabilities under Environmental Laws in excess of $100,000, none of the following exists at any property or facility owned or operated by the Company and its subsidiaries: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

(d) Except to the extent that the following could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) so as to give rise to any current or future liability or corrective or remedial obligation under any Environmental Laws.

(e) Neither the Company nor any of its subsidiaries have assumed, provided an indemnity with respect to, or otherwise become subject to any material liabilities of any other Person under any Environmental Law.

(f) The Company has furnished to Parent the most recent environmental audits, reports and all other documentation materially bearing on environmental, human health or safety liabilities, in each case relating to the past or current properties, facilities or operations of the Company, its subsidiaries, or predecessors, which are in their possession or under their reasonable control.

“Environmental Laws” shall mean, whenever in effect, all federal, state, local and foreign statutes, regulations, ordinances and other requirements having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, workplace health and safety, and pollution or protection of the environment.

“Hazardous Substances” shall mean all materials, substances and wastes defined by or as to which liability or standards of conduct are imposed pursuant to Environmental Laws, including petroleum and any fraction thereof, asbestos, lead and polychlorinated biphenyls.

3.19  Opinion of Financial Advisor.  Soles Brower Smith & Co. (the “Financial Advisor”) has delivered to the Company Board its opinion, a copy of which is attached hereto as Exhibit 3.19.

3.20  Brokers.  Except for the Financial Advisor, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions. Prior to the execution hereof, the Company has made available to Parent a complete and correct copy of all agreements between the Company and any broker, finder or investment banker pursuant to which any such Person would be entitled to any payment relating the Transactions.

3.21  Special Committee and Company Board Recommendations.  The Special Committee has unanimously recommended that the Company Board approve and adopt this Agreement and the Transactions, including the Merger. Based upon the recommendation of the Special Committee, the Company Board, at a meeting duly called and held, has (i) declared the advisability of this Agreement and the Transactions and approved and adopted this Agreement and the Transactions, including the Merger, in accordance with the NCBCA and the Company’s articles of incorporation and bylaws, and (ii) subject to the provisions of Section 5.02 hereof, resolved to recommend that the shareholders of the Company approve this Agreement and the Merger.

3.22  Required Shareholder Vote.  Assuming the accuracy of the representations of Merger Sub and Parent set forth in Section 4.07 hereof, the Requisite Shareholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary to approve the Merger, through the adoption of this Agreement, and the other Transactions.

3.23  Properties and Assets.  The Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of Balance Sheet Date or acquired thereafter, free and clear of any Liens, except (i) as set forth in Section 3.23 of the Company Disclosure Schedule, (ii) Liens for taxes not yet due and payable, and (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries owns any real property, except as set forth in Section 3.23 of the Company Disclosure Schedule. The real property listed in Section 3.23 of the Company Disclosure Schedule constitutes all of the real property owned, used or occupied by the Company or any of its subsidiaries as of the date hereof. The Company’s and each of its subsidiaries’ buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective businesses, except for any failure to be in such condition that could not reasonably be expected to have a Company Material Adverse Effect. All leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real property are valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Company Material Adverse Effect.

3.24  Labor Matters.  Except as set forth in Section 3.24 of the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action, (b) to the knowledge of the Company, no union claims to represent the employees of the Company or any of its subsidiaries, (c) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries, (d) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees, (e) the Company and its subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (f) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (g) there is no grievance arising out of any collective bargaining agreement or other grievance procedure, (h) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or, to the knowledge of the Company, any other agency responsible for the prevention of unlawful employment practices, (i) there is no pending notice of the intent received by the Company or any of its subsidiaries from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress and (j) there are no complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company and its present and former officers and employees.

3.25  Insurance.  Except as set forth in Section 3.25 of the Company Disclosure Schedule, the Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its subsidiaries. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in Section 3.25 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. As of the date hereof, neither the Company nor any of its subsidiaries has any disputed claim or claims aggregating $100,000 or more with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.

3.26  Government Contract and Regulatory Matters.

(a) Section 3.26(a) of the Company Disclosure Schedule sets forth a current, complete and accurate list of all Government Contracts that have not expired and have not been terminated.

(b) Section 3.26(b) of the Company Disclosure Schedule sets forth a current, complete and accurate list of expired or terminated Government Contracts that have been in performance within past five years or have otherwise been active in the past but have not been closed after receiving final payment.

(c) Sections 3.26(a) and 3.26(b) of the Company Disclosure Schedule accurately report for each Government Contract the customer, contract number, contract award date, expiration or termination date, status (active, inactive or closed), payments due for work performed, and solely with respect to those Government Contracts required to be set forth in Section 3.26(a) of the Company Disclosure Schedule, the total net payments received.

(d) Section 3.26(d) of the Company Disclosure Schedule sets forth a current, complete and accurate list of each unexpired Government Bid, together with the bid due date, anticipated award date, and the total price (or expected value in the case of flexibly-priced contracts).

(e) There are no Vendor Government Subcontracts.

(f) No Government Contract or Government Bid required to be listed in Sections 3.26(a), 3.26(b) or 3.26(d) of the Company Disclosure Schedule was awarded or premised on the basis of any qualification as a

“small business concern,” “small disadvantaged business,” protégé status, or other preferential status (including but not limited to participation in preferential status programs such as the Historically Underutilized Business Zone (“HUBZone”) program and participation under Section 8(a) of the Small Business Act) or a “minority set-aside” or other “set aside” status (collectively, a “Preferred Bidder Status”). None of the Company’s expected sales volume or orders will be lost and their customer relations will not be damaged as a result of the Surviving Corporation’s continuing the operations of the Company without qualifying as a small business and without the benefit of any Preferred Bidder Status.

(g) The Company does not have a national security clearance or have access to any classified information. No work has been performed or requested and no order has been issued under any Government Contract required to be listed in Section 3.26(a) or 3.26(b) of the Company Disclosure Schedule that requires any national security clearance or any access to any classified information either by the Company or its employees or subcontractors, and no Government Bid has been premised on the Company’s ability to obtain or maintain any such clearance or access.

(h) With respect to each Government Contract required to be listed in Section 3.26(a) of the Company Disclosure Schedule and Government Bid required to be listed in Section 3.26(d) of the Company Disclosure Schedule, the Company warrants that:

(i) the Company is, and has been in material compliance with all terms and conditions of each Government Contract (including but not limited to all provisions and requirements incorporated expressly, by reference or by operation of law therein) and no event has occurred which, with the passage of time or the giving of notice or both, would result in a condition of material default or breach of contract or a material violation of any applicable law or regulation;

(ii) to the knowledge of the Company, all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective date, and, to the knowledge of the Company, such representations and certifications have continued to be current, accurate and complete in all material respects to the extent required by the terms of a Government Contract;

(iii) to the knowledge of the Company, all invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional or progress cost payments, submitted by or on behalf of the Company were current, accurate and complete in all material respects as of their submission dates;

(iv) the Company has maintained systems of internal controls that are in compliance in all material respects with applicable requirements of the Government Contracts;

(v) no Government Contract required to be listed in Section 3.26(a) is the subject of a termination for convenience or termination for default;

(vi) at all times during the past five years, the Company has not received any written demand for cure or show cause regarding performance of a Government Contract or any written (or, to the knowledge of the Company, oral) notice of or claim for or assertion of a condition of default, a breach of contract, or a material violation of a contract requirement (including but not limited to all provisions and requirements incorporated expressly, by reference or by operation of law therein) in connection with a Government Contract or Government Bid;

(vii) at all times during the past five years, there has not been any material withholding or set-off of any payment by a Governmental Entity or prime contractor or higher-tier subcontractor nor, to the knowledge of the Company, has there been any attempt to materially withhold or set-off, any money due under any Government Contract on any basis, including but not limited to the basis that a cost incurred or invoice rendered by the Company was questioned or disallowed by a Governmental Entity or its audit representative; and

(viii) to the knowledge of the Company, neither the Company nor any of its officers, employees, or affiliates has violated any contractual restriction concerning government procurement, including but not limited to the limitations and prohibitions regarding gratuities, lobbying, employment of or discussions concerning possible employment with current or former officials or employees of a state, local or federal government.

(i) At all times during the past five years and with respect to any Government Contract or Government Bid required to be listed in Sections 3.26(a), 3.26(b) or 3.26(d) of the Company Disclosure Schedule:

(i) there have been no document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company or any of their respective partners, principals, officers, employees, affiliates, consultants, agents or representatives in connection with or related to information concerning any Government Contract or Government Bid;

(ii) to the knowledge of the Company, and with the exception of the investigation[s] identified in Section 3.26(i) of the Company Disclosure Schedule, neither the Company nor any of its respective principals, officers, employees, affiliates, or representatives has been under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Entity with respect to any materially deficient performance or violation of contractual requirements (including but not limited to any faulty performance or work product, mischarging, factual misstatement, failure to act or other omission or alleged irregularity), arising under or relating to any Government Contract or Government Bid (an “External Investigation”);

(iii) neither the Company nor any other person or entity has conducted any internal audit, review or inquiry in which outside any legal counsel, auditor, accountant or investigator was engaged with respect to any suspected, alleged or possible violation of a requirement of a Government Contract or Government Bid or a possible violation of applicable law or regulation (an “Internal Investigation”) that would reasonably be expected to result in a Company Material Adverse Effect;

(iv) the Company has not made a voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, mischarging, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led or would reasonably be expected to lead (either before or after the Closing Date), to an Internal Investigation or an External Investigation or any penalty assessment, recoupment of payment, disallowance of cost or other damage; and

(v) to the knowledge of the Company, the practices and procedures used by the Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs are in compliance with Federal Acquisition Regulations Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent such requirements are applicable, and no audit by a government agent or other customer representative has questioned such costs or identified any other failure to comply with requirements or under the Government Contracts.

(j) To the knowledge of the Company, neither the Company nor any of its officers, employees, agents, or representatives, before and during their period of employment with the Company, has been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity or in the award of any government contract, nor are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”), nor to the knowledge of the Company has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated in the past 5 years.

(k) To the knowledge of the Company, no determination has been made by a Governmental Entity that the Company is or was nonresponsible for award of a government contract within the past 5 years, nor to the knowledge of the Company do any circumstances exist that would warrant the institution of debarment, suspension or exclusion proceedings or any finding of nonresponsibility or ineligibility with respect to the Company in the future.

(l) The Company has no:

(i) outstanding disputes with or requests for equitable adjustment or claims asserted by or against a Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid that would reasonably be expected to result in a Company Material Adverse Effect;

(ii) knowledge of any facts upon which such a material request for equitable adjustment, claim or dispute under a Government Contract or Government Bid may be based in the future; or

(iii) assignment of claims with respect to the Government Contracts or Government Bids.

(m) The Company has not been (and has not been required by law to be) registered with or hold any license from the U.S. Department of State (Office of Defense Trade Controls) or the U.S. Department of Commerce relating to the export or re-export of products, technology, software, services or other information from the United States, and the Company is not required to transfer, obtain or hold any such license to authorize the continuation of its current exporting or other business activities.

“Government Bid” means any bid, offer, proposal or response to solicitation which, if accepted or awarded, would result in the establishment of a Government Contract.

“Government Contract” means any agreement, contract, subcontract, teaming arrangement, joint venture, or other transaction for the purpose of providing goods or services to a Governmental Entity that exists between the Company and (i) any Governmental Entity, (ii) any prime contractor to any Governmental Entity or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

“Vendor Government Subcontract” means any Contract between the Company and another person or entity for the purpose of obtaining goods or services to be delivered under or used in performance of a Government Contract.

3.27  Company Expenses. Section 3.27 of the Company Disclosure Schedule sets forth as of the Effective Time, the amount of Expenses (as defined in Section 8.01(a)) incurred or which may be incurred by the Company in connection with the Transactions including, but not limited to, those incurred or which may be incurred by the Financial Advisor and counsel to the Company (other than Expenses incurred in connection with any litigation with respect to, arising from or related to the Transactions).

3.28  State Takeover Statutes.  Article 9A of the NCBA is not applicable to the Company. Assuming the accuracy of representations and warranties of Parent and Merger Sub set forth in Section 4.07, no other “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

Except as set forth in the disclosure schedule delivered by Merger Sub and Parent to the Company prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), each of Merger Sub and Parent represents and warrants to the Company that:

4.01  Organization and Qualification.  Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of its jurisdiction of formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such governmental approvals would not, individually or in the aggregate, have a Purchaser Material Adverse Effect (as defined below). Each of Merger Sub and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. As used in this Agreement, the term “Purchaser Material Adverse Effect” means any effect, circumstance, event, fact, transaction or occurrence that prevents, or is reasonably likely to prevent, Parent’s and Merger Sub’s performance in all material respects of their respective obligations hereunder or their consummation of the Transactions in accordance with the terms hereof.

4.02  Charter Documents and Bylaws.  Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws of Parent in full force and effect as of the date hereof. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws. Parent has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws (or equivalent organizational documents) of each subsidiary of Parent in full force and effect as of the date hereof. No subsidiary of Parent is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

4.03  Authority Relative to this Agreement.  Each of Merger Sub and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the NCBCA). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

4.04  No Violation; Required Filings and Consents.

(a) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent’s certificate of incorporation or bylaws or conflict with or violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of any subsidiary of Parent (including Merger Sub), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which any asset of Parent or any of its subsidiaries is bound or affected, (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any subsidiary of Parent is entitled under any provision of any Contract applicable to any of them or their respective properties or assets or (iv) result in the creation or imposition of a Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) of this Section 4.04(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, AmEx, the HSR Act and the rules and regulations thereunder, any filings required pursuant to applicable foreign competition laws and filing and recordation of appropriate documents for the Merger as required by the NCBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

4.05  Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

4.06  Brokers.  Except as set forth in Section 4.06 of the Purchaser Disclosure Schedule, no broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Parent or any of its subsidiaries.

4.07  Beneficial Ownership of Common Shares.  As of the date of this Agreement, neither Merger Sub nor Parent, nor any of its respective affiliates or associates, nor any person with which it or any of its affiliates or associates has an agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of capital stock of the Company, is or has been the beneficial owner, directly or indirectly of more than 20% of the outstanding Common Shares within the meaning of Article 9 of the NCBCA.

4.08  Information Supplied.  The information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement and any Company Disclosure Document will not, at the time the Proxy Statement or such Company Disclosure Document, as the case may be, is first disseminated to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.09  Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.10  Other Agreements.  As of the date of this Agreement, except as disclosed by Parent to the Company in writing prior to the date of this Agreement, neither Parent nor Merger Sub has entered into any Contract with any officer or director of the Company in connection with the Transactions.

4.11  Financing.  Assuming (a) the accuracy of the representations and warranties of the Company contained in this Agreement and (b) that the indebtedness for borrowed money of the Company and its subsidiaries as of the Effective Time shall not exceed $2,500,000, Parent will obtain and have at the Effective Time, sufficient cash resources that will enable it to pay the aggregate Merger Consideration pursuant to this Agreement and amounts due holders of Options in accordance with the provisions of Section 2.03(b).  Parent has provided the Company a copy of the commitment letter from Golden Gate Private Equity, Inc. and the parties named therein addressed to Parent and the Company relating to the financing to be provided in connection with the Transactions (the “Commitment Letter”). The Commitment Letter is in full force and effect as of the date of this Agreement and the Commitment Letter, or a commitment for replacement financing on terms and conditions no less favorable to the Company, shall be in full force and effect as of the Effective Time.

ARTICLE 5

COVENANTS

5.01  Interim Operations.  Except as expressly contemplated by this Agreement or the Company Disclosure Schedule or as consented to in writing by Parent, which consent, solely, with respect to clauses (e)(iv), (l), (m), (u) or, with respect to the foregoing, clause (z) below, shall not be unreasonably withheld) the Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 7 hereof):

(a) the business and operations of the Company and its subsidiaries shall be conducted only in the ordinary and usual course of business and the Company and its subsidiaries shall use their commercially reasonable efforts to preserve intact their current business organizations and preserve substantially intact the goodwill of those having business relationships with it;

(b) the Company shall not (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of Common Shares upon the exercise of Options outstanding prior to the date hereof or (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries);

(c) the Company shall not (i) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, (ii) amend or otherwise change its articles of incorporation or bylaws or permit any of its subsidiaries to amend its articles of incorporation, bylaws or equivalent organizational documents or (iii) split, combine or reclassify any shares of its capital stock, and shall not permit any of its subsidiaries to split, combine or reclassify any shares of its capital stock;

(d) the Company shall not, and shall not permit any of its subsidiaries to, declare, set aside or pay any dividends on (whether in cash, stock or property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned subsidiaries to the Company with respect to capital stock);

(e) except as set forth in Section 5.01(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall (i) grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except for increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements listed in Section 5.01(e) of the Company Disclosure Schedule and periodic increases consistent with past practice for employees other than officers and directors of the Company, (ii) subject to the covenants set forth in clause (i) of this Section 5.01(e), enter into any new or materially amend any existing employment, severance or termination agreement with any current or former director, officer or employee of the Company, (iii) except as may be required to comply with applicable law and except as provided in this Agreement, become obligated under any Benefit Plan that was not in existence on the date hereof or materially amend, modify or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof, (iv) hire any employee (A) except the replacement of any current employee of the Company or any of its subsidiaries whose employment with the Company or any of its subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated employee) or (B) new employees having anticipated annual compensation (including bonuses) not exceeding $100,000 individually or $500,000 in the aggregate, or (v) except as may be required to comply with applicable law and except as provided in this Agreement, pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock, except as otherwise contemplated by this Agreement);

(f) the Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing all or substantially all the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(g) the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets other than (i) pursuant to existing contracts and commitments described in Section 5.01(g) of the Company Disclosure Schedule, (ii) immaterial properties or assets (or immaterial portions of properties or assets) and (iii) inventory in the ordinary course of business consistent with past practice;

(h) the Company shall not, and shall not permit any of its subsidiaries to, incur, assume or pre-pay any indebtedness for borrowed money or enter into any agreement to incur, assume or pre-pay any indebtedness for borrowed money, or guarantee, or agree to guarantee, any such indebtedness or obligation of another person, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than the incurrence of indebtedness under the Company’s existing revolving credit facility up to the limits of such facility as of the date hereof.

(i) the Company shall not, and shall not permit any of its subsidiaries to, make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity (other than loans between or among the Company and any of its wholly-owned subsidiaries and except for cash advances to employees for reimbursable travel and other reasonable business expenses in the ordinary course of business);

(j) the Company shall not, and shall not permit any of its subsidiaries to, assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the subsidiaries of the Company permitted under this Agreement;

(k) neither the Company nor any of its subsidiaries shall adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than any transaction specifically contemplated by this Agreement or set forth in Section 5.01(k) of the Company Disclosure Schedule);

(l) the Company shall not, and shall not permit any of its subsidiaries to, (i) enter into, amend, modify or supplement any Material Contract or License Agreement outside of the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder or as set forth in Section 5.01(l) of the Company Disclosure Schedule) or (ii) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract, License Agreement or otherwise);

(m) the Company shall not, and shall not permit any of its subsidiaries to, authorize or make any capital expenditures (other than pursuant to commitments prior to the date hereof disclosed in Section 5.01(m) of the Company Disclosure Schedule) in excess of $750,000 in the aggregate for the Company and its subsidiaries taken as a whole;

(n) the Company and its subsidiaries shall comply in all material respects with their obligations under the Material Contracts and License Agreements as such obligations become due;

(o) the Company and its subsidiaries (i) shall continue in force with its existing or other reputable insurance companies, adequate insurance covering risks of such types and in such amounts as are consistent with the Company’s past practices and (ii) shall not permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

(p) the Company shall not, and shall not permit any of its subsidiaries to, enter into, amend, modify or supplement any material agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its subsidiaries (or any affiliate of any of the foregoing) other than agreements, transactions, commitments and arrangements (i) permitted by Section 5.01(e) hereof or (ii) as otherwise expressly contemplated by this Agreement;

(q) the Company shall not, and shall not permit any of its subsidiaries to, establish or acquire (i) any subsidiary other than wholly-owned subsidiaries or (ii) subsidiaries organized outside of the United States and its territorial possessions;

(r) the Company shall not, and shall not permit any of its subsidiaries to, amend, modify or waive any term of any outstanding security of the Company or any of its subsidiaries, except as required by this Agreement;

(s) the Company shall, and shall cause its subsidiaries to, (i) maintain any real property to which the Company and any of its subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all material taxes, water and sewage rents, assessments and insurance premiums affecting such real property and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;

(t) the Company shall not, and shall not permit any of its subsidiaries to, enter into any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law or as set forth in Section 5.01(t) of the Company Disclosure Schedule;

(u) the Company shall not, and shall not permit any of its subsidiaries to, settle or compromise any pending or threatened suit, action, claim or litigation (except in the ordinary course of business and with prior written notice to Parent);

(v) the Company shall not, and shall not permit any of its subsidiaries to, change any of the accounting policies, practices or procedures (including tax accounting policies, practices and procedures) used by the Company and its subsidiaries as of the date hereof, except as may be required as a result of a change in applicable law or in United States generally accepted accounting principles;

(w) the Company shall not, and shall not permit any of its subsidiaries to, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or the write-off of notes or accounts receivable in any material manner;

(x) the Company shall not, and shall not permit any of its subsidiaries to, make or change any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Return or settle or compromise any material tax liability;

(y) the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice; and

(z) the Company shall not, and shall not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

5.02  Shareholders’ Meeting.

(a) The Company, acting through the Company Board, shall, in accordance with applicable law and its articles of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Shareholders Meeting”) as soon as practicable following the execution of this Agreement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions and to amend the Company’s articles of incorporation to make the Company’s period of duration perpetual. The Company Board shall (i) recommend to the shareholders of the Company the approval of this Agreement and the Merger, (ii) include in the Proxy

Statement such favorable recommendation of the Company Board that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger, (iii) take all reasonable lawful action to solicit such approval from the shareholders of the Company and (iv) not withdraw or modify such favorable recommendation, in each case, unless the Company Board, after consultation with independent outside legal counsel, determines in good faith that failing to take such action is necessary for the Company Board to comply with its fiduciary duties under applicable law.

(b) As soon as practicable following the execution of this Agreement and in connection with the Shareholders Meeting, the Company shall (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) shall give Merger Sub and Parent and their counsel reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and Parent and their counsel reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to the terms of Section 5.02(a), use commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the Merger and (v) use commercially reasonable efforts otherwise to comply with all material legal requirements applicable to such meeting.

5.03  Filings and Consents.  Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use all commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use all commercially reasonable efforts to assist the other party in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use all commercially reasonable efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act, if applicable; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Entity as a pre-condition to the approval of the Transactions by any such Governmental Entity. Prior to making any application to or filing with any Governmental Entity in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Section 5.03, the proper officers and directors of the Surviving Corporation shall take all such necessary action. Each of the Company and Parent shall bear one half of the cost of any required filing to be made with any Governmental Entities in connection with the Transactions.

5.04  Access to Information.  From the date of this Agreement until the earlier of Effective Time and the date this Agreement is properly terminated in accordance with Article 7, the Company will, and will cause each of its subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and each of its subsidiaries and will cause the Company Representatives and its subsidiaries to furnish Parent, Merger Sub and the Purchaser Representatives with such financial and operating data and such other information with respect to the business and operations of the Company any its subsidiaries as Parent, Merger Sub or the Purchaser Representatives may from time to time reasonably request. Parent and Merger Sub will, and will cause the Purchaser Representatives to, hold any such information in confidence in accordance with the terms of the letter agreement, dated February 6, 2007, between the Company and Parent (the “Non-Disclosure Agreement”). No investigation pursuant to this Section 5.04 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. The Company makes no representation or warranty as to the accuracy of any information provided pursuant to this Section 5.04, and neither Merger Sub nor Parent may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article 3 hereof. The information provided pursuant to this Section 5.04 will be used solely for the purpose of effecting the Transactions and will be governed by all terms and conditions of the Non-Disclosure Agreement.

5.05  Notification of Certain Matters.  Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, (c) any claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets, (d) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (e) any failure of the Company, Merger Sub or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.06  Public Announcements.  Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release substantially in the form attached hereto as Exhibit 5.06 announcing the execution of this Agreement and the Transactions and (b) file a current report with the SEC on Form 8-K attaching such press release and a copy of this Agreement as exhibits. Thereafter, each of the parties hereto agrees to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agrees to provide to each other party for review reasonably in advance of the dissemination thereof a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law or any listing agreement with a securities exchange.

5.07  Indemnification; Directors’ and Officers’ Insurance.

(a) The articles of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company’s articles of incorporation and bylaws as in effect at the date hereof (to the extent consistent with applicable law and updated to reflect current references to applicable provisions of the NCBCA), which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s articles of incorporation and bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless otherwise required by applicable law.

(b) Without limiting any additional rights that any director, officer or other employee or agent of the Company may have under any indemnification or other agreement that has been disclosed to Parent, any Benefit Plan or the Company’s articles of incorporation or bylaws, from and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the NCBCA or other applicable law, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, (i) an officer or director of the Company or any of its subsidiaries or (ii) an employee or agent of the Company or any of its subsidiaries providing services to or for such director or officer in connection with this Agreement or any of the Transactions (such officers, directors, employees and agents, individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”) (in such Person’s capacity as such and not as shareholders or Option holders of the Company) against any and all losses, claims, damages, costs, expenses (including attorneys’ fees and disbursements), fines, liabilities and judgments and amounts that are paid in settlement with the approval of the indemnifying party (collectively, “Indemnified Liabilities”) (but only to the extent such Indemnified Liabilities are not otherwise covered by insurance and paid) incurred in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation (each, a “Proceeding”) to the extent arising out of or pertaining to the fact that such Person is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries, whether asserted or claimed prior to, at or after, the Effective Time. In the event any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards set forth under the NCBCA or other applicable law shall be made jointly by an independent legal counsel selected by the Surviving Corporation and such Indemnified Party, each acting reasonably. The Surviving Corporation shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation), provided that such Indemnified Party undertakes in writing to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the NCBCA or other applicable law with respect to such Proceeding.

(c) For a period of six years after the Effective Time, the Surviving Corporation shall, and shall cause its subsidiaries to maintain in effect the current directors’ and officers’liability insurance policies maintained by any of the Company and its subsidiaries for the benefit of those Persons who are covered by such policies at the Effective Time with respect to claims arising in whole or in part from matters occurring or allegedly occurring prior to the Effective Time (provided that the Surviving Corporation and its subsidiaries may substitute therefor policies of at least the same coverage containing terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company’s current carrier); provided, however, that the Surviving Corporation and its subsidiaries shall first use its reasonable best efforts to obtain a “tail” policy on substantially the same terms and conditions for claims arising out of acts or conduct occurring on or prior to the Effective Time and effective for claims asserted during the full six-year period referred to above, and only if the Surviving Corporation and its subsidiaries are unable, after exerting their reasonable best efforts, to obtain such a “tail” policy, then the Surviving Corporation and its subsidiaries will be required to obtain such coverage from such carriers in annual policies; and, provided further, that if the existing policies expire or are terminated or canceled during such six-year period, each of the Surviving Corporation and its subsidiaries shall use its reasonable best efforts to obtain substantially similar policies with reputable carriers having a rating comparable to the Company’s current carrier. The Surviving Corporation and its subsidiaries, as the case may be, shall not be required in any event to spend for such coverage an aggregate amount in excess of 300% of the annual premium therefor as of the date of this Agreement, and if, during such six-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of 300% of the current annual premium therefor, the Surviving Corporation and its subsidiaries, as the case may be, shall use all reasonable best efforts to cause to be obtained as much directors’ and officers’ liability insurance coverage as can be obtained for an amount equal to 300% of the current annual premium therefor, on terms and conditions substantially similar to the Company’s and its subsidiaries’ existing directors’ and officers’ liability insurance.

(d) The Surviving Corporation shall honor and perform in accordance with their terms all indemnification agreements identified on Section 5.07 of the Company Disclosure Schedule and in effect as of the date of this Agreement between the Company, on the one hand, and any director or officer of the Company, on the other hand.

(e) This Section 5.07 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.07.

5.08  Further Assurances; Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

(b) Without limiting the foregoing, subject to the terms and conditions of this Agreement, the Company will use all reasonable efforts to take, and will cause each of its subsidiaries to use all reasonable efforts to take, all reasonable actions necessary (i) to comply promptly with all legal requirements which may be imposed on the Company or any of its subsidiaries with respect to the Merger, (ii) to cooperate promptly with and furnish information to Merger Sub and Parent in connection with any such requirements imposed upon Merger Sub or Parent in connection with the Merger and (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by the Company or any of its subsidiaries in connection with this Agreement, the Merger and the other Transactions.

(c) Parent shall keep the Company reasonably apprised of any Contract entered into with any officer or director of the Company in connection with the Transactions.

5.09  No Solicitation.

(a) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, the Company, its subsidiaries and their affiliates shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.09(f)) (it being understood that actions taken pursuant to the requirements of this Agreement shall not be deemed “encouragement” for purposes of the foregoing covenant and that the Company may make disclosures of non-public information to the extent it is required to make such disclosures pursuant to applicable law or Contracts in existence as of the date of this Agreement), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) regarding an Acquisition Proposal, or otherwise cooperate in any way with, or assist or participate in, or facilitate any effort or attempt by any other Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) to make or effect an Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal, or (iv) authorize or permit any Company Representative to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Company Board, prior to approval of this Agreement by the shareholders of the Company at the Shareholders Meeting, from, subject to compliance with Section 5.09(c), furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal (which did not result from a breach of this Section 5.09) if (A) the Company Board determines in good faith after consultation with independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law, (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.09(g)) and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Parent for information purposes) with terms no less favorable to the Company than those contained in the Non-Disclosure Agreement. Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in this Section 5.09(a) by any Company Representative, whether or not acting on behalf of the Company or any of its subsidiaries or any of their affiliates, shall be deemed to be a breach of this Section 5.09 by the Company.

(b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, if the Company Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person on the terms contemplated in Section 5.09(a), the Company Board may, prior to the approval of this Agreement by the shareholders of the Company at the Shareholders Meeting, subject to compliance with Section 5.09(c), terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 hereof if (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the Company Board shall have determined in good faith after consultation with independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law.

(c) The Company (i) will promptly (but in any event within two business days) notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for non-public information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Parent informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 5.09(a), the Company Board shall promptly (but in any event within one day) notify Parent orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, the Company Board shall promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent. Without limiting the foregoing, at least three business days (the “Three Day Period”) prior to taking any of the actions referred to in Section 5.09(b), the Company Board shall notify Parent of any such action it proposes to take and, during the Three-Day Period, the Company Board or the Special Committee, as applicable, shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Common Shares that Parent may make prior to or during the Three-Day Period.

(d) Nothing contained in this Agreement shall prevent the Company from (i) complying with Rules 14e-2 and 14d-9 under the Exchange Act with regard to a tender or exchange offer, (ii) making a “stop-look-and-listen” communication to its shareholders of the nature contemplated by Rule 14d-9 under the Exchange Act and (iii) making such other disclosures to the Company’s shareholders, and take such other actions, as are required by Law (provided however, with respect to each of the foregoing clauses (i), (ii) and (iii), that neither the Company, the Company Board nor the Special Committee shall, except as permitted by Section 5.09(b), propose to approve or recommend any Acquisition Proposal).

(e) The Company and each of its subsidiaries shall immediately cease and cause its affiliates and the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or its representatives.

(f) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 15% or more of the total assets of the Company or any of its subsidiaries, in a single transaction or series of transactions, other than the sale of inventory in the ordinary course of business (ii) any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company, in a single transaction or series of transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or (v) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.

(g) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal by a Person to acquire 100% of the outstanding equity securities of the Company or all or substantially all of the assets of the Company and its subsidiaries that (i) the Company Board has determined in good faith, after consultation with the Financial Advisor or any other independent financial advisor of recognized reputation, is more favorable from a financial point of view to the Company’s shareholders, in their capacity as shareholders, than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal) and (ii) is reasonably capable of being consummated without undue delay (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition law approvals or non-objections)) and for which the Person making such Acquisition Proposal has delivered satisfactory written evidence to the Company Board of readily available cash on hand or financing commitments required to consummate such Acquisition Proposal.

5.10  Third Party Standstill Agreements.  During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its affiliates or Integrity Brands, Inc. or its affiliates). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction except to the extent that the Company Board determines in good faith, after consultation with independent outside counsel that taking any such action would cause the Company Board not to comply with its fiduciary duties under applicable law.

5.11  SEC Reports.  From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall file on a timely basis all Future SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such Future SEC Reports, which Future SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such Future SEC Reports.

5.12  Delisting.  Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Common Shares from the AmEx and (ii) to terminate the registration of the Common Shares under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time.

5.13  Cooperation with Financing.  The Company shall provide, and shall cause its subsidiaries and the Company Representatives to provide, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Parent and its subsidiaries or the Surviving Corporation in connection with the Transactions (the “Financing”) including, without limitation, (a) promptly providing to Parent’s financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by Parent or Parent’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the Transactions, (b) making the Company’s senior officers and other Company Representatives reasonably available to Parent’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Parent’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing. Notwithstanding anything to the contrary contained in this Section 5.13, each of Parent and Merger Sub acknowledge and agree that obtaining financing for the Transactions shall not be a condition to Parent’s or Merger Sub’s obligations set forth in this Agreement and any action taken by the Company, its subsidiaries and the Company Representatives pursuant to this Section 5.13 shall not be deemed to be a breach of Section 5.09(a).

5.14  Shareholder Litigation.  Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any shareholder litigation against the Company, Parent or Merger Sub, as applicable, and their directors relating to the Transactions. The Company agrees that it will not settle any litigation against the Company or any of its directors by any shareholder of the Company relating to this Agreement or the Merger, without the prior written consent of Parent. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

5.15  Conveyance Taxes.  Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Company or any of its subsidiaries in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

5.16  Special Meeting.  The Company shall take no action to call a special meeting of shareholders of the Company without the prior consent of Parent unless compelled by legal process, except in accordance with this Agreement or unless and until this Agreement has been terminated in accordance with its terms.

5.17  State Takeover Laws.  The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the Transactions, including the Merger, of any state takeover law.

5.18  Employee Matters.

(a) The Surviving Corporation shall honor, in accordance with their terms, all of the Benefit Plans.

(b) The Surviving Corporation and its subsidiaries shall (i) credit all service with the Company and any of its subsidiaries (including service recognized by the Company or any of its subsidiaries for service with other Persons) for purposes of eligibility, vesting and, with respect to vacation and severance entitlement only, beneficial accrual under any employee benefit plan, policy or program applicable to employees of the Surviving Corporation or any of its subsidiaries after the Effective Time to the extent recognized by the Company under a corresponding Benefit Plan, (ii) in the plan year in which the Closing occurs, use reasonable efforts to waive any pre-existing condition or limitation or exclusion with respect to employees of the Company or any of its subsidiaries under any group health plan or other welfare benefit plan to the extent waived or satisfied under an analogous Benefit Plan as of the Closing Date, and (iii) in the plan year in which the Closing occurs use reasonable efforts to recognize the dollar amount of all expenses incurred by employees of the Company or any of its subsidiaries and their dependents for purposes of deductibles, co-payments and maximum out-of pocket limits under any group health plan to the extent recognized under an analogous Benefit Plan as of the Closing Date.

(c) Nothing in this Section 5.18 or any other provision of this Agreement shall be construed to modify, amend, or establish any benefit plan, program or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements. This Section 5.18 is not intended to, and shall not be construed to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01  Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a) Company Shareholder Approval.  The Merger, through the adoption of this Agreement, shall have been approved by the shareholders of the Company in accordance with the NCBCA, the Company’s articles of incorporation and its bylaws.

(b) No Orders and Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

(c) HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Merger shall have expired or terminated.

6.02  Conditions to Obligations of Merger Sub and Parent.  The obligations of each of Merger Sub and Parent to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent, acting under the direction of its board of directors, in writing prior to the Effective Time:

(a) Representations and Warranties.  The Identified Company Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Company Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Company Representation, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties, determined without regard to any materiality or Company Material Adverse Effect qualifier contained therein, taken together has had, or could reasonably be expected to have, a Company Material Adverse Effect. “Identified Company Representations” means the representations and warranties of the Company set forth in Section 3.03(a), Section 3.04, Section 3.10(b), Section 3.12, Section 3.19, Section 3.20, Section 3.27 and Section 3.28.

(b) Covenants and Agreements.  The Company shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time, other than the agreements and covenants set forth in Section 5.01(h).  The Company shall have, in all respects, complied with the agreements and covenants set forth in Section 5.01(h).

(c) Consents.  Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties (i) necessary for the consummation of the Transactions and (ii) as otherwise set forth in Section 6.02(c) of the Company Disclosure Schedule have been obtained, all on terms and conditions reasonably satisfactory to Parent (but in any event, in the case of any consent required in connection with any such Contract, on terms and conditions materially no less favorable than those in existence as of the date hereof).

(d) No Company Material Adverse Effect.  Since the date of this Agreement, no effect, event or change shall have occurred which has had, or could reasonably be expected to have, a Company Material Adverse Effect.

(e) Borrowings.  The Company and its subsidiaries shall not be liable (directly or as a guarantor) for indebtedness for borrowed money in excess of $2,500,000 (other than additional indebtedness the Company may incur under its existing revolving credit facility up to the limits of such facility as of the date hereof in connection with (i) increased purchasing requirements arising in connection with the supply of products that were not included in the assumptions underlying the Company’s budget provided to Parent or (ii) additional borrowings made with the prior written consent of Parent, which consent shall not be unreasonably withheld).

(f) No Litigation.  There shall not be pending by or before any Governmental Entity any suit, action or proceeding challenging or seeking (i) to restrain or prohibit the consummation of the Merger or any of the other Transactions, (ii) to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other Transactions, (iii) to cause any of the Transactions to be rescinded following consummation or (iv) to impose limitations on the ability of Parent, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the shareholders of the Company.

(g) Dissenters.  The holders of not more than 3% of the outstanding Common Shares shall have made and not withdrawn demands for payments for their Common Shares in accordance with Article 13 of the NCBCA.

(h) Officers’ Certificate.  At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a) and (b) above have been satisfied.

(i) Certified Copies.  At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s shareholders approving this Agreement and (iii) the articles of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.

6.03  Conditions to Obligation of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:

(a) Representations and Warranties.  The Identified Purchaser Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Purchaser Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Purchaser Representation, the condition set forth in this Section 6.03(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties, determined without regard to any materiality or Purchaser Material Adverse Effect qualifier contained therein, taken together has had, or could reasonably be expected to have, a Purchaser Material Adverse Effect. “Identified Purchaser Representations” means the representations and warranties of Parent and Merger Sub in the first sentence of Section 4.11.

(b) Covenants and Agreements.  Each of Merger Sub and Parent shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time.

(c) Certified Copies.  At the Closing, Merger Sub and Parent shall deliver certified copies of (i) the resolutions duly adopted by each of Merger Sub’s and Parent’s boards of directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by Merger Sub’s shareholders approving this Agreement and the Transactions and (iii) articles of incorporation and bylaws of Merger Sub and the certificate of incorporation and the bylaws of Parent as then in effect immediately prior to the Effective Time.

ARTICLE 7

TERMINATION

7.01  Termination by Mutual Consent.  This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by the mutual written consent of the Company, acting under the direction of the Company Board, and Parent and Merger Sub, acting under the direction of their respective boards of directors.

7.02  Termination by Merger Sub, Parent or the Company.  This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by either Merger Sub and Parent, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, acting under the direction of the Company Board, if:

(a) any Governmental Entity shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Common Shares pursuant to the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform its obligations under Section 5.08(b)(iii) or the proviso contained in Section 6.01(b);

(b) the Merger shall not have been consummated on or before May 31, 2007, provided, however, that if at such time all conditions of each party hereunder to effect the Merger have been satisfied or waived in writing except the condition set forth in Section 6.01(a) and if at such time the Company has not held the Shareholder Meeting as a result of the Proxy Statement not having been cleared by the SEC in time to permit such meeting to be held by such date, such date shall be extended for a period of 45 days (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Expiration Date and such failure constitutes a material breach of this Agreement;

(c) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; or

(d) the shareholders of the Company shall not have approved this Agreement by the vote required therefor under the NCBCA at the Shareholder Meeting or at any adjournment or postponement thereof or by written consent.

7.03  Termination by Merger Sub and Parent.  This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by action of the board of directors of Merger Sub and the board of directors of Parent, if:

(a) the Company shall have breached any of its covenants or other agreements set forth in this Agreement such that the closing condition set forth in Section 6.02(b) would not be satisfied or there exists a breach of any of its representations or warranties set forth in this Agreement such that the closing condition set forth in Section 6.02(a) would not be satisfied (a “Terminating Company Breach”) and such Terminating Company Breach is not cured within 15 days after notice thereof is received by the Company (provided that the Company shall not be entitled to any cure period for any breach of Section 5.09 hereof);

(b) (i) the Company Board withdraws or modifies in a manner adverse to Merger Sub and Parent its approval and favorable recommendation of this Agreement and the Merger (it being understood and agreed that any “stop-look-and-listen” communication to the Company’s shareholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall not be deemed to constitute a withdrawal or modification of such recommendation), (ii) the Company Board fails to reconfirm such approval and favorable recommendation within four business days after a written request by Merger Sub and Parent to do so, (iii) the Company Board shall have approved or recommended to the shareholders of the Company any Acquisition Proposal, (iv) the Company fails to call the Shareholders Meeting or fails to mail the Proxy Statement within five business days after being cleared by the SEC or fails to include in such statement the favorable recommendation referred to above or (v) the Company, the Company Board or the Special Committee resolves to do any of the foregoing; or

(c) as of three (3) business days prior to the Expiration Date, the Shareholder Meeting has not been held, it being understood and agreed that the Special Meeting shall not be deemed to be held unless a quorum exists at that meeting for the purpose of taking action to approve this Agreement.

7.04  Termination by the Company.  This Agreement may be terminated by the Company, acting under the direction of the Company Board, and the Merger and other Transactions may be abandoned:

(a) if, at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, Merger Sub or Parent shall have breached any of their respective covenants or other agreements set forth in this Agreement such that the closing conditions set forth in Section 6.03(b) would not be satisfied or there exists a breach of any of their respective representations or warranties set forth in this Agreement such that the closing conditions set forth in Section 6.03(a) would not be satisfied (a “Terminating Merger Sub Breach”) and such Terminating Merger Sub Breach is not cured within 15 days after notice thereof is received by Merger Sub and Parent; or

(b) at any time prior to the approval of this Agreement by the shareholders of the Company, pursuant to and in accordance with Section 5.09(b) (provided that the Company shall have complied with the provisions of Section 5.09, including, without limitation, the notice provisions therein, and shall have concurrently with such termination made all payments to Merger Sub and Parent required by Section 8.01).

7.05  Effect of Termination.  In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, shareholders, affiliates and agents, other than the provisions of Sections 7.05, 8.01 (if applicable), 8.02 and 8.07.

ARTICLE 8

MISCELLANEOUS

8.01  Payment of Fees and Expenses.

(a) Except as expressly set forth herein, each of the parties hereto shall bear their own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this

Agreement and the consummation of the Merger and the financing of the Transactions. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof.

(b) If this Agreement is terminated pursuant to Section 7.03(a), Section 7.03(c) or Section 7.02(d), the Company shall pay all of the reasonable out-of-pocket Expenses of Parent and Merger Sub incurred in connection with this Agreement as reimbursement (in an amount not to exceed $500,000). If this Agreement is terminated pursuant to Section 7.04(a) or pursuant to Section 7.02(d) if Parent or Merger Sub are in breach of Section 4.07 and the Merger becomes subject to Article 9 of the NCBCA as a result of such breach, Parent shall pay all of the reasonable out-of-pocket Expenses of the Company incurred in connection with this Agreement as reimbursement (in an amount not to exceed $500,000).

(c) If this Agreement is terminated by the Company or by Parent or Merger Sub pursuant to Section 7.02(b), Section 7.02(d) or Section 7.03(c) and prior to such termination an Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries (unless in the case of termination pursuant to Section 7.02(d), such Acquisition Proposal is publicly withdrawn at least five business days prior to the Shareholder Meeting) and the Company consummates any Acquisition Proposal within 12 months of the date of such termination or, in the event the Company enters into a transaction agreement with respect to, but does not consummate, an Acquisition Proposal within such 12 month period, if the Company consummates any Acquisition Proposal within 12 months following the date of such agreement (a “Trigger Event”), then, concurrently with such Trigger Event, the Company shall pay to Parent the Break Up Fee (as defined below) less, in the case of a termination pursuant to Section 7.02(d) or Section 7.03(c), any amounts actually paid to Parent and Merger Sub pursuant to Section 8.01(b) above.

(d) If this Agreement is terminated (i) by Parent and Merger Sub pursuant to Section 7.03(b) or (ii) by the Company pursuant to Section 7.04(b), then, in any such case (i) or (ii), concurrently with any such termination of this Agreement, the Company shall pay to Parent the Break Up Fee (as defined below). “Break Up Fee” means cash in immediately available funds in an amount equal to $900,000.

(e) All amounts payable by the Company to Parent or by Parent to the Company under this Section 8.01 shall be paid in cash and in immediately available funds to such account as the receiving party may designate in writing to the paying party.

(f) Subject to the parties’ rights granted under Section 8.11 prior to any termination of this Agreement, the parties agree that the agreements contained in this Section 8.01 are an integral part of the Transactions, constitute liquidated damages and not a penalty and provide the sole and exclusive remedy of each party hereto in connection with the circumstances giving rise to such party’s right to terminate the Agreement.

8.02  Survival.  The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1 and 2 and Sections 5.07 and Article 8 shall survive the Effective Time and those set forth in Section 7.05 shall survive termination.

8.03  Modification or Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the shareholders of the Company and before the Effective Time; provided, however, that after any such approval, there shall not be made any amendment that reduces or adversely affects the manner or timing of payment of the Merger Consideration or the payment for Options contemplated by Section 2.02 or the establishment or maintenance of the Payment Fund. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.

8.04  Entire Agreement; Assignment.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof other than the Non-Disclosure Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Parent and Merger Sub may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.05  Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

8.06  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Parent or Merger Sub:

Wasatch Boot Holdings, Inc.
Wasatch Merger Sub, Inc.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, CA 94111
Attention: Ken Diekroeger
Facsimile No.: (415) 627-4501

with a copy to:

Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA 94104
Attention: Stephen Oetgen and Jeremy Veit
Facsimile No.: (415) 439-1500

If to the Company:

Wellco Enterprises, Inc.
150 Westwood Circle
Waynesville, NC 28786
Attention: Chief Executive Officer
Facsimile No.: (828) 456-3547

with a copy to:

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street
Suite 1900
Charlotte, NC 28246
Attention: Stephen M. Lynch and Benjamin W. Baldwin
Facsimile No.: (704) 373-3955

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

8.07  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.08  Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.09  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

8.10  Certain Definitions. As used in this Agreement:

(a) the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “knowledge,” of any person which is not an individual means the actual knowledge of such person’s executive officers;

(c) the term “Person” or “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and

(d) the term “subsidiary” or “subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

8.11  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.12  Company Disclosure Schedule.  Information disclosed in any section of the Company Disclosure Schedule shall be deemed to constitute disclosure for purposes of all other applicable sections of the Company Disclosure Schedule without repetition or cross-reference, provided it is reasonably apparent from the content of the disclosure that the disclosure applies to such other section or sections.

8.13  Extension; Waiver.  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.14  Third-Party Beneficiaries.  Except for the provisions of Section 5.07 this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

8.15  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

WELLCO ENTERPRISES, INC.

By:	/s/ Lee Ferguson
Name: Lee Ferguson

Title:	President and Chief Executive Officer

WASATCH MERGER SUB, INC.

By:	/s/ Jesse Rogers
Name: Jesse Rogers

Title:	President

WASATCH BOOT HOLDINGS, INC.

By:	/s/ Jesse Rogers
Name: Jesse Rogers

Title:	President

SIGNATURE PAGE TO MERGER AGREEMENT

Appendix B

Soles Brower Smith & Co.
INVESTMENT BANKERS

WACHOVIA TOWER, SUITE 925	TELEPHONE 336-275-8080
300 NORTH GREENE STREET	FACSIMILE 336-275-8898
GREENSBORO, NORTH Carolina 27401-2167	www.solesbrower.com

February 6, 2007

Board of Directors
Special Committee of Board of Directors
Wellco Enterprises, Inc.
150 Westwood Circle
P.O. Box 188
Waynesville, NC 28786

Ladies and Gentlemen:

Soles Brower Smith & Co. (“SBS”) was engaged by and has been serving as an independent financial advisor for the Special Committee (“Special Committee”) of the Board of Directors (“Board of Directors”) of Wellco Enterprises, Inc. (the “Company”) in connection with an independent review regarding the Company, preparation of a valuation report for use by the Special Committee in the evaluation of potential offers for the purchase of the Company and assisting the Special Committee in the evaluation of such offers, including potential terms and conditions.

Wasatch Merger Sub, Inc. and Wasatch Boot Holdings, Inc. (collectively the “Acquiror”) have now proposed to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Acquiror will acquire all of the outstanding shares of common stock of the Company, par value of $1.00 per share (“Company Shares”), at a price of $14.00 per share (the “Consideration”).

You have asked us whether, in our opinion, the Consideration to be received by the “public holders” of the Company Shares (defined as the holders of Company Shares other than any shareholder of the Company which is affiliated in any way with Acquiror) pursuant to the Agreement is fair from a financial point of view to such public holders.

In arriving at the opinion set forth below, we have, among other things:

1. Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

2. Reviewed certain internal information, including financial forecasts, relating to the business, revenues, military procurements, earnings, margins, cash flow, assets, liabilities and prospects of or related to the Company prepared by management of the Company and furnished to us by the Company;

3. Conducted discussions with members of senior management of the Company concerning matters described in 1 and 2 above;

4. Conducted discussions with the Special Committee and reviewed certain minutes from the Board of Directors related to said Board’s decision that paying incentive compensation to certain members of management in connection with a potential sale of the Company is in the best interests of shareholders;

5. Reviewed the historical market prices, trading activity and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

6. Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies which we deemed to be relevant;

7. Compared the proposed financial and other terms and conditions prescribed by the Agreement with the publicly available financial terms and conditions of certain other transactions which we deemed to be relevant;

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8. Reviewed a draft dated February 5, 2007 of the Agreement and of related documents; and

9. Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market, military procurement and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information supplied or otherwise made available to us, discussed with or reviewed by or for us or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company, although we have participated in plant tours of Company facilities located in Waynesville, North Carolina. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that such information has been reasonably prepared and that it reflects the best currently available estimates and judgment of the Company’s management with respect to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us and that the Agreement will be consummated upon the terms and conditions set forth in such draft.

Our opinion is necessarily based on market, economic and other conditions as they exist today and can be currently evaluated and on the information which has been made available to us.

In connection with the preparation of this opinion, we have not been authorized by the Company, the Board of Directors or the Special Committee to solicit, nor have we solicited, indications of interest from parties other than Acquiror for the acquisition of all or any part of the Company as of the date hereof.

We are acting in an independent contractor capacity as financial advisor to the Special Committee of the Board of Directors in the manner and for the purposes set forth in paragraph one above. Under the terms of our engagement agreement, we have received advisory fees from the Company, and we are to receive a fixed fee for the giving of this opinion. In addition, the Company has agreed to indemnify us for certain potential liabilities which may arise out of this engagement. Prior to this assignment, we have not previously provided financial advisory or financing services to the Company; we have not previously had and do not have a relationship with Acquiror. Neither we, nor any of our officers, directors or employees, own or have within the last two years owned or traded in the Company Shares.

This opinion may not be published without our prior written consent except that it may be included in its entirety in any SEC filing made by the Company with respect to the Agreement. Our opinion does not address the merits of the underlying decision by the Company to engage in the transaction provided for in the Agreement, nor does it constitute a recommendation to any shareholder regarding how such shareholder should vote on the proposed Agreement or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration related to, the holders of any class of securities, creditors or other constituencies of the Company other than the public holders of the Company Shares.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the public holders of the Company Shares pursuant to the Agreement is fair from a financial point of view to the public holders of such Shares.

Sincerely,

/s/  Soles Brower Smith & Co.

SOLES BROWER SMITH & CO.

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Appendix C

PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

Article Sixth of the Articles of Incorporation is amended to read as follows:

“Article Sixth: The corporation shall have perpetual duration.”

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NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2007

April 16, 2007

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
THE SPECIAL MEETING TO BE HELD MAY 9, 2007

The undersigned hereby appoints Lee Ferguson, Fred Webb and Tammy Francis, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated on the reverse side, all shares of the $1.00 par value Common Stock of the undersigned in Wellco Enterprises, Inc. (“Wellco”) at the Special Meeting of Shareholders to be held on May 9, 2007, and at any adjournment thereof. THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” THE MERGER AND THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION DESCRIBED BELOW. THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE MERGER AND THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.

1.	PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, dated as of February 6, 2007, under which Wasatch Merger Sub, Inc. will merge with and into Wellco and under which each Wellco shareholder will become entitled to receive $14.00 in cash for each outstanding share of Wellco common stock.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

2.	PROPOSAL TO APPROVE AN AMENDMENT TO WELLCO’S ARTICLES OF INCORPORATION to provide that the period of duration of Wellco as a corporation will be perpetual.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon any procedural motion or action with respect to the conduct of the meeting that may arise, other than any motion to postpone or adjourn the special meeting to permit Wellco more time to solicit additional proxies.

Receipt of Notice of Special Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

PLEASE DATE AND SIGN EXACTLY AS PRINTED BELOW AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Dated:                    , 2007.

(When signing as attorney, executor,
administrator, trustee, guardian, etc., give
title as such. If joint account, each joint
owner should sign.)